Exhibit 4.1
EIGHTH AMENDED AND RESTATED CREDIT AGREEMENT
DATED AS OF OCTOBER 20, 2010
AMONG
DEVELOPERS DIVERSIFIED REALTY CORPORATION
AND
DDR PR VENTURES LLC, S.E.,
AS BORROWERS
J.P. MORGAN SECURITIES LLC
AND
WELLS FARGO SECURITIES, LLC,
AS JOINT LEAD ARRANGERS/JOINT BOOK RUNNERS
AND
JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT
AND
WELLS FARGO BANK, N.A., AS SYNDICATION AGENT
AND
DEUTSCHE BANK AG NEW YORK BRANCH,
THE BANK OF NOVA SCOTIA,
and
U.S. BANK NATIONAL ASSOCIATION
AS DOCUMENTATION AGENTS
AND
BANK OF AMERICA, N.A.,
and
RBS CITIZENS, N.A. DBA CHARTER ONE,
AS SENIOR MANAGING AGENTS
CITICORP NORTH AMERICA, INC.,
GOLDMAN SACHS BANK USA,
ING REAL ESTATE FINANCE (USA) LLC,
MORGAN STANLEY SENIOR FUNDING, INC.,
REGIONS BANK,
THE BANK OF NEW YORK MELLON,
ROYAL BANK OF CANADA
and
UBS SECURITIES LLC,
AS MANAGING AGENTS
AND
THE SEVERAL LENDERS
FROM
TIME TO TIME PARTIES HERETO,
AS LENDERS

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

Page
ARTICLE XIII. NOTICES	102

13.1. Giving Notice	102
13.2. Change of Address	102

ARTICLE XIV. COUNTERPARTS	102

EIGHTH AMENDED AND RESTATED CREDIT AGREEMENT
     This Eighth Amended and Restated Credit Agreement, dated as of October 20, 2010, is among Developers Diversified Realty Corporation, a corporation organized under the laws of the State of Ohio (“DDR” or “Parent Borrower”), DDR PR Ventures LLC, S.E. (“DDRPR”) (DDR, DDRPR, and any additional Qualified Borrower that issues a Qualified Borrower Note in accordance with the terms hereof are collectively referred to as the “Borrower”), JPMorgan Chase Bank, N.A., a national banking association, and the several banks, financial institutions and other entities from time to time parties to this Agreement (collectively, the “Lenders”), JPMorgan Chase Bank, N.A., not individually, but as “Administrative Agent”, and Wells Fargo Bank, N.A., not individually, but as “Syndication Agent”.
RECITALS
     A. The Borrower is primarily engaged in the business of purchasing, developing, owning, operating, leasing and managing retail, office and industrial properties.
     B. DDR is listed on the New York Stock Exchange and is qualified as a real estate investment trust under Section 856 of the Code.
     C. The Borrower, the Administrative Agent, and certain of the Lenders entered into a Seventh Amended and Restated Credit Agreement dated as of June 29, 2006, as amended (the “Prior Agreement”), pursuant to which the Lenders that are parties thereto agreed to make loans to the Borrower in the aggregate amount of up to $1,250,000,000. The Borrower has requested that the Lenders and the Administrative Agent make certain changes to the Prior Agreement, and the Administrative Agent and the Lenders have agreed to do so.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
     1.1. Defined Terms
     As used in this Agreement:
     “ABR Applicable Margin” means, as of any date, the Applicable Margin in effect on such date with respect to Floating Rate Borrowings and Floating Rate Loans.
     “Absolute Interest Period” means, with respect to a Competitive Bid Loan made at an Absolute Rate, a period of up to 180 days as requested by Borrower and confirmed by a Lender but in no event extending beyond the Facility Termination Date. If an Absolute Interest Period would end on a day which is not a Business Day, such Absolute Interest Period shall end on the next succeeding Business Day.

     “Absolute Rate” means a fixed rate of interest (rounded to the nearest 1/100 of 1%) for an Absolute Interest Period with respect to a Competitive Bid Loan offered by a Lender and accepted by the Borrower at such rate.
     “Acceptable Jurisdiction” means a place (in addition to the United States, Canada and Puerto Rico) where Unencumbered Assets can be located, which shall be subject to the approval of the Administrative Agent, based on satisfactory advice received by it from local counsel in such jurisdiction with respect to the procedure for enforcement of a U.S. judgment in such jurisdiction, and the collection of such judgment from assets located there.
     “Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.
     “Acquisition Asset” means an asset which has not been owned for at least a period of twelve (12) months.
     “Administrative Agent” or “Agent” means JPMorgan Chase Bank, N.A. in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X, it being understood that matters concerning Qualified Foreign Global Currency Loans will be administered by J.P. Morgan Europe Limited.
     “Administrative Office” means the New York Administrative Office or the London Administrative Office, as applicable.
     “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.
     “Affiliated Qualified Institution” means one or more banks, finance companies, insurance or other financial institutions which is an Affiliate of a Lender and which (A) has (or, in the case of a bank or other financial institution which is a subsidiary, such bank’s or financial institution’s parent has) a rating of its senior unsecured debt obligations of not less than Baa-1 by Moody’s or a comparable rating by a rating agency acceptable to Administrative Agent and (B) has total assets in excess of Five Hundred Million Dollars ($500,000,000).
     “Aggregate Commitment” means, as of any date, the total of all Domestic Revolving Commitments and Global Revolving Commitments, which as of the Agreement Execution Date is $950,000,000.

     “Agreement” means this Eighth Amended and Restated Credit Agreement, as it may be amended or modified and in effect from time to time.
     “Agreement Execution Date” means the date this Agreement has been fully executed and delivered by all parties hereto.
     “Alternate Base Rate” means, for any day, a rate of interest per annum equal to the greatest of (i) the Prime Rate in effect for such day, (ii) the sum of Federal Funds Effective Rate in effect for such day plus 1/2% per annum and (iii) the LIBOR Rate for a one month LIBOR Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the LIBOR Rate for any day shall be based on (A) the rate appearing on the Page LIBOR 01 of the Reuters screen (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day (or if such day is not a Business Day, the immediately preceding Business Day) and (B) the assumption that a Eurocurrency Borrowing is actually being made. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Effective Rate or the LIBOR Rate, respectively.
     “Alternative Currency” means any currency that is freely available, freely transferable and freely convertible into Dollars and in which dealings in deposits are carried on in the London interbank market, provided that such currency is reasonably acceptable to the Administrative Agent and the applicable Issuing Lender.
     “Alternative Currency LC Exposure” means at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn and unexpired amount of all outstanding Alternative Currency Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate principal amount of all LC Disbursements in respect of Alternative Currency Letters of Credit that have not yet been reimbursed at such time.
     “Alternative Currency Letter of Credit” means a Facility Letter of Credit denominated in an Alternative Currency.
     “Applicable Margin” means the applicable margin set forth in the table in Section 2.4 used in calculating the interest rate applicable to the various Types of Borrowings, which shall vary from time to time in accordance with Borrower’s long term unsecured debt ratings.
     “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Article” means an article of this Agreement unless another document is specifically referenced.
     “Assets Under Development” means, as of any date of determination, all Projects, expansion areas of existing Projects and redevelopments owned by the Consolidated Group and the Investment Affiliates which are then treated as assets under development under GAAP, plus, at Borrower’s option, assets that (A) previously had been Assets Under Development and (B)

have been placed in service for less than six months, to be valued for purposes of this Agreement, for each Asset Under Development as determined individually, for up to six months from the time such asset is no longer treated as an asset under development under GAAP, at either (i) 100% of then-current book value, as determined in accordance with GAAP, (a) for each Asset Under Development owned by members of the Consolidated Group and (b) multiplied by the applicable Consolidated Group Pro Rata Share for an Asset Under Development owned by an Investment Affiliate; or (ii) 100% of the value of such Asset Under Development determined by dividing (x) six months of income from signed leases, multiplied by two, by (y) the Capitalization Rate (I) for each Asset Under Development owned by members of the Consolidated Group and (II) multiplied by the applicable Consolidated Group Pro Rata Share for an Asset Under Development owned by an Investment Affiliate. For purposes of the foregoing, income from signed leases shall be equal to 70% of the revenues payable by the tenant. Once an election of (ii) above is chosen, the asset will continue to be valued under that method until the asset is no longer an Asset Under Development.
     “Authorized Officer” means any of the Chief Executive Officer, President and Chief Operating Officer, Executive Vice President, Senior Vice President, Chief Financial Officer or Vice President and General Counsel of the Borrower, or any other officer designated in writing by one of the foregoing, acting singly.
     “Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof if such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
     “Borrower” has the meaning set forth in the preamble paragraph of this Agreement.
     “Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, or (c) a Competitive Bid Loan.
     “Borrowing Date” means a date on which a Borrowing is made hereunder.
     “Borrowing Request” is a request by the relevant Borrower for a Borrowing in accordance with Section 2.3.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City (with respect to Loans denominated in Dollars) or London (with respect to Loans denominated in a Qualified Foreign Global Currency and with respect to all LIBOR Rate elections and with respect to Floating Rate Loans when the interest thereon is determined by reference to clause (iii) of the definition of “Alternate Base Rate” in this Section 1.1) are authorized or required by law to remain closed; provided that (a) with respect to any borrowings, disbursements and payments in respect of and calculations, interest rates and Interest Periods pertaining to Eurocurrency Loans, such day is also a day on which banks are open for general business in the principal financial center of the country of the relevant currency and (b) with respect to notices and determinations in connection with, and payments of principal and interest on, Loans denominated in Euros, such day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET) (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is open for settlement of payment in Euros.
     “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants or options to purchase any of the foregoing.
     “Capitalization Rate” means 8.00%.
     “Capitalized Lease” of a Person means any lease of Property imposing obligations on such Person, as lessee thereunder, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.
     “Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
     “Cash Equivalents” means, as of any date:
(i)	securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from such date;
(ii)	mutual funds organized under the United States Investment Company Act rated AAm or AAm-G by S&P, P-1 by Moody’s and A by Fitch;
(iii)	certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1 by S&P, not less than P-1 by Moody’s and F-1 by Fitch (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase;
(iv)	certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1+ by

S&P, and not less than P-1 by Moody’s and which has a long term unsecured debt rating of not less than A1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date three months from the date of their purchase;
(v)	bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;
(vi)	repurchase agreements issued by an entity rated not less than A-1+ by S&P, and not less than P-1 by Moody’s which are secured by U.S. Government securities of the type described in clause (i) of this definition maturing on or prior to a date one month from the date the repurchase agreement is entered into;
(vii)	short term promissory notes rated not less than A-1+ by S&P, and not less than P-1 by Moody’s maturing or to be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase; and
(viii)	commercial paper (having original maturities of not more than 365 days) rated at least A-1+ by S&P and P-1 by Moody’s and issued by a foreign or domestic issuer who, at the time of the investment, has outstanding long-term unsecured debt obligations rated at least A1 by Moody’s.
     “Change in Law” has the meaning set forth in Section 3.1.
     “Change of Control” means the occurrence of any of the following:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than forty percent (40%) of the total voting power of the then issued and outstanding voting Capital Stock of the Borrower;
     (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires, directly or indirectly, by contract or otherwise, the power to exercise control over the Capital Stock of the Borrower representing more than forty percent (40%) of the total voting power represented by the issued and outstanding Capital Stock of the Borrower; or

     (c) during any period of twelve (12) consecutive months, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower.
     “Class” means when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Domestic Revolving Loans, Global Revolving Loans, Swingline Loans or Competitive Bid Loans, and, when used in reference to any Commitment, refers to whether such Commitment is a Domestic Revolving Commitment or Global Revolving Commitment.
     “Closing Date” means the date of this Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
     “Commitment” means, for each Lender, a Domestic Revolving Commitment, a Global Revolving Commitment, or any combination thereof.
     “Competitive Bid Borrowing Request” is defined in Section 2.22(e).
     “Competitive Bid Lender” means a Lender which has a Competitive Bid Loan outstanding.
     “Competitive Bid Loan” is a Loan made pursuant to Section 2.21 hereof.
     “Competitive Bid Note” means the new or amended and restated promissory note payable to the order of each Lender in the form attached hereto as Exhibit A-2 to be used to evidence any Competitive Bid Loans which such Lender elects to make (collectively, the “Competitive Bid Notes”).
     “Competitive Bid Quote” means a response submitted by a Lender to the Administrative Agent or the Borrower, as the case may be with respect to an Invitation for Competitive Bid Quotes in the form attached as Exhibit I-3 or J-2.
     “Competitive Bid Quote Request” means a written request from Borrower to Administrative Agent in the form attached as Exhibit I-1.
     “Competitive LIBOR Margin” means, with respect to any Competitive Bid Loan for a LIBOR Interest Period, the percentage established in the applicable Competitive Bid Quote which is to be used to determine the interest rate applicable to such Competitive Bid Loan.
     “Consolidated Capitalization Value” means, as of any date, an amount equal to the sum of (i) Net Operating Income from Stabilized Projects for the most recent period of four (4) consecutive fiscal quarters for which the Borrower has reported results divided by the Capitalization Rate, plus (ii) the Consolidated Group Pro Rata Share of Net Operating Income from Stabilized Projects owned by Investment Affiliates for the most recent period of four (4)

consecutive fiscal quarters for which the Borrower has reported results divided by the Capitalization Rate, plus (iii) the amount of Consolidated Cash Flow attributable to Management Fees received by the Consolidated Group for the most recent period of four (4) consecutive fiscal quarters for which the Borrower has reported results, divided by the Capitalization Rate, provided that the amount added to Consolidated Capitalization Value pursuant to this clause (iii) shall not exceed 15% of the total Consolidated Capitalization Value through the quarter ending June 30, 2012 and 12.5% of the total Consolidated Capitalization Value thereafter, plus (iv) Acquisition Assets valued at the higher of their acquisition cost or capitalization value, such value to be calculated by dividing (x) the Net Operating Income for such Acquisition Assets for the most recent period of four (4) consecutive fiscal quarters for which the Borrower has reported results (even if the Borrower or its Subsidiary or Investment Affiliate did not own such Acquisition Asset for the entire four (4) quarter period) by (y) the Capitalization Rate, provided that once an Acquisition Asset is valued by capitalizing Net Operating Income, that Acquisition Asset can no longer be valued using its acquisition cost.
     “Consolidated Cash Flow” means, for any period, an amount equal to (a) Funds From Operations for such period plus (b) Consolidated Interest Expense for such period.
     “Consolidated Group” means the Borrower and all Subsidiaries which are consolidated with it for financial reporting purposes under GAAP.
     “Consolidated Group Pro Rata Share” means, with respect to any Investment Affiliate, the percentage of the total equity ownership interests held by the Consolidated Group in the aggregate, in such Investment Affiliate determined by calculating the greater of (i) the percentage of the issued and outstanding stock, partnership interests or membership interests in such Investment Affiliate held by the Consolidated Group in the aggregate and (ii) the percentage of the total book value of such Investment Affiliate that would be received by the Consolidated Group in the aggregate, upon liquidation of such Investment Affiliate, after repayment in full of all Indebtedness of such Investment Affiliate.
     “Consolidated Interest Expense” means, for any period without duplication, the sum of (a) the amount of interest expense, determined in accordance with GAAP, of the Consolidated Group for such period attributable to Consolidated Outstanding Indebtedness during such period, plus (b) the Consolidated Group Pro Rata Share of any interest expense, determined in accordance with GAAP, of any Investment Affiliate, for such period, whether recourse or non-recourse, less (c) with respect to each consolidated Subsidiary of the Borrower in which the Borrower does not directly or indirectly hold a 100% ownership interest, a percentage of the interest expense attributable to such consolidated Subsidiary which is included under clause (a) of this definition and which is not related to Indebtedness which is a Guarantee Obligation of the Borrower equal to the percentage ownership in such consolidated Subsidiary which is not held either (i) directly or indirectly by the Borrower, or (ii) by holders of operating partnership units in such consolidated Subsidiary which are convertible into stock of the Borrower.
     “Consolidated Market Value” means, as of any date, an amount equal to the sum of:
     (a) the Consolidated Capitalization Value as of such date, plus
     (b) the value of Unrestricted Cash and Cash Equivalents, plus

     (c) the value of Assets Under Development (provided that the amount included in Consolidated Market Value pursuant to this clause (c) shall not exceed 10% of the Consolidated Market Value), plus
     (d) 100% of the then-current value under GAAP of all First Mortgage Receivables (provided that the amount included in Consolidated Market Value pursuant to this clause (d) shall not exceed 5% of the Consolidated Market Value), plus
     (e) 100% of the then-current book value, as determined in accordance with GAAP, of Developable Land (provided that the amount included in Consolidated Market Value pursuant to this clause (e) shall not exceed 5% of the Consolidated Market Value), plus
     (f) cash from like-kind exchanges on deposit with a qualified intermediary (provided that the amount included in Consolidated Market Value pursuant to this clause (f) shall not exceed 10% of the Consolidated Market Value), plus
     (g) the value of Mezzanine Debt Investments that are not more than ninety (90) days past due determined in accordance with GAAP (provided that the amount included in Consolidated Market Value for Mezzanine Debt Investments pursuant to this clause (g) shall not exceed 5% of the Consolidated Market Value), plus
     (h) the value of Non-Stabilized Projects, as determined individually for each Non-Stabilized Project, at the then-current book value (after taking into account any impairments), as determined in accordance with GAAP, (a) for each Non-Stabilized Project owned by members of the Consolidated Group and (b) multiplied by the applicable Consolidated Group Pro Rata Share, for each Non-Stabilized Project owned by an Investment Affiliate (provided that the amount included in Consolidated Market Value pursuant to this clause (h) shall not exceed 5% of the Consolidated Market Value).
     “Consolidated Net Income” means, for any period, consolidated net income (or loss) of the Consolidated Group for such period determined on a consolidated basis in accordance with GAAP; plus that portion of any amount deducted as minority equity interest in calculating such consolidated net income which is attributable to minority interest holders holding operating partnership units in a member of the Consolidated Group which are convertible into stock in the Borrower, but provided that there shall be excluded the income (or deficit) of any other Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries.
     “Consolidated Outstanding Indebtedness” means, as of any date of determination, without duplication, the sum of (a) all Indebtedness of the Consolidated Group outstanding at such date, determined on a consolidated basis in accordance with GAAP, plus (b) the applicable Consolidated Group Pro Rata Share of any Indebtedness of each Investment Affiliate other than Indebtedness of such Investment Affiliate to a member of the Consolidated Group, less (c) with respect to each consolidated Subsidiary of the Borrower in which the Borrower does not directly or indirectly hold a 100% ownership interest, a percentage of any Indebtedness of such consolidated Subsidiary which is not a Guarantee Obligation of the Borrower equal to the percentage ownership interest in such consolidated Subsidiary which is not held directly or indirectly by the Borrower.

     “Consolidated Secured Indebtedness” means, as of any date of determination, without duplication, the sum of (a) the aggregate principal amount of that portion of the Consolidated Outstanding Indebtedness which is secured by any Lien on the Property of Borrower or its Subsidiaries, without regard to recourse, plus (b) the excess, if any, over $25,000,000, of the sum of (x) the aggregate principal amount of all Unsecured Indebtedness for borrowed money (including Guarantee Obligations for borrowed money) of the Subsidiaries of the Borrower, determined on a consolidated basis in accordance with GAAP, excluding any Indebtedness of a Subsidiary that is a Qualified Borrower or a Subsidiary Guarantor and (y) a percentage of the aggregate principal amount of all Indebtedness of each Investment Affiliate that is secured by any Lien on the Property of that Investment Affiliate equal to the greater of (i) the percentage of such Indebtedness for which any member of the Consolidated Group is liable and (ii) the Consolidated Group Pro Rata Share of such Investment Affiliate.
     “Consolidated Unsecured Indebtedness” means, as of any date of determination, the aggregate principal amount of all Unsecured Indebtedness of the Consolidated Group outstanding at such date, including without limitation all the outstanding Indebtedness under this Agreement as of such date, determined on a consolidated basis in accordance with GAAP.
     “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
     “Conversion/Continuation Notice” is defined in Section 2.10.
     “Convertible Debt Accounting Guidance” means any rule, regulation, pronouncement or other guidance under GAAP in the United States, which specifically relates to the accounting for convertible debt instruments that may be settled in cash upon conversion, and requires that the accounting treatment of such instruments be modified to (i) bifurcate the instrument into an indebtedness and an equity component, (ii) value each component of the instrument separately, and (iii) recognize interest expense on the indebtedness component at a rate similar to a liability instrument that does not have an equity component (which effectively represents a non-cash adjustment to interest expense in excess of the stated interest rate on the instrument).
     “Credit Party” means the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender.
     “Currencies” means the then lawful currency of a particular nation at such time whether or not the name of such currency is the same as it was on the date of this Agreement.
     “DDR” is defined in the recitals.
     “DDRPR” is defined in the recitals.
     “Default” means an event described in Article VII.
     “Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) or clause

(ii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or, in the case of clause (iii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of a good faith dispute as to the amount of indemnification claimed by the Administrative Agent under Section 10.8 hereof, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, acting at the request of a Lender in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.
     “Default Rate” means the interest rate which may apply during the continuance of a Default pursuant to Section 2.12.
     “Designated Lender” means any Person who has been designated by a Lender to fund Competitive Bid Loans pursuant to a Designation Agreement in the form attached hereto as Exhibit L.
     “Developable Land” means land which is appropriately zoned, has access to all necessary utilities and has access to publicly dedicated streets.
     “Dollar Equivalent” means, on any date of determination, (a) for the purposes of determining compliance with Article VI or the existence of a Default under Article VII (other than as set forth in clause (b) below) with respect to any amount denominated in a currency other than Dollars, the equivalent in Dollars of such amount, determined in good faith by the Parent Borrower in a manner consistent with the way such amount is or would be reflected on the Parent Borrower’s audited consolidated financial statements for the fiscal year in which such determination is made and (b) solely with respect to determining the outstanding amount hereunder denominated in an Alternative Currency or a Qualified Foreign Global Currency, the amount of Dollars that may be purchased with such amount of such currency at the Exchange Rate (determined as of the most recent Exchange Rate Date) with respect to such currency on such date.
     “Dollars” or “$” refers to lawful money of the United States of America.
     “Domestic Revolving Commitment” means with respect to each Lender, the commitment, if any, of such Lender to make Domestic Revolving Loans and to acquire participations in Facility Letters of Credit and Swingline Loans hereunder, as such commitment may be changed from time to time pursuant to this Agreement. The amount of each Lender’s Domestic Revolving Commitment as of the date hereof is set forth on Schedule 1 or in the

Assignment and Acceptance pursuant to which such Lender shall have assumed its Domestic Revolving Commitment, as applicable. The aggregate amount of the Domestic Revolving Commitments is $750,000,000 as of the Agreement Execution Date.
     “Domestic Revolving Exposure” means with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Domestic Revolving Loans and its LC Exposure and Swingline Exposure at such time.
     “Domestic Revolving Facility” is defined in the definition of Facility.
     “Domestic Revolving Lender” means a Lender with a Domestic Revolving Commitment or with Domestic Revolving Exposure.
     “Domestic Revolving Loan” means a Loan made pursuant to Section 2.1(i).
     “Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.
     “EMU” means Economic and Monetary Union as contemplated in the Treaty.
     “Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect, in each case to the extent the foregoing are applicable to the Borrower or any Subsidiary or any of their respective assets or Projects.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
     “Equity Value” means, with respect to a Subsidiary owned and in operation for a period of four (4) or more consecutive full fiscal quarters, by the Borrower or one of its other Subsidiaries, an amount equal to (A) the sum of net income (or loss) for the most recent four (4) consecutive fiscal quarters without giving effect to depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of real estate, and gains or losses on investments in marketable securities for such period, plus the amount of interest expense for such period on the aggregate principal amount of the Indebtedness of such Subsidiary, divided by (B) the Capitalization Rate, and then minus (C) Indebtedness of the Subsidiary as of the date of determination. For any Subsidiary not owned and in operation for four (4) fiscal quarters, until it or its Properties have been owned and operated by the Borrower or one of its other Subsidiaries for four (4) or more consecutive full fiscal quarters, “Equity Value” shall mean the Borrower’s estimated annual Net Operating Income for the Projects owned by such Subsidiary based on leases in existence at the date such Subsidiary is formed or purchased divided by the Capitalization Rate, and then minus the Indebtedness of such Subsidiary as of the date of determination.
     “Euro” means the single currency of participating member states introduced in accordance with the provisions of Article 109(1)4 of the Treaty and, in respect of all payments to be made under this Agreement in Euros, means immediately available, freely transferable funds.

     “Eurocurrency” means when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBOR Rate.
     “Exchange Rate” means, on any day, for purposes of determining the Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into Dollars at the time of determination on such day on the Bloomberg Page for such currency. In the event that such rate does not appear on any Bloomberg Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
     “Exchange Rate Date” means, if on such date any outstanding Revolving Exposure is (or any Revolving Exposure that has been requested at such time would be) denominated in a currency other than Dollars, each of:
     (a) the last Business Day of each calendar month,
     (b) if a Default has occurred and is continuing, the date a Sharing Event occurs and any other Business Day designated as an Exchange Rate Date by the Administrative Agent in its sole discretion, and
     (c) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the effective date of (i) a Borrowing Request or a Conversion/Continuation Notice with respect to any Borrowing or (ii) each request for the issuance, amendment, renewal or extension of any Facility Letter of Credit denominated in a currency other than Dollars.
     “Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by any jurisdiction with taxing authority over the Lender.
     “Facility” means each of (a) the Domestic Revolving Commitments and the extensions of credit made thereunder (the “Domestic Revolving Facility”) and (b) the Global Revolving Commitments and the Global Revolving Loans made hereunder (the “Global Revolving Facility” and, together with the Domestic Revolving Facility, the “Revolving Facility” or “Facility”).
     “Facility Fee” is defined in Section 2.6.
     “Facility Fee Rate” is, as of any date, the percentage established in accordance with the terms of Section 2.4.

     “Facility Letter of Credit” means a Letter of Credit issued under the Domestic Revolving Facility.
     “Facility Letter of Credit Fee” is defined in Section 2A.8.
     “Facility Termination Date” means February 28, 2014.
     “Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11 a.m. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.
     “Financeable Ground Lease” means a ground lease that would constitute a financeable ground lease to a prudent institutional lender in the business of making commercial real estate loans and, accordingly, provide protections for a potential leasehold mortgagee (“Mortgagee”) including (i) a remaining term, including any optional extension terms exercisable unilaterally by the tenant, of no less than 25 years from the Agreement Execution Date, (ii) that the ground lease will not be terminated until the Mortgagee has received notice of a default, has had a reasonable opportunity to cure or complete foreclosure, and has failed to do so, (iii) provision for a new lease on the same terms to the Mortgagee as tenant if the ground lease is terminated for any reason, (iv) non-merger of the fee and leasehold estates, (v) transferability of the tenant’s interest under the ground lease without any requirement for consent of the ground lessor unless based on reasonable objective criteria as to the creditworthiness or line of business of the transferee or delivery of customary assignment and assumption agreements from the transferor and transferee, and (vi) that insurance proceeds and condemnation awards (from the fee interest as well as the leasehold interest) will be applied pursuant to the terms of the applicable leasehold mortgage. The Financeable Ground Leases as of the Agreement Execution Date are listed on Schedule FGL.
     “Financial Contract” of a Person means (i) any exchange — traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (ii) any Rate Management Transaction.
     “Financial Undertaking” of a Person means (i) any transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person, or (ii) any agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options.
     “First Mortgage Receivable” means any Indebtedness owing to a member of the Consolidated Group which is secured by a first-priority mortgage or deed of trust on commercial real estate having a value in excess of the amount of such Indebtedness and which has been designated by the Borrower as a “First Mortgage Receivable” in its most recent compliance certificate; provided, however, that (i) any such Indebtedness owed by an Investment Affiliate shall be reduced by the Consolidated Group Pro Rata Share of such Indebtedness, and (ii) any such Indebtedness owed by a member of the Consolidated Group shall be reduced by the Consolidated Group’s pro rata share of such Indebtedness.
     “Fitch” means Fitch Investor Services, Inc. and its successors.
     “Fixed Charges” shall mean, for any period, the sum of (i) Consolidated Interest Expense, (ii) all scheduled principal payments due on account of Consolidated Outstanding Indebtedness (excluding balloon payments), (iii) all dividends payable on account of preferred stock or preferred operating partnership units of the Borrower or any other Person in the Consolidated Group and (iv) all ground lease payments to the extent not deducted as an expense in calculating Consolidated Cash Flow.
     “Fixed Rate” means the Absolute Rate or the LIBOR Rate.
     “Fixed Rate Borrowing” means a Borrowing which bears interest at a Fixed Rate.
     “Fixed Rate Loan” means a Loan which bears interest at a Fixed Rate.
     “Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) ABR Applicable Margin for such day, in each case changing when and as the Alternate Base Rate changes.
     “Floating Rate Borrowing” means a Borrowing which bears interest at the Floating Rate.
     “Floating Rate Loan” means a Loan which bears interest at the Floating Rate.
     “Foreign Subsidiary” means any Subsidiary (a) that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia or (b) that is a Foreign Subsidiary Holdco.
     “Foreign Subsidiary Holdco” means any Domestic Subsidiary that has no material assets other than the Capital Stock of one or more Foreign Subsidiaries, and other assets relating to an ownership interest in any such Capital Stock.
     “Funded Percentage” means, with respect to any Lender at any time, a percentage equal to a fraction the numerator of which is the amount actually disbursed and outstanding to Borrower by such Lender at such time (including Swingline Loans and Competitive Bid Loans), and the denominator of which is the total amount disbursed and outstanding to Borrower by all of the Lenders at such time (including Swingline Loans and Competitive Bid Loans).
     “Funds From Operations” means, for any period, the sum of (i) Consolidated Net Income for such period, excluding (A) gains (losses) on sales of property, (B) extraordinary or non-recurring expenses, income, losses or gains (including, for the avoidance of doubt, gains or losses on debt retirements), and (C) non-cash income and non-cash charges (including, without limitation, depreciation and amortization, and equity gains (losses) from each Investment Affiliate included therein, but excluding any amortization of deferred finance costs), plus (ii) the applicable Consolidated Group Pro Rata Share of funds from operations of each Investment

Affiliate that is due to the Consolidated Group for such period, all determined on a consistent basis. With regard to the foregoing sentence, for each consolidated Subsidiary of the Borrower in which the Borrower does not directly or indirectly hold a 100% ownership interest, each of clauses (A), (B) and (C) shall exclude the prorata share of such item attributable to minority interest holders which do not hold operating partnership units convertible to stock in the Borrower.
     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 6.1, subject to Section 1.6.
     “Global Revolving Facility” is defined in the definition of Facility.
     “Global Revolving Commitment” means with respect to each Lender, the commitment, if any, of such Lender to make Global Revolving Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Global Revolving Exposure hereunder, as such commitment may be changed from time to time pursuant to this Agreement. The amount of each Lender’s Global Revolving Commitment as of the date hereof is set forth on Schedule 1, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Global Revolving Commitment, as applicable. The aggregate amount of the Global Revolving Commitments is $200,000,000 as of the date hereof.
     “Global Revolving Exposure” means with respect to any Lender at any time, the sum of (a) the aggregate outstanding principal amount of such Lender’s Global Revolving Loans at such time that are denominated in Dollars plus (b) the Dollar Equivalent of the aggregate outstanding principal amount of such Lender’s Global Revolving Loans at such time that are denominated in Qualified Foreign Global Currencies.
     “Global Revolving Lender” means a Lender with a Global Revolving Commitment or with Global Revolving Exposure.
     “Global Revolving Loan” means a Loan made pursuant to Section 2.1(ii).
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any Letter of Credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
     “Indebtedness” of any Person at any date means without duplication, (a) all indebtedness of such Person for borrowed money including without limitation any repurchase obligation or liability of such Person with respect to securities, accounts or notes receivable sold by such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for the purposes of GAAP, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (d) all Capitalized Lease Obligations, (e) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (f) all Guarantee Obligations of such Person (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantee Obligations of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group), (g) all reimbursement obligations of such Person for letters of credit and other contingent liabilities, (h) any Net Mark-to-Market Exposure and (i) all liabilities secured by any lien (other than liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.
     “Interest Period” means an Absolute Interest Period or a LIBOR Interest Period.
     “Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person. For the avoidance of doubt, an Investment shall not include any security of any Person that is convertible into, exchangeable for or exercisable into or an option to purchase equity securities of Borrower.
     “Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, has an ownership interest, whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.
     “Invitation for Competitive Bid Quotes” means a written notice to the Lenders from the Administrative Agent in the form attached as Exhibit I-2 for Competitive Bid Loans made pursuant to Section 2.22, and a written notice to the Lenders from the Borrower in the form of Exhibit J-1 for Competitive Bid Loans made pursuant to Section 2.23.

     “Issuance Date” is defined in Section 2A.4.
     “Issuance Notice” is defined in Section 2A.4.
     “Issuing Lender” means, with respect to each Facility Letter of Credit, the Lender which issues such Facility Letter of Credit.
     “Joint Lead Arrangers” means JPMorgan Securities, Inc. and Wells Fargo Securities, LLC.
     “JPMorgan Chase Bank” means JPMorgan Chase Bank, N.A., in its individual capacity and its successors.
     “Judgment Currency” is defined in Section 9.16(a).
     “Judgment Currency Conversion Date” is defined in Section 9.16(a).
     “LC Disbursement” means a payment made by the applicable Issuing Lender pursuant to a Facility Letter of Credit.
     “LC Exposure” means at any time, the Dollar Equivalent of the sum of (a) the aggregate undrawn amount of all outstanding Facility Letters of Credit, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the relevant Borrower at such time. The LC Exposure of any Domestic Revolving Lender at any time shall be its Percentage of the total LC Exposure at such time.
     “Lenders” means the lending institutions listed on the signature pages of this Agreement, their respective successors and assigns, any other lending institutions that subsequently become parties to this Agreement and the Designated Lenders, if any, provided that the term “Lender” shall exclude each such Designated Lender when used in the reference to the Commitments or terms relating to the Commitments.
     “Lending Installation” means, with respect to a Lender, any office, branch, subsidiary or affiliate of such Lender.
     “Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.
     “Letter of Credit Collateral Account” is defined in Section 2A.9.
     “Letter of Credit Request” is defined in Section 2A.4.
     “LIBOR Applicable Margin” means, as of any date with respect to any LIBOR Interest Period, the Applicable Margin in effect for such LIBOR Interest Period as determined in accordance with Section 2.4 hereof.
     “LIBOR Base Rate” means, with respect to any Eurocurrency Borrowing, for any Interest Period, the rate appearing on Page LIBOR 01 of the Reuters screen (or any successor to or substitute for such screen, providing rate quotations comparable to those currently provided on such page of such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars or the relevant Qualified Global Currency, as the case may be, in the relevant interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in such currency with a maturity comparable to such Interest Period. If such rate is not available at such time for any reason, and in all cases with regard to sterling-denominated Loans, the “LIBOR Base Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in the lowest multiple of 1,000,000 units of the relevant currency, the Dollar Equivalent of which is at least $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
     “LIBOR Interest Period” means a period of one, two, three or six months (or such shorter period as may be approved by the Lenders) commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such LIBOR Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter (or such shorter period as may be approved by all of the Lenders), provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such LIBOR Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If a LIBOR Interest Period would otherwise end on a day which is not a Business Day, such LIBOR Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such LIBOR Interest Period shall end on the immediately preceding Business Day.
     “LIBOR Rate” means, with respect to a Eurocurrency Borrowing for the relevant LIBOR Interest Period, the sum of (i) the quotient of (a) the LIBOR Base Rate applicable to such LIBOR Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such LIBOR Interest Period, plus (ii) in the case of ratable Eurocurrency Borrowings, the LIBOR Applicable Margin in effect from time to time during such LIBOR Interest Period, or in the case of Eurocurrency Borrowings made as Competitive Bid Loans, the Competitive LIBOR Margin established in the Competitive Bid Quote applicable to such Competitive Bid Loan. The LIBOR Rate shall be rounded to the next higher 1/100 of 1% if the rate is not a multiple of 1/100 of 1%.
     “Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
     “Loan” means, with respect to a Lender, such Lender’s portion of any Borrowing.
     “Loan Documents” means this Agreement, the Notes (including the Qualified Borrower Notes), the Qualified Borrower Guaranty and any other document from time to time evidencing or securing indebtedness incurred by the Borrower under this Agreement, as any of the foregoing may be amended or modified from time to time.

     “Loan Party” means Parent Borrower, any Qualified Borrower, or any Subsidiary providing a guaranty of the Obligations.
     “London Administrative Office” means the Administrative Agent’s office located at 125 London Wall, London EC2Y 5AJ, Attention of Agency Department, or such other office in London as may be designated by the Administrative Agent by written notice to the Borrower and the Lenders.
     “Management Fees” means, collectively, all fees and income earned by the Borrower and any of its Wholly-Owned Subsidiaries for the applicable period in connection with the management, development, and operations of a Property including, without limitation, all property management fees, asset management fees, leasing and sales commissions, development fees, construction management fees, tenant coordination fees, legal fees, accounting fees, tax preparation fees, consulting fees, and financing or debt placement fees.
     “Material Adverse Effect” means a material adverse effect on (i) the business, Property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents.
     “Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
     “Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the Note or other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
     “Mezzanine Debt Investments” mean any mezzanine or subordinated mortgage loans made by a member of the Consolidated Group to entities that own commercial real estate or to the members, partners, stockholders, etc. of such entities, which real estate has a value in excess of the aggregate amount of such mezzanine debt and any senior debt encumbering such real estate and which has been designated by the Borrower as a “Mezzanine Debt Investment” in its most recent compliance certificate; provided, however, that (i) any such Indebtedness owed by an Investment Affiliate shall be reduced by the Consolidated Group Pro Rata Share of such Indebtedness, and (ii) any such Indebtedness owed by a member of the Consolidated Group shall be reduced by the Consolidated Group’s pro rata share of such Indebtedness.
     “Moody’s” means Moody’s Investors Service, Inc. and its successors.
     “Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.
     “Multi-Property Entity” is a Subsidiary that owns more than one Project, either directly or indirectly through the ownership of Capital Stock in another Subsidiary of Borrower, and owns an interest in any Capital Stock in a Subsidiary of Borrower that owns fee simple title in, or ground leases an asset that is not an Unencumbered Asset.
     “Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions or any other Financial Contract. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming the Rate Management Transaction or other Financial Contract were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming such Rate Management Transaction or other Financial Contract were to be terminated as of that date).
     “Net Operating Income” means, with respect to any Project for any period, “property rental and other income” (as determined by GAAP) attributable to such Project accruing for such period minus the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such Project for such period, including, without limitation, Property Management Fees and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding interest expense or other debt service charges and any non-cash charges such as depreciation or amortization of financing costs plus acquisition costs for consummated acquisitions. As used herein “Property Management Fees”, means, with respect to each Project for any period, an assumed amount equal to three percent (3%) of the aggregate base rent and percentage rent due and payable under leases with tenants at such Project.
     “New York Administrative Office” means the Administrative Agent’s office designated on its signature page to this Agreement or such other office in New York City as may be designated by the Administrative Agent by written notice to the Borrower and the Lenders.
     “Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, bankruptcy, insolvency, receivership or other similar events and other similar exceptions to recourse liability until a claim is made with respect thereto, and then in the event of any such claim, only a portion of such Indebtedness in an amount equal to the amount of such claim shall no longer constitute “Nonrecourse Indebtedness” for the period that such portion is subject to such claim) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.
     “Non-Stabilized Project” means, as of any date of determination, all Projects owned by the Consolidated Group and the Investment Affiliates that have a negative Net Operating Income for the most recently ended period of twelve (12) months, but excluding Acquisition Assets and Assets under Development. A Project may continue to be treated as a Non-Stabilized Project for up to twenty-four (24) months from the Closing Date or such later date on which such Project becomes a Non-Stabilized Project; thereafter such Project will be valued at zero until such Project generates positive Net Operating Income. Notwithstanding anything herein to the contrary, DDR’s corporate headquarters complex currently located in Beachwood, Ohio shall constitute a Non-Stabilized Project at all times.

     “Non-U.S. Lender” is defined in Section 3.5(iv).
     “Note” means a new (in the case of Lenders not parties to the Prior Agreement) or an amended and restated (in the case of Lenders parties to the Prior Agreement) promissory note, in substantially the form of Exhibit A-1 hereto, duly executed by the Borrower and payable to the order of a Lender and in the case of a Qualified Borrower, a Qualified Borrower Note, including in each case any amendment, modification, renewal or replacement of such promissory note.
     “Notice of Assignment” is defined in Section 12.3.2.
     “Obligation Currency” is defined in Section 9.16(a).
     “Obligations” means the Borrowings, the LC Exposures and all accrued and unpaid interest, fees and all other obligations of Borrower to the Administrative Agent or the Lenders, or any of them, arising under this Agreement or any of the other Loan Documents.
     “Other Taxes” is defined in Section 3.5(ii).
     “Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.
     “Participants” is defined in Section 12.2.1.
     “Passive Non-Real Estate Investments” means stock or other equity interests in or debt of entities not primarily involved in commercial real estate development or ownership.
     “Payment Date” means, with respect to the payment of interest accrued on any Borrowing, the first day of each calendar month.
     “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
     “Percentage” with respect to any Domestic Revolving Lender, the percentage of the total Domestic Revolving Commitments represented by such Lender’s Domestic Revolving Commitment; provided that in the case of Section 2.27 when a Defaulting Lender shall exist, “Percentage” shall mean the percentage of the total Domestic Revolving Commitments (disregarding any Defaulting Lender’s Domestic Revolving Commitments) represented by such Lender’s Domestic Revolving Commitment. If the Domestic Revolving Commitments have terminated or expired, the Percentages shall be determined based upon the Domestic Revolving Commitments most recently in effect, giving effect to any assignments and any Lender’s status as a Defaulting Lender.
     “Permitted Acquisitions” are defined in Section 6.14.
     “Permitted Liens” are defined in Section 6.15.
     “Person” means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

     “Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.
     “Prime Rate” means a rate per annum equal to the prime rate of interest publicly announced from time to time by JPMorgan Chase Bank or its parent as its prime rate (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.
     “Prior Agreement” is defined in Recital C.
     “Project” means any real estate asset owned by Borrower or any of its Subsidiaries or any Investment Affiliate, and operated or intended to be operated as a retail, office or industrial property.
     “Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
     “Purchasers” is defined in Section 12.3.1.
     “Qualified Borrower” means DDRPR and any other Wholly-Owned Subsidiary of Borrower which has complied with the requirements set forth in Section 2.1 for being a Borrower hereunder, the Indebtedness of which, in all cases, shall be guaranteed by DDR and each Subsidiary Guarantor.
     “Qualified Borrower Competitive Bid Note” means a promissory note, in substantially the same form of Exhibit O hereto, duly executed by the Qualified Borrower and payable to the order of the Administrative Agent on behalf of the Lenders to be used to evidence any Competitive Bid Loans which a Lender elects to make to a Qualified Borrower, including any amendment, modification renewal or replacement of such promissory note.
     “Qualified Borrower Guaranty” means a full and unconditional guaranty of payment in the form of Exhibit M attached hereto, enforceable against DDR for the payment of a Qualified Borrower’s debt or obligation to the Lenders pursuant to this Agreement.
     “Qualified Borrower Note” means a promissory note, in substantially the same form of Exhibit N hereto, duly executed by the Qualified Borrower and payable to the order of the Administrative Agent on behalf of a Lender, including any amendment, modification renewal or replacement of such promissory note.
     “Qualified Foreign Global Currency” means any Qualified Global Currency other than Dollars.
     “Qualified Global Currency” means (a) Dollars (borrowed in New York City), and Sterling, Euros, Canadian dollars and Yen (borrowed in London), and (b) any other eurocurrency designated by the Borrower with the consent of the Administrative Agent and each Global Revolving Lender.

     “Qualified Global Currency Borrowing” means any Borrowing comprised of Qualified Global Currency Loans.
     “Qualified Global Currency Loan” means any Loan denominated in a Qualified Global Currency.
     “Qualified Jointly-Owned Subsidiary” means a Subsidiary which (i) is not a Wholly-Owned Subsidiary, and (ii) is governed by organizational documents which expressly authorize the Borrower or the Wholly-Owned Subsidiary which is its general partner or managing member to cause such Subsidiary to guaranty, or pledge such Subsidiary’s assets to secure, indebtedness of the Borrower.
     “Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
     “Recourse Indebtedness” means any Indebtedness of Borrower or any of its Subsidiaries with respect to which the liability of the obligor is not limited to the obligor’s interest in specified assets securing such Indebtedness, subject to customary limited exceptions for certain acts or types of liability.
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
     “Reimbursement Obligations” means at any time, the aggregate of the Obligations of the Borrower to the Lenders, the Issuing Lender and the Administrative Agent in respect of all unreimbursed payments or disbursements made by the Lenders, the Issuing Lender and the Administrative Agent under or in respect of the Facility Letters of Credit.
     “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA

shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.
     “Required Facility Lenders” means with respect to any Facility, the holders of more than 50% of the Revolving Commitments for the applicable Facility (or, in the case of the termination of the Revolving Commitments, the holders of more than 50% of the aggregate unpaid principal amount of Revolving Exposure outstanding under such Facility, provided that (a) for purposes of determining Required Facility Lenders for the Domestic Revolving Facility after the termination of the Commitments, the outstanding Competitive Bid Loans of the Lenders shall be included in their Revolving Exposures and (b) the Revolving Exposures and Revolving Commitments of Defaulting Lenders shall be excluded for purposes of such determination, as provided in Section 2.27(b).
     “Required Lenders” means at any time, Lenders having Revolving Exposures, and unused Commitments representing more than 50% of the sum of the total Revolving Exposures, and unused Commitments at such time, provided that (a) for purposes of declaring the Loans to be due and payable pursuant to Article VIII, and for all purposes after the Loans become due and payable pursuant to Article VIII or the Commitments expire or terminate, the outstanding Competitive Bid Loans of the Lenders shall be included in their respective Revolving Exposures in determining the Required Lenders and (b) the Revolving Exposures and Commitments of Defaulting Lenders shall be excluded for purposes of such determination, as provided in Section 2.27(b).
     “Reserve Requirement” means, with respect to a Eurocurrency Loan and LIBOR Interest Period, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Federal Reserve Board or other governmental authority or agency having jurisdiction with respect thereto for determining the maximum reserves (including, without limitation, basic, supplemental, marginal and emergency reserves) for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D) maintained by a member bank of the Federal Reserve System.
     “Restricted Cash Collateral” is defined in Section 6.18(i).
     “Revolving Commitments” means the aggregate of the Domestic Revolving Commitments and the Global Revolving Commitments.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock in the Borrower or any option, warrant or other right to acquire any such Capital Stock in the Borrower, or any transaction that has a substantially similar effect.
     “Revolving Exposure” means with respect to any Lender at any time, the sum of such Lender’s Domestic Revolving Exposure and Global Revolving Exposure.
     “Revolving Facility” is defined in the definition of Facility.

     “Revolving Lenders” means Domestic Revolving Lenders and Global Revolving Lenders.
     “Revolving Loans” means Domestic Revolving Loans and Global Revolving Loans.
     “Section” means a numbered section of this Agreement, unless another document is specifically referenced.
     “Sharing Event” means (i) the occurrence of a Default under Section 7.7 or 7.8, (ii) the termination of the Commitments pursuant to Section 8.1, or (iii) the acceleration of the maturity date of the Loans by the Administrative Agent upon the occurrence of a Default.
     “Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.
     “S&P” means Standard & Poor’s Ratings Group and its successors.
     “Stabilized Project” means a Project which is not (i) an Acquisition Asset, (ii) an Asset Under Development or (iii) a Non-Stabilized Project.
     “Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.
     “Subsidiary Guarantor” means a Subsidiary which has delivered a Subsidiary Guaranty.
     “Subsidiary Guaranty” means a guarantee of all Obligations delivered by a Subsidiary if necessary pursuant to the definition of Unencumbered Assets or Consolidated Secured Indebtedness.
     “Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the assets of the Consolidated Group as would be shown in the consolidated financial statements of the Consolidated Group as at the beginning of the twelve-month period ending with the month immediately preceding the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Consolidated Group as reflected in the financial statements referred to in clause (i) above.
     “Swingline Borrowings” means, as of any date, collectively, all Swingline Loans then outstanding under this Facility.
     “Swingline Exposure” means the outstanding principal balance of all Swingline Borrowings.
     “Swingline Lender” shall mean Administrative Agent, in its capacity as a Lender.

     “Swingline Loans” means loans of up to $50,000,000 made by the Swingline Lender in accordance with Section 2.20 hereof.
     “Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.
     “Total Domestic Exposure” means at any time, the sum of the aggregate Domestic Revolving Exposures for each of the Domestic Revolving Lenders.
     “Total Global Exposure” means at any time, the sum of the aggregate Global Revolving Exposures for each of the Global Revolving Lenders.
     “Transferee” is defined in Section 12.4.
     “Treaty” means the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957 as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on February 7, 1992 and came into force on November 1, 1993) and as may from time to time be further amended, supplemented or otherwise modified.
     “Type” when used in reference to any Loan or Borrowing, refers to the rate by reference to which interest on such Loan, or on the Loans comprising such Borrowing, is determined and the currency in which such Loan, or the Loans comprising such Borrowing, are denominated. For purposes hereof, “rate” shall include the LIBOR Rate and the Alternate Base Rate, and “currency” shall include Dollars and any Qualified Global Currency permitted hereunder.
     “Unencumbered Asset” means, subject to clauses (a), (b) and (c) below, any Project and any Asset Under Development located in the United States, Canada, Puerto Rico or an Acceptable Jurisdiction 100% of which is owned in fee simple, in a condominium structure or ground leased by the Borrower, a Wholly-Owned Subsidiary, or a Qualified Jointly-Owned Subsidiary which is a member of the Consolidated Group (provided that a Project which is ground leased shall be included as an Unencumbered Asset only if such ground lease is a Financeable Ground Lease) which, as of any date of determination, is not subject to any Liens, claims, or restrictions on transferability or assignability of any kind (including any such Lien, claim or restriction imposed by the organizational documents of any Subsidiary) other than (i) Permitted Liens set forth in Sections 6.15(i) through 6.15(iv)) and (ii) restrictions on transferability in the case of a Qualified Jointly-Owned Subsidiary.
     (a) No Project or Asset Under Development will be an Unencumbered Asset if Borrower, the owner of such Project or Asset Under Development (an “Unencumbered Asset Ownership Entity”) or any Subsidiary that is in the direct chain of ownership between any Borrower and the Unencumbered Asset Ownership Entity (a “Relevant Subsidiary”) is subject to any agreement (including (i) any agreement governing Indebtedness and (ii) if applicable, the organizational documents of Borrower, any Relevant Subsidiary or Unencumbered Asset Ownership Entity) that prohibits or limits the ability of the Borrower, the Unencumbered Asset Ownership Entity or any Relevant Subsidiary to create, incur, assume or suffer to exist any Lien upon that Project or Asset Under Development or upon the Capital Stock of the Unencumbered Asset Ownership

Entity, or any Relevant Subsidiary, including, without limitation, any negative pledge or similar covenant or restriction.
     (b) No Project or Asset Under Development will be an Unencumbered Asset if the Unencumbered Asset Ownership Entity or any Relevant Subsidiary is subject to any agreement (including any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such asset) that entitles any Person to the benefit of any Lien (other than Permitted Liens set forth in Sections 6.15(i) through 6.15(iv)) on any assets or Capital Stock of the Unencumbered Asset Ownership Entity or any Relevant Subsidiary or would entitle any Person to the benefit of any Lien (other than Permitted Liens set forth in Sections 6.15(i) through 6.15(iv)) on such assets or Capital Stock upon the occurrence of any contingency (including, without limitation, pursuant to an “equal and ratable” clause), except, in each case, for (x) Liens upon the assets of a Multi-Property Entity, provided such assets are not Unencumbered Assets, and (y) Liens on the Capital Stock of Subsidiaries of a Multi-Property Entity that do not directly or indirectly own Unencumbered Assets.
     (c) No Project or Asset Under Development will be an Unencumbered Asset unless the Unencumbered Asset Ownership Entity and each Relevant Subsidiary (to the extent such entity is not a Subsidiary Guarantor) does not have any Indebtedness for borrowed money or any Guarantee Obligations, other than (A) Guarantee Obligations or Indebtedness for which recovery is limited to a Project or Asset Under Development that is not an Unencumbered Asset or the Capital Stock of an entity that owns a Project or Asset Under Development that is not an Unencumbered Asset, or (B) Guarantee Obligations for nonrecourse carveouts, completion guarantees or environmental guarantees provided that the obligations described in this clause (B) shall be permitted only if the Unencumbered Asset Ownership Entity or the Relevant Subsidiary that has the Guarantee Obligation is a Qualified Borrower or has executed a Subsidiary Guaranty.
     “Unencumbered NOI” means Net Operating Income for all Projects that have Net Operating Income greater than zero and that are Unencumbered Assets, provided that in calculating Net Operating Income for any Project that has been owned by the Borrower, a Wholly-Owned Subsidiary or a Qualified Jointly-Owned Subsidiary for less than the period of twelve (12) consecutive months most recently ended, Net Operating Income of such Project shall nevertheless be calculated using the results for the period of twelve (12) consecutive months most recently ended as if it had been owned by the Borrower, a Wholly-Owned Subsidiary or a Qualified Jointly-Owned Subsidiary for such period. For the avoidance of doubt, no Unencumbered NOI shall be attributable to Subsidiaries of the Borrower which are not members of the Consolidated Group.
     “Unfunded Liabilities” means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.
     “Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     “Unrestricted Cash and Cash Equivalents” means, in the aggregate, all cash and Cash Equivalents which are not pledged or otherwise restricted for the benefit of any creditor and which are owned by members of the Consolidated Group or Investment Affiliates, to be valued for purposes of this Agreement at (i) 100% of its then-current book value, as determined under GAAP, for any such items owned by a member of the Consolidated Group or (ii) the applicable Consolidated Group Pro Rata Share of its then-current book value, as determined under GAAP, for any such items owned by an Investment Affiliate. For purposes hereof, cash reserves set aside by the Borrower under Section 2.27 or Section 7.6 shall be treated as restricted.
     “Unsecured Indebtedness” means all Indebtedness of any person that is not secured by a Lien on any asset of such Person.
     “Value of Unencumbered Assets” means, as of any date, the sum of:
     (A) the amount determined by dividing the Net Operating Income for each Stabilized Project which is an Unencumbered Asset (excluding the Net Operating Income for any Acquisition Asset which is an Unencumbered Asset) as of such date for a calculation period which shall be either the immediately preceding four (4) full fiscal quarters by the Capitalization Rate (provided that not more than fifteen percent (15%) of the Value of Unencumbered Assets with respect to Stabilized Projects shall be attributable to the value of those portions of Unencumbered Assets which are ground leased by Borrower or one of its Subsidiaries, as lessee, with a remaining term of less than 40 years including options, and provided further, that not more than fifteen percent (15%) of the Value of Unencumbered Assets shall be attributable to Unencumbered Assets not located in the United States or Puerto Rico), plus
     (B) cash of the Consolidated Group from like-kind exchanges on deposit with a qualified intermediary, provided that the aggregate amount added to the Value of Unencumbered Assets under this clause (B) shall not exceed ten percent (10%) of the total Value of Unencumbered Assets, plus
     (C) the amount by which the value of Unrestricted Cash and Cash Equivalents of the Consolidated Group exceeds $25,000,000, plus
     (D) the value of Assets Under Development which are Unencumbered Assets, provided that the aggregate amount added to Value of Unencumbered Assets under this clause (D) shall not exceed ten percent (10%) of the total Value of Unencumbered Assets, plus
     (E) the then-current value under GAAP of all First Mortgage Receivables (excluding the portion of any First Mortgage Receivable for which the ratio of the principal balance of the loan to the value of the Project securing repayment of such First Mortgage Receivable exceeds seventy-five percent (75%); provided, however, that such ratio shall be determined (i) by Borrower in good faith and (ii) at the time such First Mortgage Receivable is created) provided that the aggregate amount added to Value of Unencumbered Assets under this clause (E) shall not exceed ten percent (10%) of the total Value of Unencumbered Assets, plus

     (F) the then-current book value, as determined in accordance with GAAP, of Developable Land which is an Unencumbered Asset, provided that the aggregate amount added to the Value of Unencumbered Assets under this clause (F) shall not exceed (1) five percent (5%) of the total Value of Unencumbered Assets from the Closing Date through the quarter ending June 30, 2012 and (2) three percent (3.0%) of the total Value of Unencumbered Assets for the quarters ending September 30, 2012 and thereafter, plus
     (G) the amount determined by taking seventy five percent (75%) of the amount of Management Fees received by the Borrower or a Wholly-Owned Subsidiary for a calculation period of the immediately preceding four (4) full fiscal quarters and dividing such amount by 15%, plus
     (H) the value of each Acquisition Asset that is an Unencumbered Asset determined in the same manner as is set forth in the definition of Consolidated Capitalization Value, plus
     (I) the value of each Non-Stabilized Project that is an Unencumbered Asset determined in the same manner as is set forth in the definition of Consolidated Market Value, provided that the aggregate amount added to the Value of Unencumbered Assets under this clause (I) shall not exceed five percent (5%) of the total Value of Unencumbered Assets.
     At no time shall the aggregate amount added to Value of Unencumbered Assets under clauses (B), (D), (E), (F) and (G) exceed twenty percent (20%) of the total Value of Unencumbered Assets. If a Project is no longer owned as of the date of determination, then no value shall be included from such Project.
     For the avoidance of doubt, no Value of Unencumbered Assets shall be attributable to Subsidiaries of the Borrower which are not members of the Consolidated Group.
     “Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
     1.2. Classification of Loans and Borrowings.
     For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

     1.3. Terms Generally.
     The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) where applicable, any amount (including, without limitation, minimum borrowing, prepayment or repayment amounts) expressed in Dollars shall, when referring to any currency other than Dollars, be deemed to mean an amount of such currency having a Dollar Equivalent approximately equal to such amount.
     1.4. Exchange Rates. (a) Not later than 1:00 p.m., New York City time, on each Exchange Rate Date on which there are any Loans denominated in a Qualified Foreign Global Currency or as Alternative Currency Letters of Credit, the Administrative Agent shall (i) determine the Exchange Rate as of such Exchange Rate Date to be used for calculating the Dollar Equivalent amounts of each currency in which a Global Revolving Loan, Alternative Currency Letter of Credit or unreimbursed LC Disbursement is denominated and (ii) give notice thereof to the Borrower and the Lenders. The Exchange Rates so determined shall remain effective until the next succeeding Exchange Rate Date and shall (other than for the purpose of converting into Dollars, under Sections 2A.5, 2A.6, 2A.8, 2A.9 and the obligations of the Borrowers and the Domestic Revolving Lenders in respect of LC Disbursements that have not been reimbursed when due) be the Exchange Rates employed in converting any amounts between the applicable currencies pursuant to this Agreement.
     (b) Not later than 5:00 p.m., New York City time, on each Exchange Rate Date, the Administrative Agent shall (i) determine the Global Revolving Exposure or the Alternative Currency LC Exposure, as the case may be, on such date (after giving effect to any Global Revolving Loans to be made or any Alternative Currency Letters of Credit to be issued, renewed, extended or terminated in connection with such determination) and (ii) notify the Borrower and, if applicable, each Issuing Lender of the results of such determination.
     1.5. Currency Conversion. (a) If more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then (i) any reference in the Loan Documents to, and any obligations arising under the Loan Documents in, the currency of that country shall be translated into or paid in the currency or currency unit of that country designated by the Administrative Agent in consultation with Borrower and (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for conversion of that currency or currency unit into the other, rounded up or down by the Administrative Agent as it deems appropriate.

     (b) If a change in any currency of a country occurs, this Agreement shall be amended (and each party hereto agrees to enter into any supplemental agreement necessary to effect any such amendment) to the extent that the Administrative Agent specifies to be necessary to reflect the change in currency and to put the Lenders in the same position, so far as possible, that they would have been in if no change in currency had occurred.
     1.6. Convertible Debt Accounting Guidance; Changes in GAAP. Notwithstanding any provision contained in the Credit Agreement to the contrary, solely for purposes of calculating any financial covenant required hereunder, such calculation shall ignore the application of the Convertible Debt Accounting Guidance, if and to the extent otherwise applicable to Borrower’s financial statements. If at any time any material change in GAAP would materially affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders (which shall not be unreasonably withheld)); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders an explanation of the impact of such change in reasonable detail satisfactory to the Administrative Agent.
ARTICLE II.
THE CREDIT
     2.1. Commitments; Reduction or Increase in Aggregate Commitment; Adjustment of Commitment.
     (a) Commitment to Lend. Subject to the terms and conditions of this Agreement, each Lender in the applicable Facility severally and not jointly agrees (i) to make Domestic Revolving Loans in Dollars to the Parent Borrower or any Qualified Borrower from time to time prior to the Facility Termination Date in an aggregate principal amount that will not result in such Lender’s Domestic Revolving Exposure exceeding such Lender’s Domestic Revolving Commitment, or the Total Domestic Exposure plus the amount of all outstanding Competitive Bid Loans exceeding the aggregate amount of the Domestic Revolving Commitment, and (ii) to make Global Revolving Loans in Dollars to Parent Borrower or any Qualified Borrower or in one or more Qualified Global Currencies (as specified in the Borrowing Requests with respect thereto) to the Parent Borrower or any Foreign Subsidiary that is a Qualified Borrower from time to time prior to the Facility Termination Date in an aggregate principal amount that will not result in such Lender’s Global Revolving Exposure exceeding such Lender’s Global Revolving Commitment or the Total Global Exposure exceeding the aggregate amount of the Global Revolving Commitment. Notwithstanding the foregoing, in no event shall Lenders be obligated to make a Swingline Loan or Competitive Bid Loan to a Foreign Subsidiary or a Loan in any currency other than Dollars to Parent Borrower or any Domestic Subsidiary. The Borrowings may be ratable Floating Rate Borrowings (but only Loans in Dollars can be Floating Rate Borrowings), ratable Eurocurrency Borrowings, non-pro rata Swingline Loans or non-pro rata Competitive Bid Loans. This

Facility is a revolving credit facility and, subject to the provisions of this Agreement, Borrower may request Borrowings hereunder, repay such Borrowings and reborrow Borrowings at any time prior to the Facility Termination Date.
     (b) Loans to Qualified Borrowers. Subject to limitations set forth above with respect to which Borrowers can request certain types of Loans, a Qualified Borrower shall have the right to request Borrowings, subject to all of the same terms and conditions as are applicable to the Parent Borrower provided that DDR gives Administrative Agent thirty (30) days prior notice of its intention to have a Qualified Borrower, other than DDRPR. Following receipt of such a notice, Administrative Agent agrees to promptly notify the Lenders of Borrower’s intention to have an additional Qualified Borrower. As a condition to any initial Borrowing to a Qualified Borrower (including DDRPR) such Qualified Borrower shall have executed and delivered a Qualified Borrower Note to Administrative Agent for the benefit of each of the Lenders, and Parent Borrower shall have executed and delivered a Qualified Borrower Guaranty relating to amounts to be borrowed by such Qualified Borrower, and Administrative Agent shall have received the items specified in Schedule 5 attached hereto with respect to such Qualified Borrower. If an initial Borrowing is requested by a Qualified Borrower, the Credit Agreement shall be deemed modified such that at any place where the term “Borrower” currently appears, such provision shall be modified to also include and apply to any such Qualified Borrower, as the context may require, and any reference to a “Note” shall include and apply to any Qualified Borrower Note, as the context may require.
     Following the giving of any notice designating a Qualified Borrower, if such designation obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.
     If DDR shall designate as a Qualified Borrower hereunder any Subsidiary not organized under the laws of the United States or any State thereof or Puerto Rico, any Lender may, with notice to the Administrative Agent and DDR, fulfill its Commitment by causing an Affiliate of such Lender to act as the Lender in respect of such Qualified Borrower (and such Lender shall, to the extent of Borrowings made to and participations in Facility Letters of Credit issued for the account of such Qualified Borrower, be deemed for all purposes hereof to have pro tanto assigned such Borrowings and participations to such Affiliate) provided that either such Affiliate is a permitted assignee pursuant to Section 12.3 or such Lender is not released from its funding obligations if such Affiliate fails to fund.
     To the extent that any Lender may not legally lend to, establish credit for the account of and/or do any business whatsoever with a designated Qualified Borrower that is a Foreign Subsidiary, directly or through an Affiliate of such Lender, such Lender shall so notify the Borrower and the Administrative Agent in writing. With respect to each such affected Lender, the Borrower shall, effective on or before the date that such

Qualified Borrower shall have the right to borrow hereunder, either (A) notify the Administrative Agent and such affected Lender that the Commitments of such Lender shall be assigned to another Lender pursuant to Section 12.3 or terminated; provided that such affected Lender shall have received payment of an amount equal to the outstanding principal of its Loans and/or Letter of Credit reimbursement obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower or the relevant Qualified Borrower (in the case of all other amounts), or (B) cancel its request to designate such Subsidiary as a “Qualified Borrower” hereunder.
     (c) Termination of Commitments. The Borrower shall have the right, upon not less than five (5) Business Days’ irrevocable notice to the Administrative Agent, to terminate the Commitments of any Class in their entirety or, from time to time, to reduce the amount of the Commitments of any Class provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any payments of Borrowings made on the effective date thereof, the Total Domestic Exposure plus Competitive Bid Loans then outstanding would exceed the remaining aggregate Domestic Revolving Commitments or the Total Global Exposure to exceed the remaining aggregate Global Revolving Commitments, subject to the provisions of the following grammatical paragraph. Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple thereof and shall reduce permanently the Domestic Revolving Commitments or Global Revolving Commitments. Any such reduction shall reduce the Commitments of all of the Lenders ratably in proportion to their respective Commitments for that Class. Unless otherwise agreed by the Swingline Lender, any reduction in the Domestic Revolving Commitments shall reduce the maximum amount of Swingline Borrowings permitted hereunder by the same proportion. The Administrative Agent shall promptly forward to the Lenders any notice of termination or reduction of the Commitments for any Class.
     (d) Increase of Commitments. The Borrower may, by written notice to the Administrative Agent on up to four (4) occasions during the period from the Closing Date to the third anniversary of the Closing Date, request incremental Commitments in an amount not to exceed the aggregate amount of $250,000,000 from one or more additional Lenders (which may include any existing Lender) willing to provide such incremental Commitments in their own discretion. The Administrative Agent and/or its Affiliates shall use commercially reasonable efforts, with the assistance of the Borrower, to arrange a syndicate of Lenders willing to hold the requested incremental Commitments. If Lenders are willing to provide such Incremental Commitments, the Domestic Revolving Commitments and/or the Global Revolving Commitments may be increased from time to time by the addition of a new Lender or the increase of the Commitment of an existing Lender with the consent of only the Borrower, the Administrative Agent, and the new or existing Lender providing such additional Commitment so long as the Aggregate Commitment does not exceed $1,200,000,000 less any voluntary reductions pursuant to this Section 2.1. Nothing in this Section 2.1 shall constitute or be deemed to constitute an agreement by any Lender to increase its Commitments hereunder. Such increases shall be evidenced by the execution and delivery of an Amendment Regarding Increase in the form of Exhibit K attached hereto by the Borrower, the Administrative Agent and the new Lender or existing Lender providing such additional Commitment, a copy of which shall be forwarded to each Lender by the Administrative Agent promptly after execution thereof. On the effective date of each such increase in the Domestic Revolving Commitments or Global Revolving Commitments, as the case may be, the Borrower and the Administrative Agent shall cause the new or existing Lenders providing such increase to hold its or their pro rata share of all ratable Borrowings outstanding at the close of business on such day for such Class, by either funding more than its or their pro rata share of new ratable Borrowings made on such date or purchasing shares of outstanding ratable Loans held by the other Lenders or a combination thereof. The Lenders agree to cooperate in any required sale and purchase of outstanding ratable Borrowings to achieve such result. Borrower agrees to pay all fees associated with the increase in the Aggregate Commitment including any amounts due under Section 3.4 in connection with any reallocation of Eurocurrency Borrowings. In no event will such new or existing Lenders providing the increase be required to fund or purchase a portion of any Competitive Bid Loan or Swingline Loan to comply with this Section on such date. Notwithstanding the foregoing, no incremental Commitment shall become effective under this Section 2.1 unless (i) on the date of such effectiveness, the conditions set forth in Section 4.2 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by an Authorized Officer of the Borrower, (ii) the Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower as to the board resolutions evidencing authority for such incremental Commitment and as to any changes to the formation documents of the Borrower since the Closing Date, and (iii) the Borrower shall be in pro forma compliance with the covenants set forth in Section 6.18 after giving effect to the Loans to be made on such date pursuant to such incremental Commitments and the application of the proceeds therefrom as if made and applied on such date.
     (e) Adjustment of Commitments. Each party hereto agrees that so long as the total Commitment of a Lender stays the same and the sum of the Domestic Revolving Commitments and the Global Revolving Commitments does not exceed the Aggregate Commitment, the Domestic Revolving Commitment and the Global Revolving Commitment of such Lender can be changed with the consent of only the Borrower, Administrative Agent, and the affected Lender, and upon any such change, Schedule 1 shall be deemed modified to reflect such change and the Domestic Revolving Commitment amount and Global Revolving Commitment amount set forth in the definitions thereof shall be further deemed amended to reflect such change.
     2.2. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan or Competitive Bid Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.
     (b) Subject to Section 3.3, (i) each Borrowing denominated in Dollars shall be comprised entirely of Floating Rate Loans or Eurocurrency Loans as the relevant Borrower may request in accordance herewith and (ii) each Borrowing denominated in a Qualified Foreign Global Currency shall be comprised entirely of Eurocurrency Loans. Each Swingline Loan shall be a Floating Rate Loan under the Domestic Revolving Facility. Each Competitive Bid Loan shall be deemed outstanding under the Domestic Revolving Facility. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan;

provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.
     (c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is not less than $1,000,000. At the time that each Floating Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is not less than $1,000,000; provided that (i) a Floating Rate Borrowing under the Domestic Revolving Facility may be in an aggregate amount that is equal to the entire unused balance of the aggregate Domestic Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2A.5 and (ii) a Floating Rate Borrowing in Dollars under the Global Revolving Facility may be in an aggregate amount that is equal to the unused balance of the aggregate Global Revolving Commitments. No more than 20 Eurocurrency Borrowings may be outstanding at any one time under the Facilities.
     (d) Notwithstanding any other provision of this Agreement, a Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Facility Termination Date.
     2.3. Requests for Borrowings. To request a Revolving Borrowing, the relevant Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time (or if the request is delivered in London, 11:00 a.m., London time), three Business Days before the date of the proposed Borrowing or (b) in the case of a Floating Rate Borrowing, not later than 9:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of a Floating Rate Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2A.5 may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2: (i) the Borrower requesting such Borrowing; (ii) the Class and Type of the requested Borrowing; (iii) the aggregate amount of such Borrowing; (iv) the date of such Borrowing, which shall be a Business Day; (v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto; (vi) the location and number of the relevant Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.10; and (vii) the currency of such Borrowing (which shall be in Dollars in the case of Domestic Revolving Loans and Swingline Loans, and Competitive Bid Loans, and otherwise shall be in a Qualified Global Currency). If no election as to the currency of a Global Revolving Borrowing is specified in any such notice, then the requested Borrowing shall be denominated in Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Floating Rate Borrowing if denominated in Dollars or a Eurocurrency Borrowing if denominated in a Qualified Foreign Global Currency. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each relevant Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

     2.4. Applicable Margins. Each of the ABR Applicable Margin and the LIBOR Applicable Margin to be used in calculating the interest rate applicable to different Types of Borrowings and the Facility Fee Rate to be used in calculating the Facility Fee shall vary from time to time in accordance with the higher of Borrower’s then applicable Moody’s debt rating and S&P’s debt rating unless one of such two ratings is more than one rating category lower than the other, in which case the Applicable Margins and the Facility Fee Rate shall be based on the rating category which is in between such two ratings (or if there is more than one rating category in between the two ratings, the higher rating category in between the two ratings shall apply). The Applicable Margins shall be adjusted effective on the next Business Day following any change in Borrower’s Moody’s debt rating and/or S&P’s debt rating, as the case may be. The applicable debt ratings, the Applicable Margins and Facility Fee Rate are set forth in the following table:

		LIBOR	ABR
		Applicable	Applicable	Facility
S&P Rating	Moody’s Rating	Margin	Margin	Fee Rate
BBB+ or higher	Baa1 or higher	2.10%	1.10%	0.40%
BBB	Baa2	2.30%	1.30%	0.45%
BBB-	Baa3	2.75%	1.75%	0.50%
Less than BBB-	Less than Baa3	3.00%	2.00%	0.60%
In the event that either S&P or Moody’s shall discontinue their ratings of the REIT industry or the Borrower, the Borrower may seek a debt rating from another substitute rating agency reasonably satisfactory to the Administrative Agent and the Borrower. For the period from the date of such discontinuance until the date the Borrower receives a debt rating from such new rating agency, the single rating from S&P or Moody’s, as the case may be, shall be used to determine the Applicable Margin and the Facility Fee Rate. If both S&P and Moody’s shall discontinue their ratings of the REIT industry or the Borrower, the Applicable Margin to be used for the calculation of interest on Borrowings hereunder shall be the highest Applicable Margin for each Type and the Facility Fee to be used for the calculation of the Facility Fee shall be the highest rate shown above.
     If a rating agency downgrade or discontinuance results in an increase in the ABR Applicable Margin or the LIBOR Applicable Margin or in the Facility Fee Rate and if such increase is reversed and the affected Applicable Margin or Facility Fee Rate is restored within ninety (90) days thereafter, at Borrower’s request, Borrower shall receive a credit against interest next due the Lenders equal to (i) interest accrued at the differential between such Applicable Margins plus (ii) the differential in the Facility Fees accruing from time to time during such period of downgrade or discontinuance.
     If a rating agency upgrade results in decrease in the ABR Applicable Margin or the LIBOR Applicable Margin or in the Facility Fee Rate and if such upgrade is reversed and the affected Applicable Margin or Facility Fee Rate is restored within ninety (90) days thereafter, Borrower shall be required to pay an amount to the Lenders equal to the interest differential on the Borrowings and the differential on the Facility Fees during such period of upgrade.

     2.5. Final Principal Payment. Any outstanding Borrowings and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.
     2.6. Facility Fee. Subject to Section 2.27(a), the Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee (the “Facility Fee”) calculated for each day after the Agreement Execution Date through the Facility Termination Date at a per annum rate equal to the Facility Fee Rate in effect for such day (converted to a per diem rate) times the Aggregate Commitment as of such day. The Facility Fee shall be payable quarterly in arrears on the last day of each calendar quarter hereafter beginning December 31, 2010 (for the period from the Agreement Execution Date through December 31, 2010) and continuing on the last day of each calendar quarter thereafter, with any accrued and unpaid Facility Fee due and payable on the Facility Termination Date. Notwithstanding the foregoing, all accrued Facility Fees shall be payable on the effective date of any reduction in the Aggregate Commitment or any termination of the obligations of the Lenders to make Loans hereunder.
     2.7. Other Fees. The Borrower agrees to pay all fees payable to the Administrative Agent and Joint Lead Arrangers pursuant to the Borrower’s letter agreements with the Administrative Agent and the Joint Lead Arrangers dated July 9, 2010 and August 25, 2010, respectively. The Borrower shall also pay the fee due to the Administrative Agent in connection with certain Competitive Bid Loans as provided in Section 2.22 hereof.
     2.8. Principal Payments. (a) The Borrower may from time to time pay, without penalty or premium, all or any part of outstanding Floating Rate Borrowings without prior notice to the Administrative Agent. A Fixed Rate Borrowing may be paid on the last day of the applicable Interest Period or, if and only if the Borrower pays any amounts due to the Lenders under Sections 3.4 and 3.5 as a result of such prepayment, on a day prior to such last day. Notwithstanding the foregoing, in no event shall Borrower have the right to prepay a Competitive Bid Loan without the consent of the applicable Competitive Bid Lender.
     (b) If on any Exchange Rate Date relating to the Global Revolving Facility, the Total Global Exposure exceeds 105% of the total Global Revolving Commitments, the Parent Borrower shall, without notice or demand, within three Business Days after such Exchange Rate Date, prepay (or cause the relevant Qualified Borrower to prepay) Global Revolving Loans in an aggregate amount such that, after giving effect thereto, the Total Global Exposure does not exceed the total Global Revolving Commitments. If on any Exchange Rate Date relating to the Domestic Revolving Facility, the Total Domestic Exposure plus the amount of all outstanding Competitive Bid Loans exceeds 105% of the aggregate Domestic Revolving Commitments, the Parent Borrower shall, without notice or demand, within three Business Days after such Exchange Rate Date, prepay Borrowings or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2A.9 in an aggregate amount such that, after giving effect thereto, the Total Domestic Exposure plus the amount of all outstanding Competitive Bid Loans does not exceed the aggregate Domestic Revolving Commitments.
     2.9. Funding of Borrowings. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, in immediately available funds, not later than 12:00 noon, New York City time, in the case of fundings to an account in New York City, or 12:00 noon, local time, in the case of fundings to an account in another jurisdiction; provided that Swingline Loans shall be made as provided in Section 2.20. The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to an account designated by such Borrower in the applicable Borrowing Request, which account must be in the name of such Borrower provided that Floating Rate Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2A.5 shall be remitted by the Administrative Agent to the applicable Issuing Lender.
     2.10. Interest Elections.
     (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, a Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding the foregoing, a Borrower may not (i) elect to convert the currency in which any Loans are denominated, (ii) elect to convert Qualified Foreign Global Currency Loans from Eurocurrency Loans to Floating Rate Loans, (iii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.2(d), (iv) elect to convert any Floating Rate Loans to Eurocurrency Loans that would result in the number of Eurocurrency Borrowings exceeding the maximum number of Eurocurrency Borrowings permitted under Section 2.2(c), (v) elect an Interest Period for Eurocurrency Loans unless the aggregate outstanding principal amount of Eurocurrency Loans (including any Eurocurrency Loans made to such Borrower in the same currency on the date that such Interest Period is to begin) to which such Interest Period will apply complies with the requirements as to minimum principal amount set forth in Section 2.2(c) or (vi) elect to convert or continue any Swingline Loans.
     (b) To make an election pursuant to this Section (an “Interest Election Request”), a Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.3 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent (hereinafter referred to as a “Conversion/Continuation Notice”).
     (c) Each telephonic and written Conversion/Continuation Notice shall specify the following information in compliance with Section 2.2 and paragraph (a) of this Section: (i) the Borrowing to which such Conversion/Continuation Notice applies; (ii) the effective date of the election made pursuant to such Conversion/Continuation Notice, which shall be a Business Day; (iii) whether the resulting Borrowing is to be a Floating Rate Borrowing or a Eurocurrency Borrowing; and (iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election. If any such Conversion/Continuation Notice requests a Eurocurrency Borrowing but does not specify an Interest Period, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration.
     (d) Promptly following receipt of a Conversion/Continuation Notice, the Administrative Agent shall advise each relevant Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
     (e) If the relevant Borrower fails to deliver a timely Conversion/Continuation Notice with respect to a Eurocurrency Borrowing denominated in Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Floating Rate Borrowing. If the relevant Borrower fails to deliver a timely Conversion/Continuation Notice with respect to a Eurocurrency Borrowing denominated in a Qualified Foreign Global Currency prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall automatically continue as a Eurocurrency Loan having an Interest Period of one month.
     2.11. Changes in Interest Rate, Etc. Each Floating Rate Borrowing shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Borrowing is made or is converted from a Fixed Rate Borrowing into a Floating Rate Borrowing pursuant to Section 2.10 to but excluding the date it becomes due or is converted into a Fixed Rate Borrowing pursuant to Section 2.10 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Borrowing maintained as a Floating Rate Borrowing will take effect simultaneously with each change in the Alternate Base Rate. Each Fixed Rate Borrowing shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Fixed Rate Borrowing.
     2.12. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.9 or 2.10, during the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) no Borrowing denominated in Dollars may be made as, converted into or continued as a Fixed Rate Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to a Floating Rate Borrowing at the end of the Interest Period applicable thereto and (iii) no Borrowing denominated in a Qualified Foreign Global Currency having an Interest Period in excess of one month may be made or continued. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Fixed Rate Borrowing shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Borrowing shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Borrowing plus 2% per annum.

     2.13. Method of Payment.
     (i) All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the New York Administrative office for payments in Dollars, and at the London Administrative Office for payments in currencies other than Dollars, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 1:00 p.m. New York time (or if the payment is made to the London Administrative Office, 3:00 p.m. London time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders in the Domestic Revolving Facility or Global Revolving Facility, as the case may be. Except as otherwise specified in this Agreement, each such payment (other than principal of and interest on Qualified Global Currency Loans and LC Disbursements denominated in an Alternative Currency, which shall be made in the applicable Qualified Global Currency or, except as otherwise specified in Section 2A.5, Alternative Currency, as the case may be) shall be made in Dollars.
     (ii) As provided elsewhere herein, all Lenders’ interests in the Borrowings and the Loan Documents shall be ratable undivided interests and none of such Lenders’ interests shall have priority over the others. Each payment delivered to the Administrative Agent for the account of any Lender or amount to be applied or paid by the Administrative Agent to any Lender shall be paid promptly (on the same day as received by the Administrative Agent if received prior to 1:00 p.m. New York time or 1:00 p.m. London time, as applicable, and otherwise on the next Business Day) by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Payments received by the Administrative Agent but not timely funded to the Lenders shall bear interest payable by the Administrative Agent at the Federal Funds Effective Rate from the date due until the date paid. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with JPMorgan Chase Bank for each payment of principal, interest and fees as it becomes due hereunder.
     (iii) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.9, 2.20, 2A.5, 2A.6(b) or 10.8, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (A) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (B) hold any such amounts in a segregated account as cash collateral for, and application to, any such unsatisfied obligations of such Lender under any such Section or any contingent reimbursement obligations of such Lender with respect to then outstanding Swingline Loans and outstanding Letters of Credit until all such unsatisfied obligations are fully paid, in the case of each of clauses (A) and (B) above, in any order as determined by the Administrative Agent in its discretion.

     2.14. Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note, provided, however, that the failure to so record shall not affect the Borrower’s obligations under such Note. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Borrowings, effect selections of Types of Borrowings and to transfer funds based on telephonic notices made by any Authorized Officer. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.
     2.15. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Borrowing (other than Competitive Bid Loans) shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, at maturity, whether by acceleration or otherwise, and upon any termination of the Aggregate Commitment in its entirety under Section 2.1 hereof. Interest accrued on each Competitive Bid Loan shall be payable on the last day of the Interest Period applicable to such Competitive Bid Loan (or, if such Interest Period is in excess of three months, on the 90th day of such Interest Period) or any earlier date on which such Competitive Bid Loan is repaid, at maturity, whether by acceleration or otherwise, and upon any termination of the Aggregate Commitment in its entirety under Section 2.1 hereof. Interest and Facility Fees shall be calculated for actual days elapsed on the basis of a 360-day year, except interest on loans made in Sterling shall be computed on the basis of a 365 day year. Interest shall be payable for the day a Borrowing is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on a Borrowing shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.
     2.16. Notification of Borrowings, Interest Rates and Prepayments. The Administrative Agent will notify each Lender of the contents of each Borrowing Request, Conversion/Continuation Notice, and repayment notice received by it hereunder not later than the close of business on the Business Day such notice is received by the Administrative Agent (or such earlier time as is required by Section 2.3). The Administrative Agent will notify each Lender of the interest rate applicable to each Fixed Rate Borrowing promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.
     2.17. Lending Installations. Subject to Section 3.6, each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.
     2.18. Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the time at which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in the applicable currency in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan. If such Lender so repays such amount and interest thereon to the Administrative Agent within one Business Day after such demand, all interest accruing on the Loan not funded by such Lender during such period shall be payable to such Lender when received from the Borrower.
     2.19. Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender which (a) is not capable of receiving payments without any deduction or withholding of United States federal income tax pursuant to Section 3.5, or (b) cannot maintain its Fixed Rate Loans at a suitable Lending Installation pursuant to Section 3.3, with a replacement bank or other financial institution or (c) becomes a Defaulting Lender; provided that (i) such replacement eliminates the circumstances giving rise to such replacement right and does not conflict with any applicable legal or regulatory requirements affecting the Lenders, (ii) no Default or (after notice thereof to Borrower) Unmatured Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement bank or institution shall purchase, at par all Loans and, to the extent due and owing at such time pursuant to the terms hereof, the Borrower shall repay any other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Sections 3.4 and 3.6 if any Fixed Rate Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.3 (provided that the Borrower shall be obligated to pay the processing fee referred to therein unless paid by the replacement Lender), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.5 and (viii) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
     2.20. Swingline Loans. In addition to the other options available to Borrower hereunder, up to $50,000,000 of the Swingline Lender’s Domestic Revolving Commitment, shall be available for Swingline Loans subject to the following terms and conditions. Swingline Loans shall be made available for same day borrowings provided that notice is given in accordance with Section 2.9 hereof. Unless otherwise approved in writing by the Required Lenders, no Swingline Loan may be made by the Swingline Lender if the Swingline Lender has either given or received written notice that a Default has occurred prior to making such

Swingline Loan unless such Default has theretofore been cured or waived in accordance with the terms hereof. All Swingline Loans shall bear interest at the Floating Rate and shall be deemed to be Floating Rate Borrowings. In no event shall the Swingline Lender be required to fund a Swingline Loan if it would increase the Total Domestic Exposure to an amount in excess of the aggregate Domestic Revolving Commitments. Upon request of the Swingline Lender made to all the Domestic Revolving Lenders, each Domestic Revolving Lender irrevocably agrees to purchase its Percentage of any Swingline Loan made by the Swingline Lender regardless of whether the conditions for disbursement are satisfied at the time of such purchase, including the existence of a Default hereunder provided no Lender shall be required to have total outstanding Domestic Revolving Loans (other than Competitive Bid Loans) in an amount greater than its Domestic Revolving Commitment. Such purchase shall take place on the date of the request by Swingline Lender so long as such request is made by 1:00 p.m. (New York time), otherwise on the Business Day following such request. All requests for purchase shall be in writing. From and after the date it is so purchased, each such Swingline Loan shall, to the extent purchased, (i) be treated as a Loan made by the purchasing Lenders and not by the selling Lender for all purposes under this Agreement and the payment of the purchase price by a Lender shall be deemed to be the making of a Loan by such Lender and shall constitute outstanding principal under such Lender’s Note, and (ii) shall no longer be considered a Swingline Loan except that all interest accruing on or attributable to such Swingline Loan for the period prior to the date of such purchase shall be paid when due by the Borrower to the Administrative Agent for the benefit of the Swingline Lender and all such amounts accruing on or attributable to such Loans for the period from and after the date of such purchase shall be paid when due by the Borrower to the Administrative Agent for the benefit of the purchasing Lenders. If prior to purchasing its Percentage of a Swingline Loan one of the events described in Section 7.7 or 7.8 shall have occurred and such event prevents the consummation of the purchase contemplated by preceding provisions, each Domestic Revolving Lender will purchase an undivided participating interest in the outstanding Swingline Loan in an amount equal to its Domestic Revolving Percentage of such Swingline Loan. From and after the date of each Lender’s purchase of its participating interest in a Swingline Loan, if the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment was received by the Swingline Lender and is required to be returned to the Borrower, each Lender will return to the Swingline Lender any portion thereof previously distributed by the Swingline Lender to it. No Swingline Loan shall be outstanding for more than five (5) days at a time and Swingline Loans shall not be outstanding for more than a total of ten (10) days during any month.
     2.21. Competitive Bid Loans.
     (a) Competitive Bid Option. In addition to ratable Borrowings pursuant to Section 2.3, but subject to the terms and conditions of this Agreement (including, without limitation the limitation set forth in Section 2.1 as to the maximum amount of all outstanding Borrowings, including Swingline Loans and Competitive Bid Loans), the Borrower may, as set forth in Sections 2.22 or 2.23, request the Lenders, prior to the Facility Termination Date, to make offers to make Competitive Bid Loans to the Borrower. Each Lender may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in Section 2.22 or Section 2.23, as the case may be. Competitive Bid Loans shall be evidenced by the Competitive Bid Notes. Borrower shall not have the right to request a Competitive Bid Loan at any time that a Default exists. If Borrower elects to have Administrative Agent administer the Competitive Bid Loan process, the procedures set forth in Section 2.22 shall apply. If Borrower elects to administer the Competitive Bid Loan process itself, the procedures set forth in Section 2.23 shall apply.
     (b) General Terms. Any Competitive Bid Loan shall not reduce the Commitment of the Lender making such Competitive Bid Loan, and each such Lender shall continue to be obligated to fund its full share of all pro rata Borrowings under the Domestic Revolving Facility or Global Revolving Facility as the case may be. In no event can the aggregate amount of all Competitive Bid Loans at any time exceed fifty percent (50%) of the then Aggregate Commitment. Notwithstanding anything to the contrary in Section 2.10, Competitive Bid Loans may not be continued or converted and, if not repaid at the end of the Interest Period applicable thereto, shall (subject to the conditions set forth in this Agreement) be replaced by new Competitive Bid Loans made in accordance with Section 2.22 or Section 2.23 or by ratable Borrowings in accordance with Section 2.3.
     (c) Funding of Competitive Bid Loans. Each Lender that is to make a Competitive Bid Loan shall, before 1:00 p.m. (New York time) on the date of such Competitive Bid Loan specified in the notice received from the Borrower make available the amount of such Competitive Bid Loan to the Administrative Agent. If such Lender also has an outstanding Competitive Bid Loan that is payable on such date, the Borrower agrees that such Lender may fund only the net increase, if any, in such new Competitive Bid Loan over the principal balance of such outstanding Competitive Bid Loan and such outstanding Competitive Bid Loan shall be deemed advanced by the Lender to the Borrower on the terms of the new Competitive Bid Loan. Upon fulfillment of the applicable conditions to disbursement and after receipt of such funds, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s aforesaid address.
     2.22. Agent Administered Competitive Bid Loans.
     (a) Competitive Bid Quote Request. When the Borrower wishes to request offers to make Competitive Bid Loans under this Section 2.22, it shall transmit to the Administrative Agent by telecopy a Competitive Bid Quote Request substantially in the form of Exhibit I-1 hereto so as to be received no later than (i) 11:00 a.m. (New York time) at least five Business Days prior to the Borrowing Date proposed therein, in the case of a request for a Competitive LIBOR Margin or (ii) 10:00 a.m. (New York time) at least one Business Day prior to the Borrowing Date proposed therein, in the case of a request for an Absolute Rate specifying:
     (i) the proposed Borrowing Date for the proposed Competitive Bid Loan,
     (ii) the requested aggregate principal amount of such Competitive Bid Loan which shall be at least $5,000,000 and in an integral multiple of $1,000,000,

     (iii) whether the Competitive Bid Quotes requested are to set forth a Competitive LIBOR Margin or an Absolute Rate, or both, and
     (iv) the LIBOR Interest Period, if a Competitive LIBOR Margin is requested, or the Absolute Interest Period, if an Absolute Rate is requested.
The Borrower may request offers to make Competitive Bid Loans for more than one (but not more than five) Interest Periods in a single Competitive Bid Quote Request. A Competitive Bid Quote Request that does not conform substantially to the form of Exhibit I-1 hereto shall be rejected, and the Administrative Agent shall promptly notify the Borrower of such rejection by telecopy.
     (b) Invitation for Competitive Bid Quotes. Promptly and in any event before the close of business on the same Business Day of receipt of a Competitive Bid Quote Request that is not rejected pursuant to Section 2.22(a), the Administrative Agent shall send to each of the Lenders by telecopy an Invitation for Competitive Bid Quotes substantially in the form of Exhibit I-2 hereto, which shall constitute an invitation by the Borrower to each Lender to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section 2.22.
     (c) Submission and Contents of Competitive Bid Quotes.
     (i) Each Lender may, in its sole discretion, submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this Section 2.22(c) and must be submitted to the Administrative Agent by telex or telecopy at its offices not later than (a) 3:00 p.m. (New York time) at least four Business Days prior to the proposed Borrowing Date, in the case of a request for a Competitive LIBOR Margin or (b) 10:00 a.m. (New York time) on the proposed Borrowing Date, in the case of a request for an Absolute Rate (or, in either case upon reasonable prior notice to the Lenders, such other time and date as the Borrower and the Administrative Agent may agree); provided that Competitive Bid Quotes submitted by JPMorgan Chase Bank may only be submitted if the Administrative Agent or JPMorgan Chase Bank notifies the Borrower of the terms of the offer or offers contained therein no later than 30 minutes prior to the latest time at which the relevant Competitive Bid Quotes must be submitted by the other Lenders. Subject to the Borrower’s compliance with all other conditions to disbursement herein, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.
     (ii) Each Competitive Bid Quote shall be in substantially the form of Exhibit I-3 hereto and shall in any case specify:
     (a) the proposed Borrowing Date, which shall be the same as that set forth in the applicable Invitation for Competitive Bid Quotes,

     (b) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (1) may be greater than, less than or equal to the Commitment of the quoting Lender, (2) must be at least $5,000,000 and an integral multiple of $1,000,000, and (3) may not exceed the principal amount of Competitive Bid Loans for which offers are requested,
     (c) as applicable, the Competitive LIBOR Margin and Absolute Rate offered for each such Competitive Bid Loan,
     (d) the minimum amount, if any, of the Competitive Bid Loan which may be accepted by the Borrower, and
     (e) the identity of the quoting Lender, provided that such Competitive Bid Loan may be funded by such Lender’s Designated Lender as provided in Section 2.22(h), regardless of whether that is specified in the Competitive Bid Quote.
     (iii) The Administrative Agent shall reject any Competitive Bid Quote that:
     (a) is not substantially in the form of Exhibit I-3 hereto or does not specify all of the information required by Section 2.22(c)(ii),
     (b) contains qualifying, conditional or similar language, other than any such language contained in Exhibit I-3 hereto,
     (c) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes, or
     (d) arrives after the time set forth in Section 2.22(c)(i).
If any Competitive Bid Quote shall be rejected pursuant to this Section 2.22(c)(iii), then the Administrative Agent shall notify the relevant Lender of such rejection as soon as practical.
     (d) Notice to Borrower. The Administrative Agent shall promptly notify the Borrower of the terms (i) of any Competitive Bid Quote submitted by a Lender that is in accordance with Section 2.22(c) and (ii) of any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid Quote specifically states that it is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Administrative Agent’s notice to the Borrower shall specify the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request and the respective principal amounts and Competitive LIBOR Margins or Absolute Rate, as the case may be, so offered.

     (e) Acceptance and Notice by Borrower. Not later than (i) 7:00 p.m. (New York time) at least four Business Days prior to the proposed Borrowing Date in the case of a request for a Competitive LIBOR Margin or (ii) 11:00 a.m. (New York time) on the proposed Borrowing Date, in the case of a request for an Absolute Rate (or, in either case upon reasonable prior notice to the Lenders, such other time and date as the Borrower and the Administrative Agent may agree), the Borrower shall notify the Administrative Agent of its acceptance or rejection of the offers so submitted to it pursuant to Section 2.22(d); provided, however, that the failure by the Borrower to give such notice to the Administrative Agent shall be deemed to be a rejection of all such offers. In the case of acceptance, such notice (a “Competitive Bid Borrowing Request”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted and the applicable interest rate. The Administrative Agent shall immediately advise the Lenders making the accepted offers of the contents of the Competitive Bid Borrowing Request. The Borrower may accept any Competitive Bid Quote in whole or in part (subject to the terms of Section 2.22(c)(iii)); provided that:
     (i) the aggregate principal amount of all Competitive Bid Loans to be disbursed on a given Borrowing Date may not exceed the applicable amount set forth in the related Competitive Bid Quote Request,
     (ii) acceptance of offers may only be made on the basis of ascending Competitive LIBOR Margins or Absolute Rates, as the case may be, and
     (iii) the Borrower may not accept any offer that is described in Section 2.22(c)(iii) or that otherwise fails to comply with the requirements of this Agreement.
     (f) Allocation by Administrative Agent. If offers are made by two or more Lenders with the same Competitive LIBOR Margins or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Lenders as nearly as possible (in such multiples, not greater than $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amount of such offers provided, however, that no Lender shall be allocated any Competitive Bid Loan which is less than the minimum amount which such Lender has indicated that it is willing to accept. Allocations by the Administrative Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error. The Administrative Agent shall promptly, but in any event on the same Business Day, notify each Lender of its receipt of a Competitive Bid Borrowing Request and the principal amounts of the Competitive Bid Loans allocated to each participating Lender.
     (g) Administrative Fee. The Borrower hereby agrees to pay to the Administrative Agent an administration fee of $2,500 for each Competitive Bid Quote Request regardless of whether or not Borrower borrows such Competitive Bid Loan. Such administration fees, if not paid at the time of the applicable Competitive Bid Quote Request shall be payable monthly in arrears on the first Business Day of each month and on the Facility Termination Date (or such earlier date on which the Aggregate Commitment shall terminate or be cancelled).
     (h) Designated Lenders. A Lender may designate its Designated Lender to fund a Competitive Bid Loan on its behalf as described in Section 2.22(c)(ii)(e). Any Designated Lender which funds a Competitive Bid Loan shall on and after the time of such funding become the obligee under such Competitive Bid Loan and be entitled to receive payments thereof when due. No Lender shall be relieved of its obligation to fund a Competitive Bid Loan, and no Designated Lender shall assume such obligation, prior to the time such Competitive Bid Loan is funded.
     2.23. Bid Loans Administered by Borrower.
     (a) Competitive Bid Quote Request. When the Borrower wishes to request offers to make Competitive Bid Loans under this Section 2.23, it shall transmit to the Lenders and Administrative Agent by telecopy an Invitation for Competitive Bid Quote substantially in the form of Exhibit J-1 hereto so as to be received no later than (i) 11:00 a.m. (New York time) at least four Business Days prior to the Borrowing Date proposed therein, in the case of a request for a Competitive LIBOR Margin or (ii) 10:00 a.m. (New York time) at least one Business Day prior to the Borrowing Date proposed therein, in the case of a request for an Absolute Rate specifying:
     (i) the proposed Borrowing Date for the proposed Competitive Bid Loan,
     (ii) the requested aggregate principal amount of such Competitive Bid Loan which shall be at least $5,000,000 and in an integral multiple of $1,000,000,
     (iii) whether the Competitive Bid Quotes requested are to set forth a Competitive LIBOR Margin or an Absolute Rate, or both, and
     (iv) the LIBOR Interest Period, if a Competitive LIBOR Margin is requested, or the Absolute Interest Period, if an Absolute Rate is requested.
The Borrower may request offers to make Competitive Bid Loans for more than one (but not more than five) Interest Periods in a single Competitive Bid Quote.
     (b) Submission and Contents of Competitive Bid Quotes.
     (i) Each Lender may, in its sole discretion, submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this Section 2.23(b) and must be submitted to the Borrower by telex or telecopy at its offices not later than (a) 10:00 a.m. (New York time) at least three Business Days prior to the proposed Borrowing Date, in the case of a request for a Competitive LIBOR Margin or (b) 10:00 a.m. (New York time) on the proposed Borrowing Date, in the case of a request for an Absolute Rate (or, in either case upon reasonable prior notice to the Lenders, such other time and date as the Borrower and the Administrative Agent may agree). Subject to the Borrower’s compliance with all other conditions to disbursement herein, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.
     (ii) Each Competitive Bid Quote shall be in substantially the form of Exhibit J-2 hereto and shall in any case specify:
     (a) the proposed Borrowing Date, which shall be the same as that set forth in the applicable Invitation for Competitive Bid Quotes,
     (b) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (1) may be greater than, less than or equal to the Commitment of the quoting Lender, (2) must be at least $5,000,000 and an integral multiple of $1,000,000, and (3) may not exceed the principal amount of Competitive Bid Loans for which offers are requested,
     (c) as applicable, the Competitive LIBOR Margin and Absolute Rate offered for each such Competitive Bid Loan,
     (d) the minimum amount, if any, of the Competitive Bid Loan which may be accepted by the Borrower, and
     (e) the identity of the quoting Lender, provided that such Competitive Bid Loan may be funded by such Lender’s Designated Lender as provided in Section 2.23(e), regardless of whether that is specified in the Competitive Bid Quote.
     (iii) The Borrower shall reject any Competitive Bid Quote that:
     (a) is not substantially in the form of Exhibit J-2 hereto or does not specify all of the information required by Section 2.23(b)(ii),
     (b) contains qualifying, conditional or similar language, other than any such language contained in Exhibit J-2 hereto,
     (c) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes, or
     (d) arrives after the time set forth in Section 2.23(b)(i).
If any Competitive Bid Quote shall be rejected pursuant to this Section 2.23(b)(iii), then the Borrower shall notify the relevant Lender of such rejection as soon as practical.
     (c) Acceptance and Notice by Borrower. Not later than (i) 3:00 p.m. (New York time) at least three Business Days prior to the proposed Borrowing Date in the case of a request for a Competitive LIBOR Margin or (ii) 11:00 a.m. (New York time) on the proposed Borrowing Date, in the case of a request for an Absolute Rate (or, in either case upon reasonable prior notice to the Lenders, such other time and date as the Borrower and the Administrative Agent may agree), the Borrower shall notify the Lenders and

Administrative Agent of its acceptance or rejection of the offers submitted to it pursuant to Section 2.23(b); provided, however, that the failure by the Borrower to give such notice to the Lenders and Administrative Agent shall be deemed to be a rejection of all such offers. In the case of acceptance, such notice to each Lender and the Administrative Agent shall specify the aggregate principal amount of offers for each Interest Period that are accepted and the applicable interest rate. The Borrower may accept any Competitive Bid Quote in whole or in part (subject to the terms of Section 2.23(b)(iii)); provided that:
     (i) the aggregate principal amount of all Competitive Bid Loans to be disbursed on a given Borrowing Date may not exceed the applicable amount set forth in the related Invitation for Competitive Bid Quote,
     (ii) acceptance of offers may only be made on the basis of ascending Competitive LIBOR Margins or Absolute Rates, as the case may be, and
     (iii) the Borrower may not accept any offer that is described in Section 2.23(b)(iii) or that otherwise fails to comply with the requirements of this Agreement.
     (d) Allocation by Borrower. If offers are made by two or more Lenders with the same Competitive LIBOR Margins or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Borrower among such Lenders as nearly as possible (in such multiples, not greater than $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amount of such offers provided, however, that no Lender shall be allocated any Competitive Bid Loan which is less than the minimum amount which such Lender has indicated that it is willing to accept. Allocations by the Borrower of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error.
     (e) Designated Lenders. A Lender may designate its Designated Lender to fund a Competitive Bid Loan on its behalf as described in Section 2.23(b)(ii)(e). Any Designated Lender which funds a Competitive Bid Loan shall on and after the time of such funding become the obligee under such Competitive Bid Loan and be entitled to receive payments thereof when due. No Lender shall be relieved of its obligation to fund a Competitive Bid Loan, and no Designated Lender shall assume such obligation, prior to the time such Competitive Bid Loan is funded.
     2.24. Application of Moneys Received. All moneys collected or received by the Administrative Agent on account of the Facility directly or indirectly, shall be applied in the following order of priority, subject to Section 2.13(iii) and Section 2.27:
     (i) to the payment of all reasonable costs incurred in the collection of such moneys of which the Administrative Agent shall have given notice to the Borrower;
     (ii) to the reimbursement of any yield protection due to any of the Lenders in accordance with Section 3.1;

     (iii) to the payment of any fee due pursuant to Section 2A.8(b) in connection with the issuance of a Facility Letter of Credit to the Issuing Lender, to the payment of the Facility Fee to the Lenders, if then due, and to the payment of all fees to the Administrative Agent;
     (iv) to payment of the full amount of interest and principal on the Swingline Loans;
     (v) first to interest and the Facility Letter of Credit Fee then due to the 1Lenders until paid in full and then to principal for all Lenders (i) as allocated by the Borrower (unless a Default exists) among the Facilities and between Competitive Bid Loans and ratable Borrowings (the amount allocated to ratable Borrowings under either of the Facilities to be distributed in accordance with the applicable pro rata shares of the outstanding amounts of the Lenders for the applicable Facility) or (ii) if a Default exists, in accordance with the respective Funded Percentages of the Lenders until principal is paid in full, each Lender’s share of such payment to be allocated pro rata among the outstanding Classes and Types of Loans owed to such Lender and then to the Letter of Credit Collateral Account until the full amount of LC Exposures is on deposit therein; and
     (vi) any other sums due to the Administrative Agent or any Lender under any of the Loan Documents.
     2.25. Usury. This Agreement and each Note and Competitive Bid Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject any Lender (including the Swingline Lender) to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the interest rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
     2.26. Special Provisions Regarding Foreign Currency Loans.
     (a) Upon the occurrence of a Sharing Event, automatically (and without the taking of any action) (i) all then outstanding Eurocurrency Borrowings denominated in a currency other than Dollars shall be automatically converted into Floating Rate Borrowings denominated in Dollars (in an amount equal to the Dollar Equivalent of the aggregate principal amount of the applicable Eurocurrency Borrowings on the date such Sharing Event first occurred, which Loans denominated in Dollars (1) shall thereafter continue to be deemed to be Floating Rate Borrowings and (2) unless the Sharing Event resulted solely from a termination of the Commitments, shall be immediately due and payable on the date such Sharing Event has occurred) and (ii) unless the Sharing Event resulted solely from a termination of the Commitments, all accrued and unpaid interest and other amounts owing with respect to such Loans shall be immediately due and payable in Dollars, using the Dollar Equivalent of such accrued and unpaid interest and other amounts.
     (b) Upon the occurrence of a Sharing Event, and after giving effect to any automatic conversion pursuant to Section 2.26(a), each Lender shall (and hereby unconditionally and irrevocably agrees to) purchase and sell (in each case in Dollars) undivided participating interests in all such Loans outstanding so that each Lender shall have a share of such outstanding Loans equal to its pro rata share of the aggregate Domestic Revolving Commitments, and aggregate Global Revolving Commitments (provided that if such purchase of a participating interest would increase the Lender’s Revolving Exposure to an amount greater than its Revolving Commitment then the amount of the participation it would be required to purchase would be reduced by such excess amount). Upon any such occurrence, the Administrative Agent shall notify each Lender and shall specify the amount of Dollars required from such Lender in order to effect the purchases and sales by the various Lenders of participating interests in the amounts required above (together with accrued interest with respect to the period for the last interest payment date through the date of the Sharing Event plus any additional amounts payable by the Borrower pursuant to this Section in respect of such accrued but unpaid interest); provided, in the event that a Sharing Event shall have occurred, each Lender shall be deemed to have purchased, automatically and without request, such participating interests. Promptly upon receipt of such request, each Lender shall deliver to the Administrative Agent (in immediately available funds in Dollars) the net amounts as specified by the Administrative Agent. The Administrative Agent shall promptly deliver the amounts so received to the various Lenders in such amounts as are needed to effect the purchases and sales of participations as provided above. Promptly following receipt thereof, each Lender which has sold participations in any of its Loans (through the Administrative Agent) will deliver to each Lender (through the Administrative Agent) which has so purchased a participating interest a participation certificate dated the date of receipt of such funds and in such amount. It is understood that the amount of funds delivered by each Lender shall be calculated on a net basis, giving effect to both the sales and purchases of participations by the various Lenders as required above.
     (c) Upon the occurrence of a Sharing Event all amounts from time to time accruing with respect to, and all amounts from time to time payable on account of, any outstanding Eurocurrency Borrowings initially denominated in a Qualified Foreign Global Currency (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such purchase) shall be payable in Dollars as if such Eurocurrency Borrowing had originally been made in Dollars.
     (d) If any amount required to be paid by any Lender pursuant to Section 2.26(b) is not paid to the Administrative Agent within one (1) Business Day following the date upon which such Lender receives notice from the Administrative Agent of the amount of its participations required to be purchased pursuant to Section 2.26(b), such Lender shall also pay to the Administrative Agent on demand an amount equal to the product of (i) the amount so required to be paid by such Lender for the purchase of its participations multiplied by (ii) the daily average Federal Funds Effective Rate during the period from and including the date of request for payment to the date on which such payment is immediately available to the Administrative Agent multiplied by (iii) a fraction the numerator of which is the number of days that elapsed during such period and the denominator of which is 360. If any such amount required to be paid by any Lender pursuant to Section 2.26(b) is not in fact made available to the Administrative Agent within three (3) Business Days following the date upon which such Lender receives notice from the Administrative Agent as to the amount of participations required to be purchased by it, the Administrative Agent shall be entitled to recover from such Lender on demand, such amount with interest thereon calculated from such request date at the rate per annum applicable to Floating Rate Borrowings. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts payable by any Lender pursuant to this Section shall be conclusive and binding.
     (e) Each Lender’s obligation to purchase participating interests pursuant to this Section shall be absolute and unconditional and shall not be affected by any circumstance including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any other Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default, (iii) any adverse change in the condition (financial or otherwise) of any Party or any other Person, (iv) any breach of this Agreement by any Party, any Lender or any other Person, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
     (f) Notwithstanding anything to the contrary contained elsewhere in this Agreement, upon any purchase of participations as required above, each Lender which has purchased such participations shall be entitled to receive from the Borrower any increased costs and indemnities directly from the Borrower to the same extent as if it were the direct Lender as opposed to a participant therein. The Borrower acknowledges and agrees that, upon the occurrence of a Sharing Event and after giving effect to the requirements of this Section, increased Taxes may be owing by the Borrower pursuant to Section 3.5, which Taxes shall be paid (to the extent provided in Section 3.5 by the Borrower, without any claim that the increased Taxes are not payable because same resulted from the participations effected as otherwise required by this Section.
     2.27. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
     (a) fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.6, and fees shall continue to accrue on the used portion of the Commitment of such Defaulting Lender pursuant to Section 2.6, but shall not be payable to such Defaulting Lender by the Borrower until such Defaulting Lender ceases to be a Defaulting Lender, if ever;
     (b) the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or Required Facility Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 8.2); provided that any waiver, amendment or modification that increases the Commitment of a Defaulting

Lender, forgives all or any portion of the principal amount of any Loan or Reimbursement Obligation or interest thereon owing to a Defaulting Lender, reduces the Applicable Margin on the underlying interest rate owing to a Defaulting Lender or extends the Facility Termination Date shall require the consent of such Defaulting Lender;
     (c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
     (i) so long as no Default or Unmatured Default has occurred and is continuing, all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;
     (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2A.9 and Section 8.1 for so long as such LC Exposure is outstanding;
     (iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees, and such fees shall not accrue, to such Defaulting Lender pursuant to Section 2A.8 with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
     (iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2A.8(a) shall be adjusted in accordance with such non-Defaulting Lenders’ reallocated Percentages; and
     (v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2A.8(a) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Lender until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
     (d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the related exposure to the Swingline Lender and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.27(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.27(c)(i) (and such Defaulting Lender shall not participate therein).
     If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Lender has a good faith belief that any Lender has defaulted or will default in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders or the Swingline Lender or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.
     In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Competitive Bid Loans and Swingline Loans) and the funded and unpaid participations of the other Lenders in the Swingline Loans and Letters of Credit as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Percentage.
ARTICLE IIA
THE LETTER OF CREDIT SUBFACILITY
     2A.1 Obligation to Issue. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, the Issuing Lender hereby agrees to issue for the account of the Borrower, one or more Facility Letters of Credit in accordance with this Article 2A, from time to time during the period commencing on the date hereof and ending on the fifth Business Day prior to the Facility Termination Date. Any Lender shall have the right to decline to be the Issuing Lender for a Facility Letter of Credit provided that if no other Lender agrees to be the Issuing Lender then the Administrative Agent shall agree to do so.
     2A.2 Types and Amounts. The Issuing Lender shall not:
     (i) issue any Facility Letter of Credit if the aggregate maximum amount then available for drawing under Letters of Credit issued by such Issuing Lender, after giving effect to the Facility Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuing Lender;
     (ii) issue any Facility Letter of Credit if, after giving effect thereto, the LC Exposure would exceed $50,000,000 or the Total Domestic Exposure plus the amount of all outstanding Competitive Bid Loans would exceed the aggregate Domestic Revolving Commitments;
     (iii) issue any Alternative Currency Letter of Credit if it has determined that it is unlawful to fund obligations in the Alternative Currency in which it is denominated, or
     (iv) issue any Facility Letter of Credit having an expiration date, or containing automatic extension provisions to extend such date, to a date which is later than five (5) Business Days prior to the Facility Termination Date (subject to the provisions set forth below).
     Notwithstanding the foregoing conditions contained in 2.A. 2 (iv) above, a Facility Letter of Credit may have an expiration date that is up to two (2) years after the maturity of the Facility provided that not later than forty-five (45) days prior to such maturity, Borrower provides cash or other collateral acceptable to all Lenders in the full amount available to be drawn (using the Dollar Equivalent thereof in the case of any Alternative Currency Letters of Credit) under all Facility Letters of Credit with expiration dates after the maturity date of the Facility. Any such collateral shall be held in the Letter of Credit Collateral Account.
     2A.3 Conditions. In addition to being subject to the satisfaction of the conditions contained in Section 4.2 hereof, the obligation of the Issuing Lender to issue any Facility Letter of Credit is subject to the satisfaction in full of the following conditions:
     (i) the Borrower shall have delivered to the Issuing Lender at such times and in such manner as the Issuing Lender may reasonably prescribe such documents and materials as may be reasonably required pursuant to the terms of the proposed Facility Letter of Credit (it being understood that if any inconsistency exists between such documents and the Loan Documents, the terms of the Loan Documents shall control) and the proposed Facility Letter of Credit shall be reasonably satisfactory to the Issuing Lender as to form and content; and
     (ii) as of the date of issuance, no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain the Issuing Lender from issuing the requested Facility Letter of Credit and no law, rule or regulation applicable to the Issuing Lender and no request or derivative (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Lender shall prohibit or request that the Issuing Lender refrain from the issuance of Letters of Credit generally or the issuance of the requested Facility Letter of Credit in particular.
     2A.4 Procedure for Issuance of Facility Letters of Credit.
     (a) Borrower shall give the Issuing Lender and the Administrative Agent at least five (5) Business Days’ prior written notice of any requested issuance of a Facility Letter of Credit under this Agreement (a “Letter of Credit Request”) (except that, in lieu of such written notice, the Borrower may give the Issuing Lender and the Administrative Agent telephonic notice of such request if confirmed in writing by delivery to the Issuing Lender and the Administrative Agent immediately (A) of a telecopy of the written notice required hereunder, or (B) of a telex containing all information required to be contained in such written notice; such notice shall be irrevocable and shall specify:
     (i) the stated amount of the Facility Letter of Credit requested (which stated amount shall not be less than $50,000); and
     (ii) the effective date (which day shall be a Business Day) of issuance of such requested Facility Letter of Credit (the “Issuance Date”); and
     (iii) the date on which such requested Facility Letter of Credit is to expire (which date shall be a Business Day and shall in no event be later than the latest permissible date pursuant to Section 2A.2; and
     (iv) the purpose for which such Facility Letter of Credit is to be issued; and
     (v) the full name and the address of the Person for whose benefit the requested Facility Letter of Credit is to be issued; and
     (vi) whether an Alternative Currency Letter of Credit is being requested and, if so, in which Alternative Currency, provided that if no Alternative Currency is requested, the Facility Letter of Credit shall be issued in Dollars.
     (b) At the time such request is made, the Borrower shall also provide the Administrative Agent and the Issuing Lender with a copy of the form of the Facility Letter of Credit that the Borrower is requesting be issued, which shall be subject to the approval of the Issuing Lender and Administrative Agent. Such notice, to be effective, must be received by such Issuing Lender and the Administrative Agent not later than 3:00 p.m. (New York time) on the last Business Day on which notice can be given under this Section 2A.4(a). Following receipt of such notice and prior to the issuance of the requested Facility Letter of Credit, the Administrative Agent shall calculate the Dollar Equivalent of such Facility Letter of Credit and shall notify the Parent Borrower, the relevant Borrower and the applicable Issuing Lender of the amount of the Total Domestic Exposure after giving effect to (i) the issuance of such Facility Letter of Credit, (ii) the issuance or expiration of any other Facility Letter of Credit that is to be issued or will expire prior to the requested date of issuance of such Facility Letter of Credit and (iii) the borrowing or repayment of any Domestic Revolving Loans or Swingline Loans that (based upon notices delivered to the Administrative Agent by the Parent Borrower) are to be borrowed or repaid prior to the requested date of issuance of such Facility Letter of Credit. A Facility Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Facility Letter of Credit the Parent Borrower and the relevant Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50,000,000, and (ii) the Total Domestic Exposure plus the amount of all outstanding Competitive Bid Loans shall not exceed the aggregate

Domestic Revolving Commitments. A Facility Letter of Credit shall not be issued, extended or renewed if the Issuing Lender has received written notice from the Administrative Agent at least one (1) Business Day prior to the date of such requested issuance, extension or renewal, that one or more applicable conditions contained in Section 4.2 shall not be satisfied. Administrative Agent shall promptly give a copy of the Letter of Credit Request to the other Lenders.
     (c) Subject to the terms and conditions of this Article IIA and provided that the applicable conditions set forth in Section 4.2 hereof have been satisfied, such Issuing Lender shall, on the Issuance Date, issue a Facility Letter of Credit on behalf of the Borrower in accordance with the Letter of Credit Request and the Issuing Lender’s usual and customary business practices unless the Issuing Lender has actually received (i) written notice from the Borrower specifically revoking the Letter of Credit Request with respect to such Facility Letter of Credit, (ii) written notice from a Lender, which complies with the provisions of Section 2A.6(a), or (iii) written or telephonic notice from the Administrative Agent stating that the issuance of such Facility Letter of Credit would violate Section 2A.2.
     (d) The Issuing Lender shall give the Administrative Agent and the Borrower written or telex notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Facility Letter of Credit (the “Issuance Notice”) and the Administrative Agent shall promptly give a copy of the Issuance Notice to the other Lenders.
     (e) The Issuing Lender shall not extend or amend any Facility Letter of Credit unless the requirements of this Section 2A.4 are met as though a new Facility Letter of Credit was being requested and issued.
     2A.5 Reimbursement Obligations; Duties of Issuing Lender.
     (a) If the applicable Issuing Lender shall make any LC Disbursement in respect of a Facility Letter of Credit, the relevant Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in Dollars, or (subject to the two immediately succeeding sentences) the applicable Alternative Currency, not later than 12:00 noon, New York City time, as applicable, on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, as applicable, on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, as applicable, on the Business Day immediately following the day that such Borrower receives such notice; provided that, in the case of any LC Disbursement made in Dollars, the relevant Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 or 2.4 that such payment be financed in Dollars with a Floating Rate Borrowing under the Domestic Revolving Facility or Swingline Loan in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Floating Rate Borrowing or Swingline Loan. If the relevant Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, the applicable Issuing Lender or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, such Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the relevant Issuing Lender or Lender or (y) reimburse each LC Disbursement made in such Alternative Currency in Dollars, in an amount equal to the Dollar Equivalent, calculated using the applicable Exchange Rate on the date such LC Disbursement is made, of such LC Disbursement. If the relevant Borrower fails to make such payment when due, then (i) if such payment relates to an Alternative Currency Letter of Credit, automatically and with no further action required, such Borrower’s obligation to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the Dollar Equivalent, calculated using the Exchange Rates on the date when such payment was due, of such LC Disbursement and (ii) the Administrative Agent shall promptly notify the applicable Issuing Lender and each other Domestic Revolving Lender of the applicable LC Disbursement, the Dollar Equivalent thereof (if such LC Disbursement relates to an Alternative Currency Letter of Credit), the payment then due from such Borrower in respect thereof and such Lender’s Percentage thereof. Promptly following receipt of such notice, each Domestic Revolving Lender shall pay to the Administrative Agent in Dollars its Percentage of the payment then due from the relevant Borrower (determined as provided in clause (i) above, if such payment relates to an Alternative Currency Letter of Credit), in the same manner as provided in Section 2.6 with respect to Loans made by such Lender (and Section 2.10 shall apply, mutatis mutandis, to the payment obligations of the Domestic Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Lender in Dollars the amounts so received by it from the Domestic Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from any Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Lender or, to the extent that Domestic Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Lenders and such Issuing Lender as their interests may appear. Any payment made by a Domestic Revolving Lender pursuant to this paragraph to reimburse any Issuing Lender for any LC Disbursement (other than the funding of Floating Rate Domestic Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve any Borrower of its obligation to reimburse such LC Disbursement.
     (b) If an Issuing Lender shall make any LC Disbursement, then, unless the relevant Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made (in the local time where the LC Disbursement is made regardless of when such reimbursement is due under Section 2A.5(a)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Floating Rate Borrowings; provided that, if such Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (a) of this Section, then Section 2.12 shall apply; provided further that, in the case of an LC Disbursement made under an Alternative Currency Letter of Credit, the amount of interest due with respect thereto shall (i) in the case of any LC Disbursement that is reimbursed on or before the Business Day immediately succeeding such LC Disbursement, (A) be payable in the applicable Alternative Currency and (B) if not reimbursed on the date of such LC Disbursement, bear interest at a rate equal to the rate reasonably determined by the applicable Issuing Lender to be the cost to such Issuing Lender of funding such LC Disbursement plus the Applicable Margin applicable to

Eurocurrency Revolving Loans at such time and (ii) in the case of any LC Disbursement that is reimbursed after the Business Day immediately succeeding such LC Disbursement (A) be payable in Dollars, (B) accrue on the Dollar Equivalent, calculated using the Exchange Rates on the date such LC Disbursement was made, of such LC Disbursement and (C) bear interest at the rate per annum then applicable to Floating Rate Revolving Loans, subject to Section 2.12. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Lender, except that interest accrued on and after the date of payment by any Domestic Revolving Lender pursuant to Section 2A.5 to reimburse such Issuing Lender shall be for the account of such Lender to the extent of such payment.
     2A.6 Participation.
     (a) Immediately upon issuance by the Issuing Lender of any Facility Letter of Credit in accordance with the procedures set forth in Section 2A.4, each Domestic Revolving Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Lender, without recourse, representation or warranty, an undivided interest and participation equal to such Lender’s Percentage in such Facility Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto) and any security therefor or guaranty pertaining thereto (using the Dollar Equivalent thereof in the case of any Alternative Currency Letters of Credit); provided that a Facility Letter of Credit issued by the Issuing Lender shall not be deemed to be a Facility Letter of Credit for purposes of this Section 2A.6 if the Issuing Lender shall have received written notice from any Lender on or before the Business Day prior to the date of its issuance of such Facility Letter of Credit that one or more of the conditions contained in Section 2A.2 is not then satisfied, and in the event the Issuing Lender receives such a notice it shall have no further obligation to issue any Facility Letter of Credit until such notice is withdrawn by that Lender or the Issuing Lender receives a notice from the Administrative Agent that such condition has been effectively waived in accordance with the provisions of this Agreement. Each Domestic Revolving Lender’s obligation to make further Domestic Revolving Loans to the Borrower (other than any payments such Lender is required to make under subparagraph (b) below) or issue any letters of credit on behalf of Borrower shall be reduced by such Lender’s Percentage of each Facility Letter of Credit outstanding.
     (b) In the event that the Issuing Lender makes any payment under any Facility Letter of Credit and the Borrower shall not have repaid such amount to the Issuing Lender pursuant to Section 2A.7 hereof, the Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Domestic Revolving Lender of such failure, and each Domestic Revolving Lender shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Lender the amount of such Lender’s Percentage of (i) each LC Disbursement made by such Issuing Lender in Dollars and (ii) the Dollar Equivalent, using the Exchange Rates on the date such payment is required, of each LC Disbursement made by such Issuing Lender in an Alternative Currency and, in each case, not reimbursed by the relevant Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to such Borrower for any reason (or, if such reimbursement payment was refunded in an Alternative Currency, the Dollar Equivalent thereof using the Exchange Rates on the date of such refund). The failure of any Domestic Revolving

Lender to make available to the Administrative Agent for the account of any Issuing Lender its Percentage of the unreimbursed amount of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Lender its Percentage of the unreimbursed amount of any payment on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent its Percentage of the unreimbursed amount of any payment on the date such payment is to be made.
     (c) Whenever the Issuing Lender receives a payment on account of a Reimbursement Obligation, including any interest thereon, the Issuing Lender shall promptly pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Lender which has funded its participating interest therein, in immediately available funds, an amount equal to such Lender’s Percentage thereof.
     (d) Upon the request of the Administrative Agent or any Lender, an Issuing Lender shall furnish to the Administrative Agent or such Lender copies of any Facility Letter of Credit to which that Issuing Lender is party and such other documentation as may reasonably be requested by the Administrative Agent or such Lender.
     (e) The obligations of a Lender to make payments to the Administrative Agent for the account of each Issuing Lender with respect to a Facility Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set-off, qualification or exception whatsoever other than a failure of any such Issuing Lender to comply with the terms of this Agreement relating to the issuance of such Facility Letter of Credit and shall be made in accordance with the terms and conditions of this Agreement under all circumstances.
     2A.7 Payment of Reimbursement Obligations.
     (a) The Borrower agrees to pay to each Issuing Lender the amount of all Reimbursement Obligations, interest and other amounts payable to such Issuing Lender under or in connection with any Facility Letter of Credit when due in accordance with Section 2A.5(a) above, irrespective of any claim, set-off, defense or other right which the Borrower may have at any time against any Issuing Lender or any other Person, under all circumstances, including without limitation any of the following circumstances:
     (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;
     (ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Lender, any Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower and the beneficiary named in any Facility Letter of Credit);

     (iii) any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect of any statement therein being untrue or inaccurate in any respect;
     (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or
     (v) the occurrence of any Default or Unmatured Default.
     (b) In the event any payment by the Borrower received by the Issuing Lender with respect to a Facility Letter of Credit and distributed by the Administrative Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from the Issuing Lender in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by the Issuing Lender, contribute such Lender’s Percentage of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Issuing Lender upon the amount required to be repaid by the Issuing Lender.
     2A.8 Compensation for Facility Letters of Credit.
     (a) Subject to Section 2.27, the Borrower shall pay to the Administrative Agent, for the ratable account of the Domestic Revolving Lenders, based upon such Lenders’ respective Percentages, a per annum fee (the “Facility Letter of Credit Fee”) with respect to the face amount of each Facility Letter of Credit (taking into account any reductions from time to time) that is equal to the LIBOR Applicable Margin. The Facility Letter of Credit Fee relating to any Facility Letter of Credit shall be due and payable in arrears in equal installments on each Payment Date and, to the extent any such fees are then due and unpaid, on the Facility Termination Date. The Administrative Agent shall promptly remit such Facility Letter of Credit Fees, when paid, to the other Domestic Revolving Lenders in accordance with their Percentages thereof. The fee due in connection with a Facility Letter of Credit issued in an Alternative Currency shall be calculated by multiplying (x) the average daily balance of each Alternative Currency Letter of Credit (expressed in the currency in which such Alternative Currency Letter of Credit is denominated) by (y) the Exchange Rate for each such Alternative Currency in effect on the last Business Day of such period or by such other reasonable method that the Administrative Agent deems appropriate.
     (b) The Issuing Lender also shall have the right to receive solely for its own account an issuance fee of 0.20% of the face amount of each Facility Letter of Credit, payable by the Borrower on the Issuance Date for each such Facility Letter of Credit. The Issuing Lender shall also be entitled to receive its reasonable out-of-pocket costs and the Issuing Lender’s standard charges of issuing, amending and servicing Facility Letters of Credit and processing draws thereunder. The Borrower shall pay such issuance fee and other amounts when due to the Issuing Lender.
     2A.9 Letter of Credit Collateral Account. The Borrower hereby agrees that it will, from the time a deposit is required pursuant to Section 8.1, Section 2A.2, Section 2.8(b) or Section 2.27(c) until Obligations are satisfied and all Facility Letters of Credit have expired or been terminated, maintain a special collateral account (the “Letter of Credit Collateral Account”)

at the Administrative Agent’s office at the address specified pursuant to Article XIII, in the name of the Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Domestic Revolving Lenders, and in which the Borrower shall have no interest other than as set forth in Section 8.1. Such Letter of Credit Collateral Account shall be funded to the extent required by Section 8.1, Section 2A.2, Section 2.8(b) or Section 2.27(c). In addition to the foregoing, the Borrower hereby grants to the Administrative Agent, for the benefit of itself, the Issuing Lender and the Lenders, a properly perfected security interest in and lien on the Letter of Credit Collateral Account, any cash or other funds, notes, certificates of deposit and other instruments that may hereafter be on deposit in such account, any certificates or instruments from time to time evidencing or representing the Letter of Credit Account, all interest, dividends and other property distributed in respect of or in exchange for the foregoing, and the proceeds thereof (the “Letter of Credit Collateral”), all to secure the payment and performance of the Obligations. The Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the Letter of Credit Collateral or (ii) create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to any of the Letter of Credit Collateral, except for the security interest created by this Section 2A.9.
     2A.10 Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Article VIII, all amounts (i) that a Borrower is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Alternative Currency Letter of Credit (other than amounts in respect of which such Borrower has deposited cash collateral pursuant to this Agreement, if such cash collateral was deposited in the applicable Alternative Currency to the extent so deposited or applied), (ii) that the Domestic Revolving Lenders are at the time or thereafter become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to the applicable Issuing Lender pursuant to 2A.5 in respect of unreimbursed LC Disbursements made under any Alternative Currency Letter of Credit and (iii) of each Domestic Revolving Lender’s participation in any Alternative Currency Letter of Credit under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the Dollar Equivalent, calculated using the Exchange Rates on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, the applicable Issuing Lender or any Lender in respect of the Obligations described in this paragraph shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.
ARTICLE III.
CHANGE IN CIRCUMSTANCES
     3.1. Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or the Issuing Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, including, without limitation, the adoption after the Closing Date of any rule, regulation, policy, guideline or directive promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act (collectively, “Change in Law”):
     (i) subjects any Lender or any applicable Lending Installation or the Issuing Lender to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or the Issuing Lender in respect of its Eurocurrency Loans, Facility Letters of Credit or participations therein, or
     (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the Issuing Lender (other than reserves and assessments taken into account in determining the interest rate applicable to Fixed Rate Borrowings), or
     (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or the Issuing Lender of making, funding or maintaining its Fixed Rate Loans, or of issuing or participating in Facility Letters of Credit, or reduces any amount receivable by any Lender or any applicable Lending Installation or the Issuing Lender in connection with its Fixed Rate Loans, Facility Letters of Credit or participations therein, or requires any Lender or any applicable Lending Installation or the Issuing Lender to make any payment calculated by reference to the amount of Fixed Rate Loans, Facility Letters of Credit or participations therein held or interest or Facility Letter of Credit Fees received by it, by an amount deemed material by such Lender or the Issuing Lender as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or the Issuing Lender, as the case may be, of making or maintaining its Fixed Rate Loans or Commitment or of issuing or participating in Facility Letters of Credit or to reduce the return receivable by such Lender or applicable Lending Installation or the Issuing Lender, as the case may be, in connection with such Fixed Rate Loans, Commitment, Facility Letters of Credit or participations therein, then, within ten (10) Business Days after receipt by the Borrower from such Lender or the Issuing Lender, as the case may be, of the statement referred to in the next sentence, the Borrower shall pay such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such increased cost or reduction in amount receivable. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 3.1, which statement shall be conclusive and binding upon all parties hereto absent manifest error.`
     3.2. Changes in Capital Adequacy Regulations. If a Lender or the Issuing Lender in good faith determines the amount of capital required or expected to be maintained by such Lender or the Issuing Lender, any Lending Installation of such Lender or the Issuing Lender or any corporation controlling such Lender or the Issuing Lender is increased as a result of a Change (as hereinafter defined), then, within 30 days of demand by such Lender or the Issuing Lender, the Borrower shall pay such Lender or the Issuing Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or the Issuing Lender in good faith determines is attributable to this Agreement, its Outstanding Credit Exposure or its obligation to make Loans and issue or participate in Facility Letters of Credit, as the case may be, hereunder (after taking into account such Lender’s or the Issuing Lender’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines (as hereinafter defined) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or the Issuing Lender or any Lending Installation or any corporation controlling any Lender or the Issuing Lender. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the 2004 report of the Basel Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurement and Capital Standards — A Revised Framework,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.
     3.3. Availability of Types of Borrowings. If any Lender in good faith determines that maintenance of any of its Fixed Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, the Administrative Agent shall suspend the availability of the affected Type of Borrowing and require any Fixed Rate Borrowings of the affected Type to be repaid; or if the Required Lenders in good faith determine that (i) deposits of a type or maturity appropriate to match fund Fixed Rate Borrowings are not available, the Administrative Agent shall suspend the availability of the affected Type of Borrowing with respect to any Fixed Rate Borrowings made after the date of any such determination, or (ii) an interest rate applicable to a Type of Borrowing does not accurately reflect the cost of making a Fixed Rate Borrowing of such Type, then, if for any reason whatsoever the provisions of Section 3.1 are inapplicable, the Administrative Agent shall suspend the availability of the affected Type of Borrowing with respect to any Fixed Rate Borrowings made after the date of any such determination. If the Borrower is required to so repay a Fixed Rate Borrowing, the Borrower may concurrently with such repayment borrow from the Lenders, in the amount of such repayment, a Loan bearing interest at the Alternate Base Rate.
     3.4. Funding Indemnification. If any payment of a ratable Fixed Rate Borrowing or a Competitive Bid Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a ratable Fixed Rate Borrowing or a Competitive Bid Loan is not made, or is not continued, converted or prepaid, in the case of a Eurocurrency Revolving Borrowing, on the date specified by the Borrower for any reason other than default by the Lenders or as a result of unavailability pursuant to Section 3.3, or the assignment of a ratable Fixed Rate Borrowing or a Competitive Bid Loan pursuant to Section 2.19 shall occur on a date other than the last day of the applicable Interest Period, the Borrower will indemnify each Lender for any loss or cost (only if and to the extent that a Lender requests such indemnification from the Borrower) incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the ratable Fixed Rate Borrowing or Competitive Bid Loan, as the case may be, and shall pay all such losses or costs within fifteen (15) days after written demand therefor. Without limitation of any losses arising from changes in the Fixed Rate adverse to the Lenders, in no event will the administrative fee payable by the Borrower as a result of such early payment or failure to make an advance exceed $250 per contract occurrence per Lender (such amount shall be payable only if and to the extent that a Lender requests such an administrative fee from the Borrower) to be billed by the Administrative Agent ten (10) Business Days following quarter-end along with breakage costs. Only if and to the extent that a Lender requests breakage costs from the Borrower, breakage costs for the Eurocurrency Borrowings shall be determined by the Administrative Agent on behalf of that Lender by multiplying the amount prepaid by the amount, if any, by which (x) a LIBOR-based rate for a term quoted on Page LIBOR 01 of the Reuters screen and closest to (but at least as long as) the remaining duration of the Interest Period as the case may be for the principal sum being prepaid, and for an amount comparable to such principal sum, is less than (y) the LIBOR Base Rate in effect for the principal sum being so prepaid, immediately prior to the prepayment of such sum, all as determined as of the date of the occurrence of the event giving rise to the LIBOR Rate break funding. Nothing in this Section 3.4 shall authorize the prepayment of a Competitive Bid Loan prior to the end of the applicable Interest Period.
     3.5. Taxes. All payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.
     (i) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).
     (ii) The Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 3.6.
     (iii) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI (or any successor or other applicable form prescribed by the IRS), certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.
     (iv) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States.
     (v) Each Non-U.S. Lender shall promptly notify the Borrower of any event of which it has knowledge that will result in, and will use reasonable commercial efforts available to it to mitigate or avoid, any obligation by the Borrower to pay any amount pursuant to Section 3.5. Without limiting the foregoing, each Non-U.S. Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Borrower of) any event described above.
     (vi) If any Lender or the Administrative Agent receives a refund or credit in respect of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.5, such Lender or Administrative Agent shall within 30 days from the date of such receipt pay over the amount of such refund or credit to the Borrower, net of all reasonable out-of-pocket expenses of such Lender or Administrative Agent and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund or credit); provided, that the Borrower, upon request of such Lender or Administrative Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other reasonable charges) to such Lender or Administrative Agent in the event such Lender or

Administrative Agent is required to repay such refund or credit to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     (vii) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate following receipt of such documentation.
     (viii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement and any such Lender obligated to indemnify the Administrative Agent shall not be entitled to indemnification from the Borrower with respect to such amounts, whether pursuant to this Article or otherwise, except to the extent the Borrower participated in the actions giving rise to such liability.
     3.6. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Fixed Rate Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Fixed Rate Borrowings under Section 3.3, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Fixed Rate Loan shall be calculated as though each Lender funded its Fixed Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Fixed Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.
     3.7. Change in Law. Notwithstanding any other provision of this Agreement, if, after the date hereof, (a) any Change in Law shall make it unlawful for any Issuing Lender to issue Facility Letters of Credit denominated in an Alternative Currency, or any Global Revolving Lender to make Global Revolving Loans denominated in a Qualified Foreign Global Currency, or (b) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls) or currency exchange rates that would make it impracticable for any Issuing Lender to issue Facility Letters of Credit denominated in such Alternative Currency for the account of a Borrower, or any Global Revolving Lender to make Global Revolving Loans denominated in a Qualified Foreign Global Currency, then by prompt written notice thereof to the Parent Borrower and to the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (i) such Issuing Lender may declare that Facility Letters of Credit will not thereafter be issued by it in the affected Alternative Currency or Alternative Currencies, whereupon the affected Alternative Currency or Alternative Currencies shall be deemed (for the duration of such declaration) not to constitute an Alternative Currency for purposes of the issuance of Facility Letters of Credit by such Issuing Lender, (ii) such Global Revolving Lender may declare that Global Revolving Loans will not thereafter be made by it in the affected Qualified Foreign Global Currency or Qualified Foreign Global Currencies, whereupon the affected Qualified Global Currency or Qualified Foreign Global Currencies shall be deemed (for the duration of such declaration) not to constitute a Qualified Foreign Global Currency for purposes of the making of Global Revolving Loans by such Global Revolving Lender.
ARTICLE IV.
CONDITIONS PRECEDENT
     4.1. Initial Borrowing. The Lenders shall not be required to make the initial Borrowing hereunder unless (a) the Borrower shall, prior to or concurrently with such initial Borrowing, have paid all fees due and payable to the Lenders and the Administrative Agent hereunder, and (b) the Borrower shall have furnished to the Administrative Agent, with sufficient copies for the Lenders, the following (the term “Borrower” being deemed to include any Qualified Borrower as of the Agreement Execution Date):
     (i) The duly executed originals of the Loan Documents, including the Notes, payable to the order of each of the Lenders (including the Qualified Borrower Note and Qualified Borrower Competitive Note from each Qualified Borrower), this Agreement, and the Qualified Borrower Guaranty;
     (ii) (a) Certificates of good standing for each Borrower from the states of organization of each Borrower, certified by the appropriate governmental officer and dated not more than thirty (30) days prior to the Agreement Execution Date, and (b) current foreign qualification certificates for the Borrower, certified by the appropriate governmental officer, for each other jurisdiction where the Borrower owns or leases real property;

     (iii) Copies of the formation documents (including code of regulations, if appropriate) of the Borrower certified by an officer of the Borrower, together with all amendments thereto;
     (iv) Incumbency certificates, executed by officers of the Borrower, which shall identify by name and title and bear the signature of the Persons authorized to sign the Loan Documents and to make borrowings hereunder on behalf of the Borrower, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;
     (v) Copies, certified by a Secretary or an Assistant Secretary of the Borrower of the Board of Directors’ resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for any Lender) authorizing the Borrowings provided for herein, with respect to the Borrower, and the execution, delivery and performance of the Loan Documents to be executed and delivered by the Borrower;
     (vi) A written opinion of the Borrower’s counsel, addressed to the Lenders in substantially the form of Exhibit B hereto or such other form as the Administrative Agent may reasonably approve;
     (vii) A certificate, signed by an officer of the Borrower, stating that on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing and that all representations and warranties of the Borrower are true and correct as of the initial Borrowing Date provided that such certificate is in fact true and correct;
     (viii) The most recent financial statements of the Borrower;
     (ix) UCC financing statement, judgment, and tax lien searches with respect to each Borrower from its State of organization;
     (x) Written money transfer instructions, in substantially the form of Exhibit E hereto, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested;
     (xi) A compliance certificate in the form of Exhibit C as of the most recent date available, executed by the Borrower’s chief financial officer or chief accounting officer prepared on the assumption that the other Indebtedness of Borrower being repaid by the initial Borrowing hereunder was replaced by Borrowings hereunder for the period covered by such certificate;
     (xii) Evidence that the Commitments of any lenders under the Prior Agreement which are not Lenders under this Agreement (the “Exiting Lenders”) have been properly terminated and all amounts due to the Exiting Lenders have been paid, or will be paid out of the proceeds of the initial Borrowing hereunder;

     (xiii) Evidence that all upfront fees due to each of the Lenders under the terms of their respective commitment letters have been paid, or will be paid out of the proceeds of the initial Borrowing hereunder;
     (xiv) (A) Execution of an amendment to, or an amendment and restatement of, the Borrower’s First Amended and Restated Secured Term Loan Agreement dated as of June 29, 2006, as amended, in order to revise the financial covenants set forth therein to be consistent with the financial covenants set forth herein, in form and substance satisfactory to the Administrative Agent, and (B) concurrently with the initial Borrowing (as evidenced by the submission of a Borrowing Request for such purpose), prepayment of the principal amount of the loans thereunder in an amount equal to $200,000,000;
     (xv) execution of an amendment to, or an amendment and restatement of, the Borrower’s approximately $75,000,000 credit facility with PNC Bank, N.A. in order to revise the financial covenants set forth therein to be consistent with the financial covenants set forth herein, in form and substance satisfactory to the Administrative Agent; and
     (xvi) Such other documents as any Lender or its counsel may have reasonably requested, the form and substance of which documents shall be reasonably acceptable to the parties and their respective counsel.
     4.2. Each Borrowing. The Lenders shall not be required to make any Borrowing and the Issuing Lender shall not be required to issue, amend, renew or extend any Facility Letters of Credit, unless on the applicable Borrowing Date or Issuance Date (or date of amendment, renewal or extension of a Facility Letter of Credit):
     (i) There exists no Default or Unmatured Default; and
     (ii) The representations and warranties of the Borrower contained in Article V are true and correct in all material respects as of such date with respect to Borrower and to any Subsidiary in existence on such date; provided that any representation or warranty that is qualified as to “materiality”, Material Adverse Effect or similar language shall be true and correct in all respects on such Borrowing Date and any such representation or warranty that is stated to relate solely to an earlier date shall be true and correct on and as of such earlier date.
     Each Borrowing Request with respect to each such Borrowing or such Letter of Credit Request shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Lenders that:
     5.1. Existence. DDR is a corporation duly organized and validly existing under the laws of the State of Ohio, with its principal place of business in Beachwood, Ohio and is duly qualified as a foreign corporation, properly licensed (if required), in good standing and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing and to have the requisite authority would not have a Material Adverse Effect. Each Qualified Borrower is duly organized and validly existing under the laws of its state of organization, properly licensed (if required) in good standing, and has requisite authority to conduct its businesses in each jurisdiction in which its business is conducted except where the failure to be qualified, licensed and in good standing and to have the requisite authority would not have a Material Adverse Effect. Each of Borrower’s Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.
     5.2. Authorization and Validity. The Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
     5.3. No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or the Borrower’s or any Subsidiary’s articles of incorporation or by-laws, or the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default would not have a Material Adverse Effect, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents other than the filing of a copy of this Agreement, or the filing of information concerning this Agreement, with the Securities and Exchange Commission.
     5.4. Financial Statements; Material Adverse Change. All consolidated financial statements of the Borrower and its Subsidiaries heretofore or hereafter delivered to the Lenders were prepared in accordance with GAAP in effect on the preparation date of such statements and fairly present in all material respects the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended, subject, in the case of interim financial statements, to normal and customary year-end adjustments. Since December 31, 2009, there was no change in the business, properties, or condition (financial or otherwise) of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

     5.5. Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. No tax liens have been filed and remain outstanding for amounts in excess of $250,000. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.
     5.6. Litigation and Guarantee Obligations. Except as set forth on Schedule 3 hereto, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. The Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 6.1 or as set forth in written notices to the Administrative Agent given from time to time after the Agreement Execution Date on or about the date such material contingent obligations are incurred.
     5.7. ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $1,000,000. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $250,000 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.
     5.8. Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender will be, to the knowledge of Borrower, true and accurate (taken as a whole) on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading in light of the circumstances and purposes for which such information was provided at such time.
     5.9. Regulation U. The Borrower has not used the proceeds of any Borrowing to buy or carry any margin stock (as defined in Regulation U) in violation of the terms of this Agreement.
     5.10. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could have a Material Adverse Effect, or (ii) any agreement or instrument evidencing or governing Indebtedness, which default would constitute a Default hereunder.

     5.11. Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any non-compliance which would not have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a Material Adverse Effect.
     5.12. Ownership of Properties. Except as set forth on Schedule 2 hereto, on the date of this Agreement, the Borrower and its Subsidiaries will have good and marketable title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in the financial statements as owned by it.
     5.13. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     5.14. Reserved.
     5.15. Solvency.
     (i) Immediately after the Agreement Execution Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.
     (ii) The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

     5.16. Insurance. The Borrower and its Subsidiaries carry insurance on their Projects with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Projects in localities where the Borrower and its Subsidiaries operate, including, without limitation:
     (i) Property and casualty insurance (including coverage for flood and other water damage for any Project located within a 100-year flood plain) in the amount of the replacement cost of the improvements at the Project (to the extent replacement cost insurance is maintained by companies engaged in similar business and owning similar properties);
     (ii) Builder’s risk insurance for any Project under construction in the amount of the construction cost of such Project;
     (iii) Loss of rental income insurance in the amount not less than one year’s gross revenues from the Projects; and
     (iv) Comprehensive general liability insurance in the amount of $20,000,000 per occurrence.
     5.17. REIT Status. The Borrower is in good standing on the New York Stock Exchange, is qualified as a real estate investment trust under Section 856 of the Code and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of the Borrower as a real estate investment trust.
     5.18. Environmental Matters. Each of the following representations and warranties is true and correct on and as of the Agreement Execution Date except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
     (a) To the best knowledge of the Borrower, the Projects of the Borrower and its Subsidiaries do not contain any Materials of Environmental Concern in amounts or concentrations which constitute a violation of, or could reasonably give rise to liability of the Borrower or any Subsidiary under, Environmental Laws.
     (b) To the best knowledge of the Borrower, (i) the Projects of the Borrower and its Subsidiaries and all operations at the Projects are in compliance with all applicable Environmental Laws, and (ii) with respect to all Projects owned by the Borrower and/or its Subsidiaries (x) for at least two (2) years, have in the last two years, or (y) for less than two (2) years, have for such period of ownership, been in compliance in all material respects with all applicable Environmental Laws.
     (c) Neither the Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Projects, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

     (d) To the best knowledge of the Borrower, Materials of Environmental Concern have not been transported or disposed of from the Projects of the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could reasonably give rise to liability of the Borrower or any Subsidiary under, Environmental Laws, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Projects of the Borrower and its Subsidiaries in violation of, or in a manner that could give rise to liability of the Borrower or any Subsidiary under, any applicable Environmental Laws.
     (e) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any of its Subsidiaries is or, to the Borrower’s knowledge, will be named as a party with respect to the Projects of the Borrower and its Subsidiaries, nor are there any consent decrees or other decrees, consent orders, administrative order or other orders, or other administrative of judicial requirements outstanding under any Environmental Law with respect to the Projects of the Borrower and its Subsidiaries.
     (f) To the best knowledge of the Borrower, there has been no release or threat of release of Materials of Environmental Concern at or from the Projects of the Borrower and its Subsidiaries, or arising from or related to the operations of the Borrower and its Subsidiaries in connection with the Projects in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.
     5.19. Unencumbered Assets. Each of the assets included as an Unencumbered Asset for purposes of the covenants contained herein, satisfies each of the requirements for an Unencumbered Asset set forth in the definition thereof.
ARTICLE VI.
COVENANTS
     During the term of this Agreement and until payment in full of the Obligations and termination of the Commitments, unless the Required Lenders shall otherwise consent in writing:
     6.1. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Lenders:
     (i) As soon as available, but in any event not later than 45 days after the close of the first three fiscal quarters of each fiscal year, commencing with the fiscal quarter ended September 30, 2010, for the Borrower and its Subsidiaries, a copy of Borrower’s Financial Statements in the form filed under 10-Q which shall include an unaudited consolidated balance sheet as of the close of each such period and the related unaudited consolidated statements of income and retained earnings and of cash flows of the Borrower and its Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, all certified by the Borrower’s chief financial officer or chief accounting officer;

     (ii) As soon as available, but in any event not later than 45 days after the close of the first three fiscal quarters, for the Borrower and its Subsidiaries, a copy of the Borrower’s Quarterly Financial Supplement and other schedules as may be required containing the following reports in form and substance reasonably satisfactory to the Lenders, which may be in the form filed as its 10-Q, all certified by the entity’s chief financial officer or chief accounting officer: a statement of Funds From Operations, a statement detailing Consolidated Outstanding Indebtedness, Consolidated Secured Indebtedness, Consolidated Unsecured Indebtedness, Consolidated Cash Flow and, upon request, an asset schedule listing all consolidated assets and their net operating income with a breakdown between Unencumbered Assets and other assets, and Acquisition Assets, Borrower will provide such other information as may be reasonably requested;
     (iii) As soon as available, but in any event not later than 90 days after the close of each fiscal year, for the Borrower and its Subsidiaries, (A) audited annual financial statements in the form filed as 10-K, including a consolidated balance sheet as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, prepared by PricewaterhouseCoopers (or other independent certified public accountants of nationally recognized standing reasonably acceptable to Administrative Agent) and (B) an asset schedule listing all consolidated assets and their net operating income with a breakdown between Unencumbered Assets and other assets, and Acquisition Assets;
     (iv) Together with the quarterly and annual financial statements required hereunder (including those for the fiscal quarter ending September 30, 2010), a compliance certificate in substantially the form of Exhibit C hereto signed by the Borrower’s chief financial officer or chief accounting officer showing the calculations and computations necessary to determine compliance with this Agreement and stating that, to such officer’s knowledge, no Default or Unmatured Default exists, or if, to such officer’s knowledge, any Default or Unmatured Default exists, stating the nature and status thereof;
     (v) As soon as possible and in any event within 10 days after a responsible officer of the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto;
     (vi) As soon as possible and in any event within 10 days after receipt by a responsible officer of the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could have a Material Adverse Effect;
     (vii) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished;
     (viii) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other reports and any other public information which the Borrower or any of its Subsidiaries files with the Securities Exchange Commission; and
     (ix) Such other information (including, without limitation, financial statements for the Borrower and non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.
     Documents required to be delivered pursuant to Sections 6.1(i), (ii), (iii), (vii) or (viii) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed in Article XIII; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Joint Lead Arrangers shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

     6.2. Use of Proceeds. The Borrower will, and will cause each of its Subsidiaries to, use the proceeds of the Borrowings for the general corporate purposes of the Borrower, including working capital needs, the repayment of Indebtedness, financing for property acquisitions of new Projects, construction of new improvements or expansions of existing improvements on Projects, to repay outstanding Borrowings and the making of Mezzanine Debt Investments. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Borrowings and Facility Letters of Credit (i) to purchase or carry any “margin stock” (as defined in Regulation U) if such usage could constitute a violation of Regulation U by any Lender, (ii) to fund any purchase of, or offer for, any Capital Stock of any Person, unless such Person has consented to such offer prior to any public announcements relating thereto, or (iii) to make any Acquisition other than a Permitted Acquisition.
     6.3. Notice of Default. The Borrower will give, and will cause each of its Subsidiaries to give, prompt notice in writing to the Administrative Agent and the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.
     6.4. Conduct of Business. The Borrower will do, and will cause each of its Subsidiaries to do, all things necessary to remain duly incorporated or duly qualified, validly existing and in good standing as a real estate investment trust, corporation, general partnership, limited partnership, or limited liability company, as the case may be, in its jurisdiction of incorporation/formation (except with respect to mergers permitted pursuant to Section 6.12 and Permitted Acquisitions) and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and to carry on and conduct their businesses in substantially the same manner as they are presently conducted where the failure to do so could reasonably be expected to have a Material Adverse Effect and, specifically, neither the Borrower nor its Subsidiaries may undertake any business other than the acquisition, development, ownership, management, operation and leasing of retail, office or industrial properties, and ancillary businesses specifically related to such types of properties.
     6.5. Taxes. The Borrower will pay, and will cause each of its Subsidiaries to pay, when due all taxes, assessments and governmental charges and levies upon them of their income, profits or Projects, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.
     6.6. Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain insurance which is consistent with the representation contained in Section 5.16 on all their Property and the Borrower will furnish to any Lender upon reasonable request full information as to the insurance carried.
     6.7. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they may be subject, the violation of which could reasonably be expected to have a Material Adverse Effect.
     6.8. Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep their respective Projects and Properties, reasonably necessary for the continuous operation of the Projects, in good repair, working order and condition, ordinary wear and tear excepted.

     6.9. Inspection. The Borrower will, and will cause each of its Subsidiaries to, permit the Lenders upon reasonable notice, by their respective representatives and agents, to inspect any of the Projects, corporate books and financial records of the Borrower and each of its Subsidiaries, to examine and make copies of the books of accounts and other financial records of the Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and each of its Subsidiaries with officers thereof, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.
     6.10. Maintenance of Status. The Borrower shall at all times (i) remain a corporation listed and in good standing on the New York Stock Exchange, and (ii) maintain its status as a real estate investment trust in compliance with all applicable provisions of the Code relating to such status.
     6.11. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Capital Stock, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, and (d) the Borrower may make Restricted Payments if there is no then existing Default or Unmatured Default hereunder (after notice thereof to Borrower), no Default or Unmatured Default would occur after giving effect to such Restricted Payment, and Restricted Payments paid on account of any period of four (4) consecutive fiscal quarters, in the aggregate, would not exceed 95% of Funds From Operations for such period of four (4) consecutive fiscal quarters. Notwithstanding the foregoing, the Borrower or any Subsidiary shall be permitted at all times to distribute whatever amount of dividends is necessary to maintain its tax status as a real estate investment trust.
     6.12. Merger; Sale of Assets. (a) The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any merger (other than mergers in which the Borrower or such Subsidiary is the survivor and mergers of Subsidiaries (but not the Borrower) as part of transactions that are Permitted Acquisitions provided that following such merger the target entity becomes a Wholly-Owned Subsidiary of Borrower), consolidation, reorganization or liquidation or transfer or otherwise dispose of all or a Substantial Portion of their Properties, except for (i) such transactions that occur between Wholly-Owned Subsidiaries or between Borrower and a Wholly-Owned Subsidiary, (ii) mergers solely to change the jurisdiction of organization of a Subsidiary, and (iii) as otherwise approved in advance by the Required Lenders.
     (b) Without the prior written consent of the Required Lenders, the Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer or otherwise dispose of any of their respective Properties or Projects if a Default has occurred and is continuing.
     (c) The Borrower shall deliver to the Administrative Agent and the Lenders prior written notice of the sale, transfer or other disposition of an Unencumbered Asset in a single transaction for consideration in excess of $400,000,000. In addition, simultaneously with delivery of any such notice, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower’s chief financial officer or chief accounting officer certifying that the Borrower is in compliance in all material respects with this Agreement and the other Loan Documents and would be in compliance with the financial covenants set forth in Section 6.18 on a pro-forma basis using the most recent quarterly financial statements then available and after giving effect to the proposed transaction (or will be after making the required prepayments described in the next paragraph), along with a certification that the Borrower has no knowledge of any facts or circumstances that would make any such information inaccurate, incomplete or otherwise misleading in any material respect.
     To the extent such proposed transaction would result in a failure to comply with the covenants set forth herein, the Borrower shall apply the proceeds of such transaction (together with such additional amounts as may be required), to prepay the Obligations in an amount equal to that which would be required to reduce the Obligations so that Borrower will be in compliance with the covenants set forth herein upon the consummation of the contemplated transaction. Amounts so prepaid shall be applied to the Obligations in accordance with Section 2.8.
     6.13. Sale and Leaseback. The Borrower will not, nor will it permit any of its Subsidiaries to, sell or transfer a Substantial Portion of its Property in order to concurrently or subsequently lease such Property as lessee.
     6.14. Acquisitions and Investments. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:
     (i) Cash Equivalents;
     (ii) Investments in existing Subsidiaries, Investments in Subsidiaries formed for the purpose of developing or acquiring Properties, Investments in joint ventures and partnerships engaged solely in the business of purchasing, developing, owning, operating, leasing and managing retail properties and office and industrial properties, and Investments in new Subsidiaries with the prior written consent of the Required Lenders, which shall not be unreasonably withheld so long as no Default or Unmatured Default has occurred and is continuing;
     (iii) Mezzanine Debt Investments;
     (iv) Investments consisting of intercompany loans and advances between a Borrower and a Subsidiary, between a Subsidiary and a Borrower, between Borrowers and between Subsidiaries;
     (v) transactions permitted pursuant to Section 6.12; and
     (vi) Acquisitions of Persons whose primary operations consist of the ownership, development, operation and management of retail, office or industrial properties;

provided that, after giving effect to such Acquisitions and Investments, Borrower continues to comply with all its covenants herein. Acquisitions permitted pursuant to this Section 6.14 shall be deemed to be “Permitted Acquisitions”.
     6.15. Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:
     (i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books;
     (ii) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;
     (iii) Liens arising out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;
     (iv) Easements, restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries; and
     (v) Liens other than Liens described in subsections (i) through (iv) above arising in connection with any Indebtedness permitted hereunder to the extent such Liens will not result in a Default in any of Borrower’s covenants herein.
Liens permitted pursuant to this Section 6.15 shall be deemed to be “Permitted Liens”.
     6.16. Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.
     6.17. Financial Undertakings. The Borrower will not enter into or remain liable upon, nor will it permit any Subsidiary to enter into or remain liable upon, any Financial Undertaking, except to the extent required to protect the Borrower and its Subsidiaries against increases in interest payable by them under variable interest Indebtedness.

     6.18. Indebtedness and Cash Flow Covenants. The Borrower on a consolidated basis with its Subsidiaries shall not permit, as of the last day of any fiscal quarter:
     (i) the sum of (x) Consolidated Outstanding Indebtedness minus (y) the amount of restricted cash and Cash Equivalents held as collateral or in escrow in a bank account by a lender, creditor, or counterparty (“Restricted Cash Collateral”) with respect to any Consolidated Outstanding Indebtedness to exceed sixty percent (60%) of Consolidated Market Value;
     (ii) the sum of (x) Consolidated Secured Indebtedness minus (y) Restricted Cash Collateral with respect to Consolidated Secured Indebtedness to exceed thirty-five percent (35%) of Consolidated Market Value;
     (iii) the Value of Unencumbered Assets to be less than 1.67 times the sum of (x) Consolidated Unsecured Indebtedness minus (y) Restricted Cash Collateral with respect to Consolidated Unsecured Indebtedness;
     (iv) Consolidated Cash Flow to be less than 1.5 times Fixed Charges, based on the most recent four (4) fiscal quarters;
     (v) Investments in Investment Affiliates (valued on a GAAP basis) to exceed thirty percent (30%) of Consolidated Market Value;
     (vi) the Consolidated Group’s aggregate Investment in Developable Land, Passive Non-Real Estate Investments, First Mortgage Receivables, Assets Under Development, and Properties not located in the United States or Puerto Rico, to exceed thirty percent (30%) of Consolidated Market Value; for purposes hereof, Developable Land, Passive Non-Real Estate Investments and First Mortgage Receivables will be valued at the lower of acquisition cost or market value;
     (vii) the ratio of Unencumbered NOI for the period of four (4) fiscal quarters then ended to Consolidated Unsecured Indebtedness to be less than (A) 10% for the period from the Closing Date through the fiscal quarter ending December 31, 2010, (B) 11% for the fiscal quarters ending on March 31, 2011 through June 30, 2012, and (C) 11.5% for the fiscal quarters ending September 30, 2012 and thereafter; and
     (viii) the aggregate principal amount of Recourse Indebtedness that is secured by a Lien on partnership or other equity interests or by any other Lien which is not a mortgage Lien on real property shall not exceed $800,000,000.
     6.19. Environmental Matters. Borrower and its Subsidiaries shall:
     (a) Comply with, and use all reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use all reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material

Adverse Effect; provided that in no event shall the Borrower or its Subsidiaries be required to modify the terms of leases, or renewals thereof, with existing tenants (i) at Projects owned by the Borrower or its Subsidiaries as of the date hereof, or (ii) at Projects hereafter acquired by the Borrower or its Subsidiaries as of the date of such acquisition, to add provisions to such effect.
     (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that (i) the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect, or (ii) the Borrower has determined in good faith that contesting the same is not in the best interests of the Borrower and its Subsidiaries and the failure to contest the same could not be reasonably expected to have a Material Adverse Effect.
     (c) Defend, indemnify and hold harmless Administrative Agent and each Lender, and their respective officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower, its Subsidiaries or the Projects, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. This indemnity shall continue in full force and effect regardless of the termination of this Agreement.
     (d) Prior to the acquisition of a new Project after the Agreement Execution Date, perform or cause to be performed an environmental investigation consistent with standards used by institutional purchasers of similar properties. In connection with any such investigation, Borrower shall cause to be prepared a report of such investigation, to be made available to any Lenders upon reasonable request, for informational purposes.
ARTICLE VII.
DEFAULTS
     The occurrence of any one or more of the following events shall constitute a Default:
     7.1. Nonpayment of any principal payment on any Note when due.
     7.2. Nonpayment of interest upon any Note or of any Facility Fee or other payment Obligations under any of the Loan Documents within five (5) Business Days after the same becomes due.
     7.3. The breach of any of the terms or provisions of Sections 6.2 through 6.18.

     7.4. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Loan, or any material certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.
     7.5. The breach by the Borrower (other than a breach which constitutes a Default under Sections 7.1, 7.2, 7.3 or 7.4) of any of the terms or provisions of this Agreement which is not remedied within fifteen (15) days after written notice from the Administrative Agent or any Lender.
     7.6. Failure of the Borrower or any of its Subsidiaries to pay when due any Indebtedness (other than Nonrecourse Indebtedness), in excess of $50,000,000 in the aggregate, after giving effect to any applicable cure, grace or forbearance periods; or the default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement, or any other event shall occur or condition exist, which causes or permits Indebtedness (other than Nonrecourse Indebtedness) in excess of $50,000,000 in the aggregate to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof, after giving effect to any applicable cure, grace or forbearance periods (provided that (a) the failure to pay any such Indebtedness shall not constitute a Default so long as the Borrower or its Subsidiaries is diligently contesting the payment of the same by appropriate legal proceedings and the Borrower or its Subsidiaries have set aside, in a manner reasonably satisfactory to Administrative Agent, a sufficient reserve to repay such Indebtedness plus all accrued interest thereon calculated at the default rate thereunder and costs of enforcement in the event of an adverse outcome) and (b) in the case of Indebtedness that is partially Recourse Indebtedness and partially Nonrecourse Indebtedness, (i) to the extent that the Recourse Indebtedness been paid in full or otherwise irrevocably satisfied, such Indebtedness shall be considered Nonrecourse Indebtedness, and (ii) only the portion of any Indebtedness that is Recourse Indebtedness shall be counted against the $50,000,000 figure set forth above.
     7.7. The Borrower, or any Subsidiary having more than $20,000,000 of Equity Value (or in the case of a Subsidiary that is not a Wholly-Owned Subsidiary, a Subsidiary for which the Borrower’s proportionate share of the Equity Value of such Subsidiary exceeds $20,000,000), shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.7, (vi) fail to contest in good faith any appointment or proceeding described in Section 7.8 or (vii) admit in writing its inability to pay its debts generally as they become due.
     7.8. A receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Subsidiary having more than $20,000,000 of Equity Value (or in the case of a Subsidiary that is not a Wholly-Owned Subsidiary, a Subsidiary for which the Borrower’s proportionate share of the Equity Value of such Subsidiary exceeds $20,000,000), or for any Substantial Portion of the Property of the Borrower or such Subsidiary, or a proceeding described in Section 7.7(iv) shall be instituted against the Borrower or any such Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of ninety (90) consecutive days.
     7.9. The Borrower or any of its Subsidiaries shall fail within sixty (60) days to pay, bond or otherwise discharge any judgments or orders for the payment of money in an amount which, when added to all other judgments or orders outstanding against Borrower or any Subsidiary would exceed $20,000,000 in the aggregate, which have not been stayed on appeal or otherwise appropriately contested in good faith.
     7.10. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $1,000,000 or requires payments exceeding $500,000 per annum.
     7.11. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $500,000.
     7.12. Failure to remediate within the time period permitted by law or governmental order, after all administrative hearings and appeals have been concluded (or within a reasonable time in light of the nature of the problem if no specific time period is so established), environmental problems at Properties owned by the Borrower or any of its Subsidiaries or Investment Affiliates if the estimated costs of remediation at all such Properties in the aggregate exceed $20,000,000.
     7.13. The occurrence of any “Default” as defined in any Loan Document or the breach of any of the terms or provisions of any Loan Document, which default or breach continues beyond any period of grace therein provided.
     7.14. The occurrence of any Material Adverse Effect.
     7.15. The Borrower or any other Loan Party shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement or any other Loan Document, or this Agreement or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).
     7.16. A Change of Control shall occur.

ARTICLE VIII.
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
     8.1. Acceleration. If any Default described in Section 7.7 or 7.8 occurs with respect to the Borrower, the Commitments and all other obligations of the Lenders to make Loans and of the Issuing Lender to issue Facility Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender and without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives. If any other Default occurs, the Required Lenders, at any time prior to the date that such Default has been fully cured, may terminate or suspend the Commitments and all other obligations of the Lenders to make Loans hereunder and to issue Facility Letters of Credit, whereupon (in the case of termination) the Commitments and such other obligations of the Lenders shall terminate, or declare the Obligations to be due and payable, or both, whereupon if the Required Lenders elected to accelerate (i) the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives and (ii) if any automatic or optional acceleration has occurred, the Administrative Agent, as directed by the Required Lenders (or if no such direction is given within 30 days after a request for direction, as the Administrative Agent deems in the best interests of the Lenders, in its sole discretion), shall use its good faith efforts to collect, including without limitation, by filing and diligently pursuing judicial action, all amounts owed by the Borrower under the Loan Documents.
     In addition to the foregoing, following the occurrence of a Default and so long as any Facility Letter of Credit has not been fully drawn and has not been cancelled or expired by its terms, upon demand by the Administrative Agent, the Borrower shall deposit in the Letter of Credit Collateral Account cash in an amount equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon provided that (i) the portions of such amount attributable to undrawn Alternative Currency Letters of Credit or LC Disbursements in an Alternative Currency that the Borrowers are not late in reimbursing shall be deposited in the applicable Alternative Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Default with respect to any Borrower described in Section 7.7 or 7.8. For the purposes of this paragraph, the Alternative Currency LC Exposure shall be calculated using the Exchange Rates on the date notice demanding cash collateralization is delivered to a Borrower. Each Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.8(b) and Section 2.27(c). Each such deposit pursuant to this paragraph or pursuant to Section 2.8(b) or Section 2.27(c) shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of each Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the relevant Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the Reimbursement Obligations of the relevant Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Domestic Revolving Lenders with LC Exposure representing at least 51% of the total LC Exposure), be applied to satisfy other obligations of such Borrower under this Agreement. If a Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of a Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Defaults have been cured or waived. If a Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.8(b) or Section 2.27(c), such amount (to the extent not applied as aforesaid) shall be returned to such Borrower as and to the extent that, after giving effect to such return, such Borrower would remain in compliance with Section 2.8(b) or Section 2.27(c), as applicable, and no Default shall have occurred and be continuing. The Borrower shall have no control over funds in the Letter of Credit Collateral Account, which funds will be invested by the Administrative Agent from time to time under the Facility Letters of Credit. Such funds, if any, remaining in the Letter of Credit Collateral Account following the payment of all Obligations in full shall, unless the Administrative Agent is otherwise directed by a court of competent jurisdiction, be promptly paid over to the Borrower.
     If, after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder or to issue Facility Letters of Credit as a result of any Default (other than any Default as described in Section 7.7 or 7.8 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, all of the Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.
     8.2. Amendments. Subject to the provisions of this Article VIII and the right of the Borrower, solely with the agreement of the Administrative Agent and such new banks or existing Lenders as may provide new or increased Commitments, to increase the Aggregate Commitment as described in Section 2.1 above, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into written agreements supplemental hereto for the purpose of amending or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default or any provision hereunder or under the other Loan Documents; provided however, that no such supplemental agreement or waiver shall, without the consent in writing of all Lenders affected thereby:
     (i) Extend the Facility Termination Date or forgive all or any portion of the principal amount of any Loan or accrued interest thereon or the Facility Fee, reduce the Applicable Margins or any accepted Absolute Rate (or modify any definition herein which would have the effect of reducing the Applicable Margins or any accepted Absolute Rate) or the underlying interest rate options or extend the time of payment of any such principal, interest or Facility Fees.
     (ii) Subject to releases given in accordance with Section 9.17, release DDR from its guarantee of the obligations of Qualified Borrowers or release any Subsidiary Guarantor (other than a Subsidiary Guarantor that has liquidated all of its assets and applied all of the proceeds of such liquidation in accordance with its organizational documents) from the Subsidiary Guaranty or any other future guarantor (other than a Subsidiary Guarantor that has liquidated all of its assets and applied all of the proceeds of such liquidation in accordance with its organizational documents) from any liability it may undertake with respect to the Obligations.
     (iii) Reduce the percentage specified in the definition of Required Lenders or Required Facility Lenders, as applicable, or change any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder.
     (iv) Increase the Aggregate Commitment beyond $1,200,000,000.
     (v) Permit the Borrower to assign its rights or obligations under this Agreement.
     (vi) Amend Sections 2.3, 2.13(ii), 2.24, 8.1, 8.2, 11.1 or 11.2.
No amendment, modification or waiver that increases the Commitment of any Lender shall be effective without the consent of such Lender. No amendment, modification or waiver of any provision of this Agreement relating to the Administrative Agent, the Issuing Lender or the Swingline Lender, including Section 2.27, shall be effective without the written consent of the Administrative Agent, the Issuing Lender or the Swingline Lenders as the case may be. No amendment, modification or waiver affecting the application of payments among the Facilities shall be effective without the consent of the Required Facility Lenders in respect of each of the Facilities adversely affected thereby. Each Lender which has been designated a Designated Lender may act on behalf of such Designated Lender with respect to any rights of such Designated Lender to grant or withhold any consent hereunder to the fullest extent it has been so delegated to act by such Designated Lender pursuant to its Designation Agreement.
     8.3. Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.
ARTICLE IX.
GENERAL PROVISIONS
     9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

     9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
     9.3. Taxes. Any taxes (excluding taxes on the overall net income of any Lender) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.
     9.4. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
     9.5. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior commitments, agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof.
     9.6. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.
     9.7. Expenses; Indemnification. The Borrower shall reimburse the Administrative Agent for any costs, internal charges and out-of-pocket expenses (including, without limitation, all reasonable fees for consultants and fees and reasonable expenses for attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent in connection with the amendment, modification, and enforcement of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including, without limitation, all fees and reasonable expenses for attorneys for the Administrative Agent and the Lenders, which attorneys may be employees of the Administrative Agent or the Lenders) paid or incurred by the Administrative Agent or any Lender in connection with the collection and enforcement of the Loan Documents (including, without limitation, any workout). The Borrower further agrees to indemnify the Administrative Agent, the Syndication Agent, the Documentation Agent, each Lender and their Affiliates, and their directors, officers, and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all fees and reasonable expenses for attorneys of the indemnified parties, all expenses of litigation or preparation therefor whether or not the Administrative Agent, the Syndication Agent, the Documentation Agent or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the Projects, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

     To the extent permitted by applicable law, the Borrower and its Affiliates shall not assert and hereby waive any claim against each Lender and its respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort, or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document, the transactions contemplated hereby or thereby, any Loan or the use of proceeds thereof or any act or omission or event occurring in connection therewith, and the Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     9.8. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.
     9.9. Accounting. Except as provided to the contrary herein, including Section 1.6, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.
     9.10. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
     9.11. Nonliability of Lenders. The relationship between the Borrower, on the one hand, and the Lenders, the Issuing Lender, the Joint Lead Arrangers and the Administrative Agent, on the other, shall be solely that of borrower and lender. None of the Administrative Agent, the Issuing Lender, any Joint Lead Arranger or any Lender shall have any fiduciary responsibilities to the Borrower. None of the Administrative Agent, the Issuing Lender, any Joint Lead Arranger or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.
     9.12. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
     9.13. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK COUNTY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE

ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.
     9.14. WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
     9.15. No Bankruptcy Proceedings. Each of the Borrower, the Lenders and the Administrative Agent agrees that it will not institute against any Designated Lender or join any other Person in instituting against any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy of similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Designated Lender.
     9.16. Judgment Currency. (a) The Borrowers’ obligations hereunder and under the other Loan Documents to make payments in a specified currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the date on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).
     (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrowers covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

     (c) For purposes of determining any rate of exchange or currency equivalent for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.
     9.17. Release of Subsidiary Guaranties. If a Subsidiary has delivered a Subsidiary Guaranty, Borrower may at any time request a release of such Subsidiary Guaranty. If there is no Default or Unmatured Default, and Borrower would still be in compliance with all covenants if such Subsidiary were not a Subsidiary Guarantor, then Administrative Agent shall deliver within ten (10) Business Days a release of such Subsidiary Guarantor without the consent of any Lender.
ARTICLE X.
THE ADMINISTRATIVE AGENT
     10.1. Appointment. JPMorgan Chase Bank, N.A. is hereby appointed Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the agent of such Lender. The Administrative Agent agrees to act as such upon the express conditions contained in this Article X. The Administrative Agent shall not have a fiduciary relationship in respect of the Borrower or any Lender by reason of this Agreement and except as expressly set forth herein for information provided to Administrative Agent in accordance with the requirements of this Agreement, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.
     10.2. Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent. The Administrative Agent shall administer this Agreement in the same manner and with the same standard of care as it administers similar agreements for its own account.
     10.3. General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for (i) any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct; or (ii) any determination by the Administrative Agent that compliance with any law or any governmental or quasi-governmental rule, regulation, order, policy, guideline or directive (whether or not having the force of law) requires the Borrowings and Commitments hereunder to be classified as being part of a “highly leveraged transaction”. The foregoing shall not limit the liability of the Administrative Agent for a breach of its express obligations and undertakings to the Lenders hereunder which continues after written notice to the Administrative Agent of such breach and its failure to cure such breach within a reasonable time after such notice.

     10.4. No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. Except as otherwise specifically provided herein, the Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity). Notwithstanding anything to the contrary herein, Administrative Agent shall make available promptly after the Agreement Execution Date to any Lender copies of all Loan Documents in its possession which are requested by any such Lender. Administrative Agent shall also furnish to all Lenders promptly after such items are available in final form copies of Default notices issued to the Borrower, amendments to any Loan Documents being proposed by the Administrative Agent or the Borrower, financial statements of the Borrower required hereunder, compliance certificates from the Borrower required by this Agreement or any other notice or communication from the Borrower specifically relating to this Agreement which is actually received by the Administrative Agent. Promptly after the Administrative Agent has actual knowledge of the occurrence of a Default hereunder, the Administrative Agent shall so notify the Lenders.
     10.5. Action on Instructions of Lenders. Notwithstanding anything herein to the contrary, the Administrative Agent shall in all cases be fully protected in so acting, or refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders or all of the Lenders, as the case may be, and such instructions and any action taken or failure to act pursuant to such written instructions shall be binding on all of the Lenders and on all holders of Notes and on the Administrative Agent.
     10.6. Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.
     10.7. Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.
     10.8. Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (i) for any amounts not reimbursed by the Borrower for which the Administrative

Agent is entitled to reimbursement by the Borrower under the Loan Documents (and without limiting the obligation of the Borrower to so reimburse), (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, if not paid by Borrower and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct or a breach of the Administrative Agent’s express obligations and undertakings to the Lenders which is not cured after written notice and within the period described in Section 10.3, and provided further that no Designated Lender shall be liable for any payment under this Section 10.8 so long as, and to the extent that, the Lender designating such Designated Lender makes such payment. To the extent any amounts so paid by Lenders are thereafter recovered by the Administrative Agent from the Borrower or otherwise, such recovered amount shall be remitted to the Lenders making such payment on a pro rata basis in accordance with their respective portions of such payment. The obligations of the Lenders and the Administrative Agent under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.
     10.9. Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacity, is not obligated to remain a Lender but if the Administrative Agent is no longer a Lender, the Administrative Agent shall resign and a successor shall be appointed as described in Section 10.11. The rights and duties of the Administrative Agent are separate from its rights and duties as a Lender and no transfer of all or any part of the Administrative Agent’s Commitment or its interest as a Lender in the Loans hereunder shall be deemed to transfer any of its rights and duties as Administrative Agent to its successor or successors as a Lender.
     10.10. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

     10.11. Successor Administrative Agent. Except as otherwise provided below, JPMorgan Chase Bank shall serve as Administrative Agent at all times during the term of this Facility. JPMorgan Chase Bank may resign as Administrative Agent in the event (x) JPMorgan Chase Bank and Borrower shall mutually agree in writing or (y) a Default shall occur and be continuing under the Loan Documents, or (z) JPMorgan Chase Bank shall determine, in its sole reasonable discretion, that because of its other banking relationships with Borrower and/or Borrower’s Affiliates at the time of such decision JPMorgan Chase Bank’s resignation as Administrative Agent would be necessary in order to avoid creating an appearance of impropriety on the part of JPMorgan Chase Bank. JPMorgan Chase Bank (or any successor Administrative Agent) may be removed as Administrative Agent by written notice received by Administrative Agent from the Required Lenders if JPMorgan Chase Bank (or such successor Administrative Agent) (a) engages in gross negligence or willful misconduct in the performance of its duties under the Loan Documents or (b) ceases to hold any Commitments or Loans under this Agreement. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning or removed Administrative Agent’s giving notice of its intention to resign or its receipt of notice of removal, then the resigning or removed Administrative Agent shall, prior to the effective date of its resignation, appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article XI shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents, subject to the limitations contained in such Article XI.
ARTICLE XI.
SETOFF; RATABLE PAYMENTS
     11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any of its Affiliates to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender at any time prior to the date that such Default has been fully cured, whether or not the Obligations, or any part hereof, shall then be due, subject to Section 11.2.

     11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 3.1, 3.2 or 3.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.
ARTICLE XII.
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
     12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of all Lenders (and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void) and (ii) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Borrower or the Administrative Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Administrative Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.
     12.2. Participations..
     12.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell, without the consent of the Borrower or the Administrative Agent, to one or more banks, financial institutions, pension funds, or any other funds or entities other than the Borrower or its Affiliates (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.
     12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment or postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Commitment or releases any Subsidiary from the Subsidiary Guaranty (subject to Section 9.17).
     12.2.3. Benefit of Setoff. The Borrower agrees that each Participant which has previously advised the Borrower in writing of its purchase of a participation in a Lender’s interest in its Loans shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents. Each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant, provided that such Lender and Participant may not each setoff amounts against the same portion of the Obligations, so as to collect the same amount from the Borrower twice. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.
     12.3. Assignments.
     12.3.1. Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to any of such Lender’s Affiliates or to another Lender or an Approved Fund, or with the prior approval of the Borrower, which shall not be unreasonably withheld or delayed (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof), any other entity (“Purchasers”) all or any portion of its rights and obligations under the Loan Documents, provided that (a) no assignee shall be entitled to receive any greater amount pursuant to Section 3.5 arising from events prior to the date of the assignment than the amount to which such assignor would have been entitled to receive had no assignment occurred, and such assignee is able to deliver the Form W-8BEN or W-8ECI referenced in Section 3.5(iv) hereof, (b) no assignments may be made to the Borrower or its Affiliates and (c) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if a Default has occurred and is continuing. Notwithstanding the foregoing, no approval of the Borrower shall be required for any such assignment if a Default has occurred and is then continuing. Such assignment shall be substantially in the form of Exhibit D hereto or in such other form as may be agreed to by the parties thereto. The consent of the Administrative Agent shall be required prior to an assignment becoming effective except in the case of an assignment to an Affiliated Qualified Institution, and the consent of the Issuing Lender and the Swingline Lender shall be required prior to any assignment becoming effective. Such consents shall not be unreasonably withheld or delayed. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that any foreclosure or similar action by such pledgee or assignee shall be subject to the provisions of this Section 12.3.1 concerning assignments; and provided, further that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     12.3.2. Effect; Effective Date. Upon (i) delivery to the Administrative Agent of a notice of assignment, substantially in the form attached as Exhibit “I” to Exhibit D hereto (a “Notice of Assignment”), together with any consents required by Section 12.3.1, and (ii) payment of a $3,500 fee by the assignor or assignee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender, and the transferor Lender shall automatically be released on the effective date of such assignment, with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.
     12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, subject to Section 12.6.
     12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5.
     12.6. Confidentiality. The Administrative Agent and Lenders agree to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public information provided to them by the Borrower or by any other Person on the Borrower’s behalf in connection with the Loan Documents and agree and undertake that neither they nor any of their Affiliates shall disclose any such information for any purpose or in any manner other than pursuant to the terms contemplated by the Loan Documents. The Administrative Agent and each Lender may disclose such information (1) at the request of (A) any regulatory authority with jurisdiction over the Administrative Agent and/or the Lenders or in connection with an examination of such Person by any such authority, or (B) any self-regulated body (2) pursuant to subpoena or other process of a court having jurisdiction over the Administrative Agent and/or the Lenders, (3) when required to do so in accordance with the provisions of any applicable law, (4) at the express direction of any other governmental authority, with jurisdiction over the Administrative Agent and/or the Lenders, of any State of the United States of America or of any other jurisdiction in which such Person conducts its business, (5) to such Person’s independent auditors, attorneys, agents and other professional advisors, (6) if such information has become public other than through disclosure by such Person or any Lender, (7) in connection with any litigation involving such Person, and (8) to any Affiliate of such Person which agrees to be bound by this Section 12.6. Notwithstanding the foregoing, the Borrower authorizes each of the Administrative Agent and each Lender to disclose to any prospective or actual Transferee such financial and other information in its possession (i) which has been delivered to such Person pursuant to the Loan Documents or which has been delivered to such Person by the Borrower prior to entering into the Loan Documents, or (ii) which is reasonably necessary to effectuate the purposes of this Agreement and the Loan Documents; provided that, unless otherwise agreed by the Borrower, such Transferee shall agree to keep such information confidential to the same extent required to the Administrative Agent or any Lender, as applicable, hereunder. The Borrower hereby consents to the disclosure of any non-public information with respect to it which is related to this transaction by any Designated Lender to any rating agency, commercial paper dealer, or provider of a surety, guaranty or credit or liquidity enhancement to such Designated Lender.
     12.7. USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act. Any Lender may request additional information with respect to any Qualified Borrower in connection with such Lender’s “Know your customer” procedures.
     12.8. Co-Agents: Lead Managers; No Fiduciary Relationship. None of the Lenders identified on the facing page or signature pages of this Agreement as a “documentation agent,” “syndication agent,” “managing agent”, “co-agent” or “joint arranger/joint book manager” shall have the right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified as a “documentation agent,” “syndication agent,” “managing agent,” “co-agent’ or “joint arranger/joint book manager” shall have or be deemed to have any fiduciary relationship with any Lenders. Each Lender acknowledges that it has not relied, and will not rely, on any of

Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder. In addition to the foregoing, the Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders, and each of the Lenders identified on the facing page or the signature page hereof as a “documentation agent,” “syndication agent,” “managing agent, “co-agent” or “joint arranger/joint book manager” and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, or any Lenders so identified as a “documentation agent,” “syndication agent,” “managing agent,” “co-agent” or “joint arranger/joint book manager” or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.
ARTICLE XIII.
NOTICES
     13.1. Giving Notice. Except as otherwise permitted by Section 2.14 with respect to Borrowing Requests, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address (or to counsel for such party) as may be designated by such party in a notice to the other parties (or in the case of Administrative Agent, all notices concerning Loans in currencies other than Dollars shall be sent to the London Administrative Office, with a copy to the New York Administrative Office). For purposes of any notices required to be given to Borrower, such notices may be given only to DDR. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).
     13.2. Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.
ARTICLE XIV.
COUNTERPARTS
     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by telex or telephone, that it has taken such action.
(Remainder of page intentionally left blank.)

     IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
By:	/s/ Francine Glandt
	Name:	Francine Glandt
	Title:	Senior Vice President of Capital Markets & Treasurer
3300 Enterprise Parkway
Beachwood, Ohio 44122
Phone: 216/755-6453
Facsimile: 216/755-3453
Attention: Chief Financial Officer
with a copy to:
3300 Enterprise Parkway
Beachwood, Ohio 44122
Phone: 216/755-5650
Facsimile: 216/755-1560
Attention: General Counsel
[Signature Page - 8th A/R DDR Credit Agreement]

DDR PR VENTURES LLC, S.E.
By:	/s/ Francine Glandt
	Name:	Francine Glandt
	Title:	Senior Vice President of Capital Markets & Treasurer
3300 Enterprise Parkway
Beachwood, Ohio 44122
Phone: 216/755-6453
Facsimile: 216/755-3453
Attention: Chief Financial Officer
with a copy to:
3300 Enterprise Parkway
Beachwood, Ohio 44122
Phone: 216/755-5650
Facsimile: 216/755-1560
Attention: General Counsel
[Signature Page - 8th A/R DDR Credit Agreement]

Individually and as Administrative Agent
By:	/s/ Kimberly Turner
	Name:	Kimberly Turner
	Title:	Executive Director
New York Administrative Office:
383 Madison Avenue, 40th Floor
New York, New York 10179
Phone: 212-622-8177
Facsimile: 646-328-3048
Attention: Kimberly Turner, Executive Director
London Administrative Office:
125 London Wall
London EC2Y 5AJ
Attention of Agency Department

WELLS FARGO BANK, N.A., Individually and as Syndication Agent
By:	/s/ Gregory W. Ward
	Name:	Gregory W. Ward
	Title:	Vice President
Real Estate Banking Group
200 Public Square – Suite 3200
Cleveland, OH 44114
Phone: 216-344-6945
Facsimile: 216- 344-6939
Attention: Gregory W. Ward

DEUTSCHE BANK AG NEW YORK BRANCH, Individually and as Documentation Agent
By:	/s/ George R. Reynolds
	Name:	George R. Reynolds
	Title:	Director
and

By:	/s/ J.T. Johnston Coe
	Name:	J.T. Johnston Coe
	Title:	Managing Director
60 Wall Street, MS NYC60-1015
New York, NY 10005
Phone: 212-250-3262
Facsimile: 212-797-8988
Attention: JT Coe

U.S. BANK NATIONAL ASSOCIATION, Individually and as Documentation Agent
By:	/s/ Curt Steiner
	Name:	Curt Steiner
	Title:	Senior Vice President
209 S. LaSalle St., Suite 210
Chicago, IL 60604
Phone: 312-325-8756
Facsimile: 312-325-8852
Attention: Mr. Curt Steiner

THE BANK OF NOVA SCOTIA, Individually and as Documentation Agent
By:	/s/ George M. Sherman
	Name:	George M. Sherman
	Title:	Director
One Liberty Plaza
New York, NY 10006
Phone: 212-225-5255
Facsimile: 212-225-5166
Attention: George Sherman

BANK OF AMERICA, N.A., Individually and as Senior Managing Agent
By:	/s/ Michael W. Edwards
	Name:	Michael W. Edwards
	Title:	Senior Vice President
135 S. LaSalle St., 12th Floor
Mailcode: IL4-135-12-25
Chicago, IL 60603
Phone: 312-828-5215
Facsimile: 312-453-4893
Attention: Cheryl Sneor

RBS CITIZENS, N.A. DBA CHARTER ONE, Individually and as Senior Managing Agent
By:	/s/ Erin L. Mahon
	Name:	Erin L. Mahon
	Title:	Vice President
RBS Citizens, N.A. d/b/a Charter One
1215 Superior Ave., OH5675
Cleveland, OH 44114
Phone: 216-277-0051
Facsimile: 216-277-4600
Attention: Erin L. Mahon

MORGAN STANLEY BANK, N.A., Individually
By:	/s/ Ryan Vetsch
	Name:	Ryan Vetsch
	Title:	Authorized Signatory
750 Seventh Avenue, 11th Floor
New York, NY 10036
Phone: 212-761-4000
Facsimile: 212-507-0701
Attention: Nick Zangari

MORGAN STANLEY SENIOR FUNDING, INC. Managing Agent
By:	/s/ Ryan Vetsch
	Name:	Ryan Vetsch
	Title:	Vice President
750 Seventh Avenue, 11th Floor
New York, NY 10036
Phone: 212-761-4000
Facsimile: 212-507-0701
Attention: Nick Zangari

THE BANK OF NEW YORK MELLON, Individually and as Managing Agent
By:	/s/ Kenneth R. McDonnell
	Name:	Kenneth R. McDonnell
	Title:	Managing Director
One Wall Street – 21st Floor
New York , NY 10286
Phone: 212-635-1066
Facsimile: 212-809-9526
Attention: Mr. Kenneth McDonnell

ING REAL ESTATE FINANCE (USA) LLC, Individually and as Managing Agent
By:	/s/ Michael E. Shields
	Name:	Michael E. Shields
	Title:	Managing Director
and by:

By:	/s/ Alexander Joerg
	Name:	Alexander Joerg
	Title:	Director
ING Real Estate Finance (USA) LLC
1325 Avenue of Americas
New York, NY 10019
Phone: 646-424-8517
Facsimile: 646-424-8913
Attention: Mr. Alexander Joerg

UBS AG. STAMFORD BRANCH
By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director
677 Washington Blvd.
Stamford, CT 06901
Phone: 203-719-3571
Facsimile: 203-719-3888
Attention: Ray Ciraco

UBS SECURITIES LLC, as Managing Agent
By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Attorney-in-Fact
677 Washington Blvd.
Stamford, CT 06901
Phone: 203-719-3571
Facsimile: 203-719-3888
Attention: Ray Ciraco

CITICORP NORTH AMERICA, INC., Individually and as Managing Agent
By:	/s/ John C. Rowland
	Name:	John C. Rowland
	Title:	Vice President
388 Greenwich Street
23rd Floor
New York, NY 10013
Phone: 212-816-4947
Facsimile: 646-291-1630
Attention: John Rowland

GOLDMAN SACHS BANK USA, Individually and as Managing Agent
By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory
200 West Street
New York, NY 10282
Phone: 212-357-6170
Facsimile: 212-428-1360
Attention: Mark Walton
Administrative Office:
30 Hudson Street, 38th Floor
Jersey City, NJ 07302
Phone: 212-934-3921
Facsimile: 917-977-3966
Attention: Lauren Day

REGIONS BANK, Individually and as Managing Agent
By:	/s/ Rob MacGregor
	Name:	Rob MacGregor
	Title:	Senior Vice President
1900 5th Avenue North
Mailcode: ALBH11502B
Birmingham, AL 35203
Phone: 704-442-4723
Facsimile: 205-261-4195
Attention: Jule Ann Martin

ROYAL BANK OF CANADA, Individually and as Managing Agent
By:	/s/ G. David Cole
	Name:	G. David Cole
	Title:	Authorized Signatory
One Liberty Plaza
New York, NY 10006

KEYBANK, NATIONAL ASSOCIATION
By:	/s/ Jason R. Weaver
	Name:	Jason R. Weaver
	Title:	Senior Vice President
127 Public Square
Cleveland, OH 44114-1306
Phone: 216-689-7984
Facsimile: 216-689-4997
Attention: Jason Weaver

PNC BANK, National Association
By:	/s/ John E. Wilgus, II
	Name:	John E. Wilgus, II
	Title:	Senior Vice President
1900 E. Ninth Street, 22nd Floor
Mail Stop: B7-YB13-22-1
Cleveland, OH 44114
Phone: 216-222-6032
Facsimile: 216-222-6070
Attention: Mr. John Wilgus

HUNTINGTON NATIONAL BANK
By:	/s/ Michael Kauffman
	Name:	Michael Kauffman
	Title:	Senior Vice President
917 Euclid Avenue, CM17
Cleveland, OH 44115
Phone: 216-515-6983
Facsimile: 877-297-9067
Attention: Michael Kauffman

SUMITOMO MITSUI BANKING CORPORATION
By:	/s/ William G. Karl
	Name:	William G. Karl
	Title:	General Manager
277 Park Avenue
New York, NY 10172
Phone: 212-224-4178
Facsimile: 212-224-4887
Attention: Charles Sullivan

THE NORTHERN TRUST COMPANY
By:	/s/ Robert W. Wiarda
	Name:	Robert W. Wiarda
	Title:	Senior Vice President
50 S. LaSalle
M-27
Chicago, IL 60603
Phone: 312-444-3380
Facsimile: 312-557-1425
Attention: RW Wiarda

FIRST TENNESSEE BANK NATIONAL ASSOCIATION
By:	/s/ Greg Cullum
	Name:	Greg Cullum
	Title:	Sr. Vice President
701 Market Street
Chattanooga, TN 37402
Phone: 423-757-4272
Facsimile: 423-757-4040
Attention: Greg Cullum, Sr. Vice President

EXHIBIT A-1
FORM OF [AMENDED AND RESTATED] NOTE
October 20, 2010
     Developers Diversified Realty Corporation, an Ohio corporation (the “Borrower”), promises to pay to the order of _____________ (the “Lender”) the aggregate unpaid principal amount of all Loans (other than Competitive Bid Loans) made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of JPMorgan Chase Bank, N.A. in New York, New York, as Administrative Agent, or at such other location as is required pursuant to the Agreement together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay remaining unpaid principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date or such earlier date as may be required under the Agreement.
     The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.
     This Note amends and restates in its entirety that certain note previously made by the Borrower in favor of the Lender issued pursuant to the Prior Agreement.
     This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Eighth Amended and Restated Credit Agreement, dated as of October 20, 2010 among the Borrower, DDR PR Ventures LLC, S.E., JPMorgan Chase Bank, N.A., individually and as Administrative Agent, and the other Lenders named therein (as the same may be amended, modified or restated from time to time, the “Agreement”), to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
     If there is a Default under the Agreement or any other Loan Document and Administrative Agent exercises the remedies provided under the Agreement and/or any of the Loan Documents for the Lenders, then in addition to all amounts recoverable by the Administrative Agent and the Lenders under such documents, Administrative Agent and the Lenders shall be entitled to receive reasonable attorneys fees and expenses incurred by Administrative Agent and the Lenders in connection with the exercise of such remedies.

A1-1

     Borrower and all endorsers severally waive presentment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note, and any and all lack of diligence or delays in collection or enforcement of this Note, and expressly agree that this Note, or any payment hereunder, may be extended from time to time, and expressly consent to the release of any party liable for the obligation secured by this Note, the release of any of the security for this Note, the acceptance of any other security therefor, or any other indulgence or forbearance whatsoever, all without notice to any party and without affecting the liability of the Borrower and any endorsers hereof.
     This Note shall be governed and construed under the internal laws of the State of New York.
     BORROWER AND LENDER, BY ITS ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS NOTE OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS NOTE AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.

DEVELOPERS DIVERSIFIED REALTY CORPORATION,
By:
Name:
Title:

A1-2

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
[TO AMENDED AND RESTATED]
NOTE OF DEVELOPERS DIVERSIFIED REALTY CORPORATION,
DATED OCTOBER 20, 2010

Maturity
	Principal	Maturity	Principal
	Amount of	of Interest	Amount	Unpaid
Date	Loan	Period	Paid	Balance

A1-3

EXHIBIT A-2
FORM OF [AMENDED AND RESTATED]
COMPETITIVE BID NOTE
October 20, 2010
     On or before the last day of each “Interest Period” applicable to a “Competitive Bid Loan”, as defined in that certain Eighth Amended and Restated Credit Agreement dated as of October 20, 2010, (as amended, modified or restated from time to time hereafter, the “Agreement”) among DEVELOPERS DIVERSIFIED REALTY CORPORATION, an Ohio corporation (“Borrower”), DDR PR Ventures LLC, S.E., JPMorgan Chase Bank, N.A., a national bank organized under the laws of the United States of America, individually and as Administrative Agent for the Lenders (as such terms are defined in the Agreement) and certain other Lenders which are parties thereto, Borrower promises to pay to the order of _________________________ (the “Lender”), or its successors and assigns, the unpaid principal amount of such Competitive Bid Loan made by the Lender to the Borrower pursuant to Section 2.21 of the Agreement, in immediately available funds at the office of the Administrative Agent in New York, New York, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay any remaining unpaid principal amount of such Competitive Bid Loans under this Competitive Bid Note (“Note”) in full on or before the Facility Termination Date or such earlier date as may be required in accordance with the terms of the Agreement.
     The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date, amount and due date of each Competitive Bid Loan and the date and amount of each principal payment hereunder.
     [This Note amends and restates in its entirety that certain [Amended and Restated] Competitive Bid Note dated [June 29, 2006] made by the Borrower in favor of the Lender.]
     This Note is issued pursuant to, and is entitled to the security under and benefits of, the Agreement and the other Loan Documents, to which Agreement and Loan Documents, as they may be amended, modified or restated from time to time, reference is hereby made for, inter alia, a statement of the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
     If there is a Default under the Agreement or any other Loan Document and Lender exercises its remedies provided under the Agreement and/or any of the Loan Documents, then in addition to all amounts recoverable by the Lender under such documents, Lender shall be entitled to receive reasonable attorneys fees and expenses incurred by Lender in exercising such remedies.

A2-1

     Borrower and all endorsers severally waive presentment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note (except as otherwise expressly provided for in the Agreement), and any and all lack of diligence or delays in collection or enforcement of this Note, and expressly agree that this Note, or any payment hereunder, may be extended from time to time, and expressly consent to the release of any party liable for the obligation secured by this Note, the release of any of the security of this Note, the acceptance of any other security therefor, or any other indulgence or forbearance whatsoever, all without notice to any party and without affecting the liability of the Borrower and any endorsers hereof.
     This Note shall be governed and construed under the internal laws of the State of New York.
     BORROWER AND LENDER, BY ITS ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS PROMISSORY NOTE OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS NOTE AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
By:
Name:
Title:

A2-2

PAYMENTS OF PRINCIPAL

Unpaid
	Principal	Notation
Date	Balance	Made by

A2-3

EXHIBIT B
FORM OF OPINION

B-1

EXHIBIT C
COMPLIANCE CERTIFICATE

To:	The Administrative Agent and the Lenders party to the Agreement described below

For the Fiscal Quarter Ending

For the Fiscal Year Ending

     This Compliance Certificate is furnished pursuant to Section 6.1(iv) of the Eighth Amended and Restated Credit Agreement dated as of October 20, 2010 (the “Agreement”), among DEVELOPERS DIVERSIFIED REALTY CORPORATION and any additional Qualified Borrowers that are parties thereto (collectively, the “Borrower”), JPMORGAN CHASE BANK, N.A. (the “Administrative Agent”), the several banks, financial institutions and other entities from time to time parties thereto (collectively, with the Arrangers, the “Lenders”), and JPMORGAN CHASE BANK, N.A., not individually, but as “Administrative Agent”. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
     The undersigned [__________] of the Borrower hereby certifies as follows:
     (1) The financial statements referred to in Section 6.1(i), 6.1(ii), or 6.1(iii), as the case may be, of the Agreement which are delivered concurrently with the delivery of this Compliance Certificate fairly present in all material respects the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then-ended, in accordance with GAAP applied consistently throughout such period and with prior periods (except as approved by the accountants performing the audit in connection therewith or the undersigned, as the case may be, and disclosed therein), subject, in the case of interim financial statements, to normal and customary year-end adjustments.
     (2) Attached hereto are calculations and computations demonstrating compliance with the financial covenants set forth in Sections 6.11(d) and 6.18 of the Agreement. Such covenants are calculated as of the date set forth above or for the period of four (4) consecutive fiscal quarters of the Borrower ending on the date set forth above, as appropriate.
     (3) As of the date hereof, to the best of the undersigned’s knowledge, no Default or Unmatured Default exists.

C-1

     The foregoing certifications, together with the covenant computations attached hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___ day of __________, ____.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
By:
Name:
Title:

C-2

EXHIBIT D
ASSIGNMENT AGREEMENT
     This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):	Developers Diversified Realty Corporation

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the Administrative Agent under the Credit Agreement

[1]	Select as applicable.

5.	Credit Agreement:	The Eighth Amended and Restated Credit Agreement dated as of October 20, 2010 among Developers Diversified Realty Corporation (the “Borrower”), DDR PR Ventures LLC, S.E., the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto.

6.	Assigned Interest:

	Aggregate Amount of	Amount of
	Commitment/Loans	Commitment/Loans	Percentage Assigned of
Facility Assigned[2]	for all Lenders	Assigned	Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%
Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” “Tranche A Commitment,” “Tranche B Commitment,” etc.)

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[Consented to and]4 Accepted:

JPMorgan Chase Bank, N.A., as Administrative Agent
By
Title:

[Consented to:]5

[NAME OF RELEVANT PARTY]
By
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[5]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Lender) is required by the terms of the Credit Agreement.

ANNEX 1
[__________________]6
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document7, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

[6]	Describe Credit Agreement at option of Administrative Agent.

[7]	The term “Loan Document” should be conformed to that used in the Credit Agreement.

     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E
LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

To:	JPMorgan Chase Bank, N.A.,
as Administrative Agent (the “Administrative Agent”)
under the Credit Agreement Described Below

Re:	Eighth Amended and Restated Credit Agreement, dated October 20, 2010 (as the same may be amended, modified or restated from time to time, the “Credit Agreement”), among Developers Diversified Realty Corporation, an Ohio corporation (the “Borrower”), DDR PR Ventures LLC, S.E. a Delaware limited liability company, the Administrative Agent, and the Lenders named therein. Terms used herein and not otherwise defined shall have the meanings assigned thereto in the Credit Agreement.
     The Administrative Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Borrowings or other extensions of credit from time to time until receipt by the Administrative Agent of a specific written revocation of such instructions by the Borrower, provided, however, that the Administrative Agent may otherwise transfer funds as hereafter directed in writing by the Borrower in accordance with Section 13.1 of the Credit Agreement or based on any telephonic notice made in accordance with Section 2.14 of the Credit Agreement.

Facility Identification Number(s)

Customer/Account Name

Transfer Funds To

For Account No.

Reference/Attention To

Authorized Officer (Customer Representative)	Date

(Please Print)		Signature

Bank Officer Name	Date

(Please Print)		Signature
(Deliver Completed Form to Credit Support Staff For Immediate Processing)

E-1

EXHIBIT F
INTENTIONALLY OMITTED

F-1

EXHIBIT G
INTENTIONALLY OMITTED

G-1

EXHIBIT H
INTENTIONALLY OMITTED

H-1

EXHIBIT I-1
FORM OF COMPETITIVE BID QUOTE REQUEST
(Section 2.22(a))

To:	JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”)

From:	Developers Diversified Realty Corporation (the “Borrower”)

Re:	Eighth Amended and Restated Credit Agreement dated as of October 20, 2010, among the Borrower, DDR PR Ventures LLC, S.E., the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., individually and as Administrative Agent for the lenders (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Agreement”)
     1. Capitalized terms used herein have the meanings assigned to them in the Agreement.
     2. We hereby give notice pursuant to Section 2.22(a) of the Agreement that we request Competitive Bid Quotes for the following proposed Competitive Bid Loan(s):
          Borrowing Date:                     ,

Principal Amount[8]	Interest Period[9]
     3. Such Competitive Bid Quotes should offer [a Competitive LIBOR Margin] [an Absolute Rate].

[8]	Amount must be at least $5,000,000 and an integral multiple of $1,000,000.

[9]	One, two, three or six months (Competitive LIBOR Margin) or up to 180 days (Absolute Rate), subject to the provisions of the definitions of LIBOR Interest Period and Absolute Interest Period.

I1-1

     4. Upon acceptance by the undersigned of any or all of the Competitive Bid Loans offered by Lenders in response to this request, the undersigned shall be deemed to affirm as of the Borrowing Date thereof the representations and warranties made in Article V of the Agreement as provided in Section 4.2(ii) of the Agreement.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
By:
Name:
Title:

I1-2

EXHIBIT I-2
INVITATION FOR COMPETITIVE BID QUOTES
(Section 2.22(b))

To:	Each of the Lenders party to
The Agreement referred to below

From:	Invitation for Competitive Bid Quotes to
Developers Diversified Realty Corporation (the “Borrower”)
     Pursuant to Section 2.22(b) of the Eighth Amended and Restated Credit Agreement dated as of October 20, 2010, as amended from time to time, among the Borrower, DDR PR Ventures LLC, S.E., the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., individually and as Administrative Agent for the lenders (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Agreement”), we are pleased on behalf of the Borrower to invite you to submit Competitive Bid Quotes to the Borrower for the following proposed Competitive Bid Loan(s):
Borrowing Date:                     ,

Principal Amount	Interest Period
     Such Competitive Bid Quotes should offer [a Competitive LIBOR Margin] [an Absolute Rate]. Your Competitive Bid Quote must comply with Section 2.22(c) of the Agreement and the foregoing. Capitalized terms used herein have the meanings assigned to them in the Agreement.
     Please respond to this invitation by no later than [3:00 p.m.] [10:00 a.m.] (New York time) on                     ,      .

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Name:
Title:

I2-1

EXHIBIT I-3
COMPETITIVE BID QUOTE
(Section 2.22(c))
                    ,

To:	JPMorgan Chase Bank, N.A.,
as Administrative Agent

From:	Competitive Bid Quote to Developers Diversified Realty Corporation
     (the “Borrower”)
     In response to your invitation on behalf of the Borrower dated                ,    , we hereby make the following Competitive Bid Quote pursuant to Section 2.22(c) of the Agreement hereinafter referred to and on the following terms:
1.	Quoting Lender:

2.	Person to contact at Quoting Lender:

3.	Borrowing Date: [10]

4.	We hereby offer to make Competitive Bid Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Principal	Interest	[Competitive	[Absolute	Minimum
Amount[11]	Period[12]	LIBOR Margin13]	Rate14]	Amount[15]

     We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Eighth Amended and Restated Credit Agreement dated as of October 20, 2010, among the Borrower, DDR PR Ventures LLC, S.E., the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., individually and as Administrative Agent for the lenders (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Agreement”), irrevocably obligates us to make the Competitive Bid Loan(s) for

[10]	As specified in the related Invitation For Competitive Bid Quotes.

[11]	Principal amount bid for each Interest Period may not exceed the principal amount request. Bids must be made for at least $5,000,000 and integral multiples of $1,000,000.

[12]	One, two, three or six months or up to 180 days, as specified in the related Invitation For Competitive Bid Quotes.

[13]	Competitive LIBOR Margin for the applicable LIBOR Interest Period. Specify percentage (rounded to the nearest 1/100 of 1%) and specify whether “PLUS” or MINUS”.

[14]	Specify rate of interest per annum (rounded to the nearest 1/100 of 1%).

[15]	Specify minimum amount, if any, which the Borrower may accept (see Section 2.22(c)(ii)(d)).

I3-1

which any offer(s) are accepted, in whole or in part. Capitalized terms used herein and not otherwise defined herein shall have their meanings as defined in the Agreement.

Very truly yours, [NAME OF LENDER]
By:
Title:

I3-2

EXHIBIT J-1
INVITATION FOR COMPETITIVE BID QUOTES
(Section 2.23(a))

To:	Each of the Lenders party to
the Agreement referred to below

From:	Invitation for Competitive Bid Quotes to
Developers Diversified Realty Corporation (the “Borrower”)
     Pursuant to Section 2.23(a) of the Eighth Amended and Restated Credit Agreement dated as of October 20, 2010, as amended from time to time, among the Borrower, DDR PR Ventures LLC, S.E., the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., individually and as Administrative Agent for the lenders (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Agreement”), we are pleased to invite you to submit Competitive Bid Quotes to the Borrower for the following proposed Competitive Bid Loan(s):
Borrowing Date:                     ,

Principal Amount[16]	Interest Period[17]
     Such Competitive Bid Quotes should offer [a Competitive LIBOR Margin] [an Absolute Rate]. Your Competitive Bid Quote must comply with Section 2.23(a) of the Agreement and the foregoing. Capitalized terms used herein have the meanings assigned to them in the Agreement.
     Please respond to this invitation by no later than [3:00 p.m.] [10:00 a.m.] (New York time) on                     ,      .

[16]	Amount must be at least $5,000,000 and an integral multiple of $1,000,000.

[17]	One, two, three or six months (Competitive LIBOR Margin) or up to 180 days (Absolute Rate), subject to the provisions of the definitions of LIBOR Interest Period and Absolute Interest Period.

J1-1

     Upon acceptance by the undersigned of any or all of the Competitive Bid Loans offered by Lenders in response to this request, the undersigned shall be deemed to affirm as of the Borrowing Date thereof the representations and warranties made in Article V of this Agreement as provided in Section 4.2(ii) of the Agreement.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
By:
Name:
Title:

J1-2

EXHIBIT J-2
COMPETITIVE BID QUOTE
(Section 2.23(b))
                    ,

To:	Developers Diversified Realty Corporation

Re:	Competitive Bid Quote
     In response to your invitation dated                      ,           , we hereby make the following Competitive Bid Quote pursuant to Section 2.23(b) of the Agreement hereinafter referred to and on the following terms:
2.	Quoting Lender:

2.	Person to contact at Quoting Lender:

3.	Borrowing Date: [18]

4, We hereby offer to make Competitive Bid Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Principal	Interest	[Competitive	[Absolute	Minimum
Amount[19]	Period[20]	LIBOR Margin21]	Rate22]	Amount[23]

     We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Eighth Amended and Restated Credit Agreement dated as of October 20, 2010, among the Borrower, DDR PR Ventures LLC, S.E., the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., individually and as Administrative Agent for the lenders (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Agreement”), irrevocably obligates us to make the Competitive Bid Loan(s) for

[18]	As specified in the related Invitation For Competitive Bid Quotes.

[19]	Principal amount bid for each Interest Period may not exceed the principal amount request. Bids must be made for at least $5,000,000 and integral multiples of $1,000,000.

[20]	One, two, three or six months or up to 180 days, as specified in the related Invitation For Competitive Bid Quotes.

[21]	Competitive LIBOR Margin for the applicable LIBOR Interest Period. Specify percentage (rounded to the nearest 1/100 of 1%) and specify whether “PLUS” or MINUS”.

[22]	Specify rate of interest per annum (rounded to the nearest 1/100 of 1%).

[23]	Specify minimum amount, if any, which the Borrower may accept (see Section 2.23(b)(ii)(d)).

J2-1

which any offer(s) are accepted, in whole or in part. Capitalized terms used herein and not otherwise defined herein shall have their meanings as defined in the Agreement.

Very truly yours, [NAME OF LENDER]
By:
Title:

J2-2

EXHIBIT K
AMENDMENT REGARDING INCREASE
AMENDMENT TO AMENDED AND
RESTATED REVOLVING CREDIT AGREEMENT
     This __________________ Amendment to the Eighth Amended and Restated Revolving Credit Agreement (the “Amendment”) is made as of _______________, _____, by and among Developers Diversified Realty Corporation, an Ohio corporation (the “Borrower”), DDR PR Ventures LLC, S.E., a Delaware limited liability company (“DDRPR”), JPMorgan Chase Bank, N.A., and the several banks, financial institutions and other entities from time to time parties to this Agreement (the “Lenders”), and JPMorgan Chase Bank, N.A., not individually, but as “Administrative Agent”, and one or more new or existing “Lenders” shown on the signature pages hereof.
R E C I T A L S
A. Borrower, DDRPR, Administrative Agent and certain other Lenders have entered into an Eighth Amended and Restated Credit Agreement dated as of October 20, 2010 (as amended or modified, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Credit Agreement.
B. Pursuant to the terms of the Credit Agreement, the Lenders initially agreed to provide Borrower with a Domestic Revolving facility in an aggregate principal amount of $750,000,000] and a Global Revolving Facility in an aggregate principal amount of $200,000,000. The Borrower, the Administrative Agent and the Lenders now desire to amend the Credit Agreement in order to, among other things (i) increase the Domestic Revolving Facility to $____,000,000; and (ii) admit [name of new banks] as “Lenders” under the Domestic Revolving Facility pursuant to the Credit Agreement.
     NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENTS
     1. The foregoing Recitals to this Amendment hereby are incorporated into and made part of this Amendment.
     2. From and after _______________, _____ (the “Effective Date”) (i) [name of new banks] shall be considered as “Lenders” under the Credit Agreement and the Loan Documents with a Domestic Revolving Commitment, and (ii) [name of existing lenders] shall each be deemed to have increased its Domestic Revolving Commitment to the amount shown next to their respective signatures on the signature pages of this Amendment, each having a Commitment in the amount shown next to their respective signatures on the signature pages of this Amendment. The Borrower shall, on or before the Effective Date, execute and deliver to each of such new or existing Lenders a new or amended and restated Note in the amount of such Commitment (and in the case of a new Lender, a Competitive Bid Note as well).

     3. From and after the Effective Date, the Aggregate Commitment shall equal Million Dollars ($_____,000,000). Schedule 1 of the Credit Agreement is hereby amended to reflect the foregoing amounts, and a copy of the updated Schedule 1 is attached hereto.
     4. For purposes of Section 13.1 of the Credit Agreement (Giving Notice), the address(es) and facsimile number(s) for [name of new banks] shall be as specified below their respective signature(s) on the signature pages of this Amendment.
     5. The Borrower hereby represents and warrants that, as of the Effective Date, there is no Default or Unmatured Default, the representations and warranties contained in Article V of the Agreement are true and correct in all material respects as of such date; provided that any representation or warranty that is qualified as to “materiality,” Material Adverse Effect or similar language shall be true and correct in all respects on such date and any representation or warranty that is stated to relate solely to an earlier date shall be true and correct on and as of such earlier date.
     6. As expressly modified as provided herein, the Credit Agreement shall continue in full force and effect.
     7. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart.

     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

DEVELOPERS DIVERSIFIED REALTY CORPORATION	JPMORGAN CHASE BANK, N.A., Individually and as Administrative Agent

By	By

Print Name:	Print Name:

Title	Title

3300 Enterprise Parkway	383 Madison Avenue, 40th floor
Beachwood, Ohio 44122	New York, NY 10179
Phone: 216/755-6453	Attention: Kimberly Turner
Facsimile: 216/755-3453	Telephone: (212) 622-8177
Attention: Chief Financial Office	Facsimile: (646) 328 3048

Amount of Commitment: $____________	[NAME OF NEW LENDER]

By

Print Name:

Title

[Address of New Lender]

Attention:

Telephone:

Facsimile:

EXHIBIT L
FORM OF DESIGNATION AGREEMENT
Dated                ,
     Reference is made to the Eighth Amended and Restated Revolving Credit Agreement dated as of October 20, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Developers Diversified Realty Corporation, an Ohio corporation (the “Borrower”), DDR PR Ventures LLC, S.E., a Delaware limited liability company (“DDRPR”), JPMorgan Chase Bank, N.A. and the several banks, financial institutions and other entities from time to time parties to this Agreement (collectively, the “Lenders”), and JPMorgan Chase Bank, N.A., not individually, but as Administrative Agent (the “Administrative Agent”) for the Lenders. Terms defined in the Credit Agreement are used herein with the same meaning.
     [NAME OF DESIGNOR] (the “Designor”), [NAME OF DESIGNATED LENDER] (the “Designee”), the Administrative Agent and the Borrower agree as follows:
     1. The Designor hereby designates the Designee, and the Designee hereby accepts such designation, to have a right to make Competitive Bid Loans pursuant to Section 2.21 of the Credit Agreement. Any assignment by Designor to Designee of its rights to make a Competitive Bid Loan pursuant to such Section 2.21 shall be effective at the time of the funding for such Competitive Bid Loan and not before such time.
     2. Except as set forth in Section 7 below, the Designor makes no representation or warranty and assumes no responsibility pursuant to this Designation Agreement with respect to (a) any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument and document furnished pursuant thereto and (b) the financial condition of the Borrower or the performance or observance by Borrower of any of its obligations under any Loan Documents or any other instrument or document furnished pursuant thereto. (It is acknowledged that the Designor may make representations and warranties of the type described above in other agreements to which the Designor is a party).
     3. The Designee (a) confirms that it has received a copy of each Loan Document, together with copies of the financial statements referred to in Section 6.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own independent credit analysis and decision to enter into this Designation Agreement, (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Designor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under any Loan Document; (c) confirms that it is a Designated Lender; (d) appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers and discretion under any Loan Document as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto, and (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of any Loan Document are required to be performed by it as a Lender.
     4. The Designee hereby appoints the Designor as the Designee’s Administrative Agent and attorney in fact, and grants to the Designor an irrevocable power of attorney, to deliver and receive all communications and notices under the Credit Agreement and other Loan Documents and to exercise on the Designee’s behalf all rights to vote and to grant and make approvals, waivers, consents or amendment to or under the Credit Agreement or other Loan Documents. Any document executed by the Designor on the Designee’s behalf in connection with the Credit Agreement or other Loan Documents shall be binding on the Designee. The Borrower, the Administrative Agent and each of the Lenders may rely on and are beneficiaries of the preceding provisions.
     5. Following the execution of this Designation Agreement by the Designor and its Designee, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent and the Borrower. The effective date for this Designation Agreement (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent and the Borrower, unless otherwise specified on the signature pages thereto.
     6. The Administrative Agent shall not institute or join any other person in instituting against the Designee any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by the Designee.
     7. The Borrower shall not institute or join any other person in instituting against the Designee any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by the Designee.
     8. The Designor unconditionally agrees to pay or reimburse the Designee and save the Designee harmless against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed or asserted by any of the parties to the Loan Documents against the Designee, in its capacity as such, in any way relating to or arising out of this Designation Agreement or any other Loan Documents or any action taken or omitted by the Designee hereunder or thereunder, provided that the Designor shall not be liable for any portion of such liabilities, obligations, losses, damage, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Designee’s gross negligence or willful misconduct.

     9. Upon such acceptance and recording of this Designation Agreement by the Borrower and the Administrative Agent, as of the Effective Date, the Designee shall be entitled to the benefits of the Credit Agreement with a right to fund and receive payment of the principal and interest on Competitive Bid Loans pursuant to Section 2.21 of the Credit Agreement and otherwise with the same rights and obligations it would have if it were a Participant or Designor thereunder rather than a direct Lender pursuant to this Designation Agreement.
     10. This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to the provisions thereof regarding conflicts of law.
     11. This Designation Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Designation Agreement by facsimile transmission shall be effective as of delivery of a manually executed counterpart of this Designation Agreement.
     IN WITNESS WHEREOF, the Designor and the Designee, intending to be legally bound, have caused this Designation Agreement to be executed by their officers thereunto duly authorized as of the date first above written.
Effective Date24 __________________, ____, ____

[NAME OF DESIGNOR], as Designor

By:

Title:

[NAME OF DESIGNATED LENDER], as Designee

By:

Title:

[24]	This date should be no earlier than five Business Days after the delivery of this Designation Agreement to the Administrative Agent.

Accepted this ____ day of _____________, ____

JPMORGAN CHASE BANK, N.A., not individually but as Administrative		DEVELOPERS DIVERSIFIED REALTY CORPORATION

By:		By:

	Title:		Title:

EXHIBIT M
FORM OF QUALIFIED BORROWER GUARANTY
     This Guaranty is made as of October 20, 2010 by Developers Diversified Realty Corporation, an Ohio corporation (“Guarantor), to and for the benefit of JPMorgan Chase Bank, N.A., as Administrative Agent (“Administrative Agent”) for itself and the lenders under the Credit Agreement (as defined below) and their respective successors and assigns (collectively, the “Lenders”).
RECITALS
     A. Guarantor has requested that the Lenders make a revolving credit facility available to Borrower in an aggregate principal amount of $950,000,000, subject to increase to up to $1,200,000,000 (the “Facility”).
     B. The Lenders have agreed to make available the Facility to Borrower pursuant to the terms and conditions set forth in an Eighth Amended and Restated Credit Agreement dated as of event date herewith, between Guarantor, as Borrower, DDR PR Ventures LLC, S.E., a Delaware limited liability company, Administrative Agent, and the Lenders named therein (as amended, modified or restated from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.
     C. The Credit Agreement allows, among other things, for Qualified Borrowers to request Borrowings under the Facility provided, among other things, that Guarantor execute and deliver this Guaranty. Each Qualified Borrower from time to time will execute and deliver to the Lenders promissory notes as evidence of such Qualified Borrower’s indebtedness to each such Lender with respect to the Facility (the promissory notes described above, together with any amendments or allonges thereto, or restatements, replacements or renewals thereof, and/or new promissory notes to new Lenders under the Credit Agreement, are collectively referred to herein as the “Notes”).
     D. Each Qualified Borrower is directly or indirectly wholly owned by Guarantor.
AGREEMENTS
     NOW, THEREFORE, Guarantor, in consideration of the matters described in the foregoing Recitals, which Recitals are incorporated herein and made a part hereof, and for other good and valuable consideration, hereby agrees as follows:
     1. Guarantor absolutely, unconditionally, and irrevocably guaranties to each of the Lenders:
     (a) the full and prompt payment of the principal of and interest on the Notes when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, and the prompt payment of all sums which may now be or may hereafter become due and owing from each Qualified Borrower under the Notes, the Credit Agreement, and the other Loan Documents;
     (b) the payment of all Enforcement Costs (as hereinafter defined in Paragraph 7 hereof); and
     (c) the full, complete, and punctual observance, performance, and satisfaction of all of the obligations, duties, covenants, and agreements of each Qualified Borrower under the Credit Agreement and the Loan Documents.
All amounts due, debts, liabilities, and payment obligations described in subparagraphs (a) and (b) of this Paragraph 1 are referred to herein as the “Facility Indebtedness.” All obligations described in subparagraph (c) of this Paragraph 1 are referred to herein as the “Obligations.”
     2. In the event of any default by a Qualified Borrower in making payment of the Facility Indebtedness, or in performance of the Obligations, as aforesaid, in each case beyond the expiration of any applicable grace period, Guarantor agrees, on demand by the Administrative Agent or the holder of a Note, to pay all the Facility Indebtedness and to perform all the Obligations as are then or thereafter become due and owing or are to be performed under the terms of the Notes, the Credit Agreement, and the other Loan Documents. All references to Borrower in this Guaranty shall refer to each Qualified Borrower.
     3. Guarantor does hereby waive (i) notice of acceptance of this Guaranty by the Administrative Agent and the Lenders and any and all notices and demands of every kind which may be required to be given by any statute, rule or law, (ii) any defense, right of set-off or other claim which Guarantor may have against Borrower or which Guarantor or Borrower may have against the Administrative Agent or the Lenders or the holder of a Note, (iii) presentment for payment, demand for payment (other than as provided for in Paragraph 2 above), notice of nonpayment (other than as provided for in Paragraph 2 above) or dishonor, protest and notice of protest, diligence in collection and any and all formalities which otherwise might be legally required to charge Guarantor with liability, (iv) any failure by the Administrative Agent and the Lenders to inform Guarantor of any facts the Administrative Agent and the Lenders may now or hereafter know about Borrower, the Facility, or the transactions contemplated by the Credit Agreement, it being understood and agreed that the Administrative Agent and the Lenders have no duty so to inform and that Guarantor is fully responsible for being and remaining informed by Borrower of all circumstances bearing on the existence or creation, or the risk of nonpayment of the Facility Indebtedness or the risk of nonperformance of the Obligations, and (v) any and all right to cause a marshalling of assets of Borrower or any other action by any court or governmental body with respect thereto, or to cause the Administrative Agent and the Lenders to proceed against any other security given to a Lender in connection with the Facility Indebtedness or the Obligations. Credit may be granted or continued from time to time by the Lenders to Borrower without notice to or authorization from Guarantor, regardless of the financial or other condition of Borrower at the time of any such grant or continuation. The Administrative Agent and the Lenders shall have no obligation to disclose or discuss with Guarantor the Lenders’ assessment of the financial condition of Borrower. Guarantor acknowledges that no representations of any kind whatsoever have been made by the Administrative Agent and the Lenders to Guarantor. No modification or waiver of any of the provisions of this Guaranty shall be binding upon the Administrative Agent and the Lenders except as expressly set forth in a writing duly signed and delivered on behalf of the Administrative Agent and the Lenders. Guarantor further agrees that any exculpatory language contained in the Credit Agreement, the Notes, and the other Loan Documents shall in no event apply to this Guaranty, and will not prevent the Administrative Agent and the Lenders from proceeding against Guarantor to enforce this Guaranty.
     4. Guarantor further agrees that Guarantor’s liability as guarantor shall in no way be impaired by any renewals or extensions which may be made from time to time, with or without the knowledge or consent of Guarantor of the time for payment of interest or principal under a Note or by any forbearance or delay in collecting interest or principal under a Note, or by any waiver by the Administrative Agent and the Lenders under the Credit Agreement, or any other Loan Documents, or by the Administrative Agent or the Lenders’ failure or election not to pursue any other remedies they may have against Borrower, or by any change or modification in a Note, the Credit Agreement, or any other Loan Documents, or by the acceptance by the Administrative Agent or the Lenders of any security or any increase, substitution or change therein, or by the release by the Administrative Agent and the Lenders of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation other than the Facility Indebtedness, even though a Lender might lawfully have elected to apply such payments to any part or all of the Facility Indebtedness, it being the intent hereof that Guarantor shall remain liable as principal for payment of the Facility Indebtedness and performance of the Obligations until all indebtedness has been paid in full and the other terms, covenants and conditions of the Credit Agreement, and other Loan Documents and this Guaranty have been performed, notwithstanding any act or thing which might otherwise operate as a legal or equitable discharge of a surety. Guarantor further understands and agrees that the Administrative Agent and the Lenders may at any time enter into agreements with Borrower to amend and modify a Note, the Credit Agreement or any of the other Loan Documents, or any thereof, and may waive or release any provision or provisions of a Note, the Credit Agreement, or any other Loan Document and, with reference to such instruments, may make and enter into any such agreement or agreements as the Administrative Agent, the Lenders and Borrower may deem proper and desirable, without in any manner impairing this Guaranty or any of the Administrative Agent and the Lenders’ rights hereunder or any of Guarantor’s obligations hereunder.
     5. This is an absolute, unconditional, complete, present and continuing guaranty of payment and performance and not of collection. Guarantor agrees that its obligations hereunder shall be joint and several with any and all other guarantees given in connection with the Facility from time to time. Guarantor agrees that this Guaranty may be enforced by the Administrative Agent and the Lenders without the necessity at any time of resorting to or exhausting any security or collateral, if any, given in connection herewith or with a Note, the Credit Agreement, or any of the other Loan Documents or by or resorting to any other guaranties, and Guarantor hereby waives the right to require the Administrative Agent and the Lenders to join Borrower in any action brought hereunder or to commence any action against or obtain any judgment against Borrower or to pursue any other remedy or enforce any other right. Guarantor further agrees that nothing contained herein or otherwise shall prevent the Administrative Agent and the Lenders from pursuing concurrently or successively all rights and remedies available to them at law and/or in equity or under a Note, the Credit Agreement or any other Loan Documents, and the exercise of any of their rights or the completion of any of their remedies shall not constitute a discharge of any of Guarantor’s obligations hereunder, it being the purpose and intent of

Guarantor that the obligations of Guarantor hereunder shall be primary, absolute, independent and unconditional under any and all circumstances whatsoever. Neither Guarantor’s obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Borrower under a Note, the Credit Agreement or any other Loan Document or by reason of Borrower’s bankruptcy or by reason of any creditor or bankruptcy proceeding instituted by or against Borrower. This Guaranty shall continue to be effective and be deemed to have continued in existence or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to a Note, the Credit Agreement or any other Loan Document is rescinded or otherwise required to be returned by the payee upon the insolvency, bankruptcy, or reorganization of the payor, all as though such payment to such Lender had not been made, regardless of whether such Lender contested the order requiring the return of such payment. The obligations of Guarantor pursuant to the preceding sentence shall survive any termination, cancellation, or release of this Guaranty.
     6. This Guaranty shall be assignable by a Lender to any assignee of all or a portion of such Lender’s rights under the Loan Documents made in accordance with the Credit Agreement.
     7. If: (i) this Guaranty, a Note, or any of the Loan Documents are placed in the hands of an attorney for collection or is collected through any legal proceeding; (ii) an attorney is retained to represent the Administrative Agent or any Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under this Guaranty, a Note, the Credit Agreement, or any Loan Document; (iii) an attorney is retained to enforce any of the other Loan Documents or to provide advice or other representation with respect to the Loan Documents in connection with an enforcement action or potential enforcement action; or (iv) an attorney is retained to represent the Administrative Agent or any Lender in any other legal proceedings whatsoever in connection with this Guaranty, a Note, the Credit Agreement, any of the Loan Documents, or any property subject thereto (other than any action or proceeding brought by any Lender or participant against the Administrative Agent alleging a breach by the Administrative Agent of its duties under the Loan Documents), then Guarantor shall pay to the Administrative Agent or such Lender upon demand all reasonable attorney’s fees, costs and expenses, including, without limitation, court costs, filing fees and all other costs and expenses incurred in connection therewith (all of which are referred to herein as “Enforcement Costs”), in addition to all other amounts due hereunder.
     8. The parties hereto intend that each provision in this Guaranty comports with all applicable local, state and federal laws and judicial decisions. However, if any provision or provisions, or if any portion of any provision or provisions, in this Guaranty is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Guaranty to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Guaranty shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of the Administrative Agent and the Lender or the holder of a Note under the remainder of this Guaranty shall continue in full force and effect.

     9. Any indebtedness of Borrower to Guarantor now or hereafter existing is hereby subordinated to the Facility Indebtedness. Guarantor will not seek, accept, or retain for Guarantor’s own account, any payment from Borrower on account of such subordinated debt at any time when a Default exists under the Credit Agreement or the Loan Documents, and any such payments to Guarantor made while any Default then exists under the Credit Agreement or the Loan Documents on account of such subordinated debt shall be collected and received by Guarantor in trust for the Lenders and shall be paid over to the Administrative Agent on behalf of the Lenders on account of the Facility Indebtedness without impairing or releasing the obligations of Guarantor hereunder.
     10. Guarantor hereby subordinates to the Facility Indebtedness any and all claims and rights, including, without limitation, subrogation rights, contribution rights, reimbursement rights and set-off rights, which Guarantor may have against Borrower arising from a payment made by Guarantor under this Guaranty and agree that, until the entire Facility Indebtedness is paid in full, not to assert or take advantage of any subrogation rights of Guarantor or the Lenders or any right of Guarantor or the Lenders to proceed against (i) Borrower for reimbursement, or (ii) any other guarantor or any collateral security or guaranty or right of offset held by the Lenders for the payment of the Facility Indebtedness and performance of the Obligations, nor shall Guarantor seek or be entitled to seek any contribution or reimbursement from Borrower or any other guarantor in respect of payments made by Guarantor hereunder. It is expressly understood that the agreements of Guarantor set forth above constitute additional and cumulative benefits given to the Lenders for their security and as an inducement for their extension of credit to Borrower.
     11. Any amounts received by a Lender from any source on account of any indebtedness may be applied by such Lender toward the payment of such indebtedness, and in such order of application, as a Lender may from time to time elect.
     12. Guarantor hereby submits to personal jurisdiction in the State of New York for the enforcement of this Guaranty and waives any and all personal rights to object to such jurisdiction for the purposes of litigation to enforce this Guaranty. Guarantor hereby consents to the jurisdiction of either the Courts of the State of New York located in New York County, New York, or the United States District Court for the Southern District of New York, in any action, suit, or proceeding which the Administrative Agent or a Lender may at any time wish to file in connection with this Guaranty or any related matter. Guarantor hereby agrees that an action, suit, or proceeding to enforce this Guaranty may be brought in any state or federal court in the State of New York and hereby waives any objection which Guarantor may have to the laying of the venue of any such action, suit, or proceeding in any such court; provided, however, that the provisions of this Paragraph shall not be deemed to preclude the Administrative Agent or a Lender from filing any such action, suit, or proceeding in any other appropriate forum.
     13. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted. Notice may be given as follows:

To Guarantor:
Developers Diversified Realty Corporation
3300 Enterprise Parkway
Beachwood, Ohio 44122

Attention: Chief Financial Officer

Telephone: (216) 755-6453
Facsimile: (216) 755-3453
With a copy to:
Developers Diversified Realty Corporation
3300 Enterprise Parkway
Beachwood, Ohio 44122

Attention: General Counsel

Telephone: (216) 755-5650
Facsimile: (216) 755-1560
To Administrative Agent :
JPMorgan Chase Bank, N.A.
383 Madison Avenue, 40th floor
New York, NY 10179
Attention: Kimberly Turner, Vice President

Telephone: (212) 622-8177
Facsimile: (646) 328 3048
With a copy to:
Bingham McCutchen LLP
One Federal Street
Boston, Massachusetts 02110
Attention: Steven M. Miklus, Esq.

Telephone: (617) 951-8364
Facsimile: (617) 951-8736
If to any other Lender, to its address set forth in the Credit Agreement.
     14. This Guaranty shall be binding upon the heirs, executors, legal and personal representatives, successors and assigns of Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders’ successors and assigns.

     15. This Guaranty shall be construed and enforced under the internal laws of the State of New York.
     16. GUARANTOR, THE ADMINISTRATIVE AGENT AND THE LENDERS, BY THEIR ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS GUARANTY AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Guarantor has delivered this Guaranty as of the date first written above.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

By:
Name:
Title:

3300 Enterprise Parkway
Beachwood, Ohio 44122
Phone: 216/755-6453
Facsimile: 216/755-3453
Attention: Chief Financial Officer

EXHIBIT N
FORM OF QUALIFIED BORROWER NOTE
October 20, 2010
     [QUALIFIED BORROWER NAME], a ________________ organized under the laws of ________________ (the “Borrower”), promises to pay to the order of JPMORGAN CHASE BANK, N.A., as Administrative Agent pursuant to the Credit Agreement described below (the “Lender”) the aggregate unpaid principal amount of all Loans made to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the office of JPMorgan Chase Bank, N.A. in New York, New York, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay remaining unpaid principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date or such earlier date as may be required under the Agreement.
     The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.
     This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Eighth Amended and Restated Credit Agreement, dated as of October 20, 2010, as amended, among the Borrower, DDR PR Ventures LLC, S.E., JPMorgan Chase Bank, N.A., individually and as Administrative Agent, and the other Lenders named therein, (as the same may be amended, modified or restated from time to time, the “Agreement”) to which Agreement, reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
     If there is a Default under the Agreement or any other Loan Document and Administrative Agent exercises the remedies provided under the Agreement and/or any of the Loan Documents for the Lenders, then in addition to all amounts recoverable by the Administrative Agent and the Lenders under such documents, Administrative Agent and the Lenders shall be entitled to receive reasonable attorneys fees and expenses incurred by Administrative Agent and the Lenders in connection with the exercise of such remedies.
     Borrower and all endorsers severally waive presentment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note, and any and all lack of diligence or delays in collection or enforcement of this Note, and expressly agree that this Note, or any payment hereunder, may be extended from time to time, and expressly consent to the release of any party liable for the obligation secured by this Note, the release of any of the security for this Note, the acceptance of any other security therefor, or any other indulgence or forbearance whatsoever, all without notice to any party and without affecting the liability of the Borrower and any endorsers hereof.

     This Note shall be governed and construed under the internal laws of the State of New York.
     BORROWER AND LENDER, BY ITS ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS NOTE OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS NOTE AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.

[QUALIFIED BORROWER NAME]

By:
Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO NOTE OF [QUALIFIED BORROWER NAME]
DATED OCTOBER 20, 2010

Maturity
	Principal	Maturity	Principal
	Amount of	of Interest	Amount	Unpaid
Date	Loan	Period	Paid	Balance

EXHIBIT O
FORM OF QUALIFIED BORROWER COMPETITIVE BID NOTE
October 20, 2010
     [QUALIFIED BORROWER NAME], a _________________ organized under the laws of the State of ___________ (the “Borrower”), promises to pay to the order of JPMORGAN CHASE BANK, N.A., as Administrative Agent pursuant to the Agreement (as hereinafter defined)(the “Lender”) the aggregate unpaid principal amount of all Competitive Bid Loans made to the Borrower pursuant to Article II of the Agreement in immediately available funds at the office of JPMorgan Chase Bank, N.A. in New York, New York, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay remaining unpaid principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date or such earlier date as may be required under the Agreement.
     The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.
     This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Eighth Amended and Restated Credit Agreement, dated as of October 20, 2010, as amended, among the Borrower, DDR PR Ventures LLC, S.E., JPMorgan Chase Bank, N.A., individually and as Administrative Agent, and the other Lenders named therein, (as the same may be amended, modified or restated from time to time, the “Agreement”) to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
     If there is a Default under the Agreement or any other Loan Document and Administrative Agent exercises the remedies provided under the Agreement and/or any of the Loan Documents for the Lenders, then in addition to all amounts recoverable by the Administrative Agent and the Lenders under such documents, Administrative Agent and the Lenders shall be entitled to receive reasonable attorneys fees and expenses incurred by Administrative Agent and the Lenders in connection with the exercise of such remedies.
     Borrower and all endorsers severally waive presentment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note, and any and all lack of diligence or delays in collection or enforcement of this Note, and expressly agree that this Note, or any payment hereunder, may be extended from time to time, and expressly consent to the release of any party liable for the obligation secured by this Note, the release of any of the security for this Note, the acceptance of any other security therefor, or any other indulgence or forbearance whatsoever, all without notice to any party and without affecting the liability of the Borrower and any endorsers hereof.

     This Note shall be governed and construed under the internal laws of the State of New York.
     BORROWER AND LENDER, BY ITS ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS NOTE OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS NOTE AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.

[QUALIFIED BORROWER NAME]

By:
Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO NOTE OF [QUALIFIED BORROWER NAME]
DATED OCTOBER 20, 2010

Maturity
	Principal	Maturity	Principal
	Amount of	of Interest	Amount	Unpaid	Applicable
Date	Loan	Period	Paid	Balance	Interest Rate

Schedule 1
Commitments

	Domestic Revolving	Global Revolving
Lender	Commitment	Commitment	Total
JPMorgan Chase Bank, N.A.	$73,684,210.52	$26,315,789.48	$100,000,000.00
Wells Fargo Bank, N.A.	73,684,210.52	26,315,789.48	100,000,000.00
Deutsche Bank AG New York Branch	55,263,157.89	14,736,842.11	70,000,000.00
U.S. Bank National Association	51,315,789.47	13,684,210.53	65,000,000.00
The Bank of Nova Scotia	51,315,789.47	13,684,210.53	65,000,000.00
Bank of America, N.A.	47,368,421.05	12,631,578.95	60,000,000.00
RBS Citizens, N.A. dba Charter One	35,526,315.79	9,473,684.21	45,000,000.00
Morgan Stanley Bank, N.A.	31,578,947.37	8,421,052.63	40,000,000.00
The Bank of New York Mellon	31,578,947.37	8,421,052.63	40,000,000.00
ING Real Estate Finance (USA) LLC	31,578,947.37	8,421,052.63	40,000,000.00
UBS AG, Stamford Branch	31,578,947.37	8,421,052.63	40,000,000.00
Citicorp North America, Inc.	31,578,947.37	8,421,052.63	40,000,000.00
Goldman Sachs Bank USA	31,578,947.37	8,421,052.63	40,000,000.00
Regions Bank	40,000,000.00	0.00	40,000,000.00
Royal Bank of Canada	31,578,947.37	8,421,052.63	40,000,000.00
KeyBank, N.A.	19,736,842.11	5,263,157.89	25,000,000.00
PNC Bank, N.A.	19,736,842.11	5,263,157.89	25,000,000.00
Huntington National Bank	19,736,842.11	5,263,157.89	25,000,000.00
Sumitomo Mitsui Banking Corporation	19,736,842.11	5,263,157.89	25,000,000.00
The Northern Trust Company	11,842,105.26	3,157,894.74	15,000,000.00
First Tennessee Bank National Association	10,000,000.00	0.00	10,000,000.00

Total	$750,000,000.00	$200,000,000.00	$950,000,000.00

Schedule 2
Matters Affecting Ownership of Properties
None.

Schedule 3
Litigation and Guarantee Obligations
Coventry:
Developers Diversified Realty Corporation, an Ohio corporation (the “Company”), is a party to various joint ventures with Coventry Real Estate Fund II, L.L.C. and Coventry Fund II Parallel Fund, L.L.C., which funds are advised and managed by, Coventry Real Estate Advisors L.L.C., (collectively, the “Coventry II Fund”) through which 11 existing or proposed retail properties, along with a portfolio of former Service Merchandise locations, were acquired at various times from 2003 through 2006. The properties were acquired by the joint ventures as value-add investments, with major renovation and/or ground-up development contemplated for many of the properties. The Company is generally responsible for day-to-day management of the retail properties. On November 4, 2009, Coventry Real Estate Advisors L.L.C., Coventry Real Estate Fund II, L.L.C. and Coventry Fund II Parallel Fund, L.L.C. (collectively, “Coventry”) filed suit against the Company and certain of its affiliates and officers in the Supreme Court of the State of New York, County of New York. The complaint alleges that the Company: (i) breached contractual obligations under a co-investment agreement and various joint venture limited liability company agreements, project development agreements and management and leasing agreements, (ii) breached its fiduciary duties as a member of various limited liability companies, (iii) fraudulently induced the plaintiffs to enter into certain agreements and (iv) made certain material misrepresentations. The complaint also requests that a general release made by Coventry in favor of the Company in connection with one of the joint venture properties should be voided on the grounds of economic duress. The complaint seeks compensatory and consequential damages in an amount not less than $500 million as well as punitive damages. In response, the Company filed a motion to dismiss the complaint or, in the alternative, to sever the plaintiffs’ claims. In June 2010, the court granted in part and denied in part the Company’s motion. Coventry has filed a notice of appeal regarding that portion of the motion granted by the court.
The Company believes that the allegations in the lawsuit are without merit and that it has strong defenses against this lawsuit. The Company will vigorously defend itself against the allegations contained in the complaint. This lawsuit is subject to the uncertainties inherent in the litigation process and, therefore, no assurance can be given as to its ultimate outcome. However, based on the information presently available to the Company, the Company does not expect that the ultimate resolution of this lawsuit will have a material adverse effect on the Company’s financial condition, results of operations or cash flows.
On November 18, 2009, the Company filed a complaint against Coventry in the Court of Common Pleas, Cuyahoga County, Ohio, seeking, among other things, a temporary restraining order enjoining Coventry from terminating “for cause” the management agreements between the Company and the various joint ventures because the Company believes that requisite conduct in a “for-cause” termination (i.e., fraud or willful misconduct committed by an executive of the Company at the level of at least senior vice president) did not occur. The court heard testimony in support of the Company’s motion (and Coventry’s opposition) and on December 4, 2009 issued a ruling in the Company’s favor. Specifically, the court issued a temporary restraining order enjoining Coventry from terminating the Company as property manager “for cause.” The court found that the Company was likely to succeed on the merits, that immediate and irreparable injury, loss or damage would result to the Company in the absence of such restraint, and that the balance of equities favored injunctive relief in the Company’s favor. A trial on the Company’s request for a permanent injunction is currently scheduled in January 2011. The temporary restraining order will remain in effect until the trial. Due to the inherent uncertainties of the litigation process, no assurance can be given as to the ultimate outcome of this action.
Long Beach:
The Company is also a party to litigation filed in November 2006 by a tenant in a Company property located in Long Beach, California. The tenant filed suit against the Company and certain affiliates, claiming the Company and its affiliates failed to provide adequate valet parking at the property pursuant to the terms of the lease with the tenant. After a six-week trial, the jury returned a verdict in October 2008, finding the Company liable for compensatory damages in the amount of approximately $7.8 million. In addition, the trial court awarded the tenant attorney’s fees and expenses in the amount of approximately $1.5 million. The Company filed motions for a new trial and for judgment notwithstanding the verdict, both of which were denied. The Company strongly disagrees with the verdict, as well as the denial of the post-trial motions. As a result, the Company appealed the verdict. In July 2010, the Court of Appeals entered an order affirming the jury verdict. The Company is currently reviewing its options with regard to any further opportunities to appeal the verdict.

Schedule 4
Intentionally Omitted

SCHEDULE 5
Qualified Borrower Requirements
1.	Certificate of good standing for the Qualified Borrower from its State of Organization, certified by the appropriate governmental officer and dated not more than thirty (30) days prior to such entity becoming a Qualified Borrower;
2.	Copies of the formation documents (including code of regulations, if appropriate) of the Qualified Borrower certified by an officer of the Qualified Borrower, as appropriate, together with all amendments thereto;
3.	Incumbency certificates, executed by officers of the Qualified Borrower, which shall identify by name and title and bear the signature of the Persons authorized to sign the Loan Documents and to make borrowings hereunder on behalf of the Qualified Borrower, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Qualified Borrower (or the Borrower on its behalf);
4.	Copies, certified by a Secretary or an Assistant Secretary of the Qualified Borrower, of the Board of Directors’ resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for any Lender) authorizing the Borrowings provided for herein, with respect to the Qualified Borrower, and the execution, delivery and performance of the Loan Documents to be executed and delivered by the Qualified Borrower;
5.	A written opinion of the Qualified Borrower’s and Borrower’s counsel, addressed to the Lenders in such form as the Administrative Agent may reasonably approve;
6.	UCC financing statement, judgment, and tax lien searches with respect to the Qualified Borrower from the State of Ohio and if different, its State of Organization;
7.	Written money transfer instructions, in substantially the form of Exhibit E to the Credit Agreement hereto, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested;
8.	Such other documents as any Lender or its counsel may have reasonably requested, the form and substance of which documents shall be reasonably acceptable to the parties and their respective counsel.

Schedule FGL
Groundleases

SITE	LOCATION
Guilford Commons	Guilford, CT
Morris Corners	Springfield, MO
Barboursville Center/Office Max	Barboursville, WV
Woodstock Place	Woodstock, GA
Burlington Plaza	Amherst, NY
Cook’s Corner	Brunswick, ME
1000 Van Ness	San Francisco, CA
Kmart Shopping Center	Brandon, FL
The Pike at Rainbow Harbor	Long Beach, CA
Home Depot Plaza	West Seneca, NY
McKinley Milestrip/Home Depot	Hamburg, NY
McKinley Milestrip/BJ’s	Hamburg, NY
Oleander Shopping Center	Wilmington, NC
Rite Aid (Peach Street)/Eckerd #6257	Erie, PA
Rite Aid/Eckerd #5786	Dunkirk, NY
Johnson City Marketplace	Johnson City, TN
The Shoppes at Elm Way Farms	Norwood, MA
River Oaks SC (MRV)	Valencia, CA
Grandville Marketplace	Grandville, MI
Shoppers World of Brookfield	Brookfield, WI
Riverdale Village-Inner (Lease One)	Coon Rapids, MN
Riverdale Village-Inner (Lease Two)	Coon Rapids, MN